                                                                Exhibit 99.4



                 SUBJECT TO COMPLETION, DATED MARCH 11, 2004


  * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
  * The information in this prospectus supplement is not complete and may *
  * be changed. This prospectus supplement is not an offer to sell these  *
  * securities and is not soliciting an offer to buy these securities in  *
  * any state where the offer or sale is not permitted.                   *
  * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 29, 2003)

                              3,000,000 SHARES

                           [Gardner Denver logo]

                                COMMON STOCK

     We are offering 3,000,000 shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol "GDI." On March 8, 2004, the last reported sale price of our common stock was $27.88 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT BEFORE PURCHASING OUR COMMON STOCK.

===============================================================================
                                            PER SHARE                  TOTAL
Public Offering Price                      $                       $
Underwriting Discount                      $                       $
Proceeds, Before Expenses, to Us           $                       $
-------------------------------------------------------------------------------

     The underwriters may also purchase up to an additional 450,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover any over-allotments.

Delivery of the shares will be made on or about March     , 2004.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BEAR, STEARNS & CO. INC.
              ROBERT W. BAIRD & CO.
                            MCDONALD INVESTMENTS INC.
                                          MORGAN JOSEPH & CO. INC.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS       , 2004.

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                            [GARDNER DENVER LOGO]


                                  [PHOTO]

[PHOTO]   GENERAL PLANT AIR

          The eXact RPM(R) series of rotary screw compressors combines variable speed technology and key features industrial customers demand from a compressed air or "fourth utility" provider.


                                                PET BOTTLE BLOWING   [PHOTO]

          The Belliss & Morcom(R) direct-drive reciprocating compressor provides reliable oil-free air at low cost, making it ideal for the PET container blowing industry.


[PHOTO]   MEDICAL AND DENTAL

          Advanced design features and oil-less air technology have made the PureAir(R) OF compressor a proven choice for hospital, dental, laboratory and research facilities.


                                     AUTOMOTIVE SERVICE AND RENTAL   [PHOTO]

          Used by many national automotive service franchises, Champion(R) and Gardner Denver(R) reciprocating compressors produce the air used by pneumatic tools, vehicle lifts, fluid dispensing systems and tire mounting equipment.


[PHOTO]   LOCOMOTIVE BRAKING AND AIR SYSTEMS

          Gardner Denver is a major supplier of reciprocating compressors for installation on locomotives to produce air for the braking system, horn and instrumentation.


                                                   FLUID TRANSPORT   [PHOTO]

          The compact and lightweight Drum(R) oil-free rotary vane blower pressurizes road transport vehicles to discharge fluids into storage tanks or process lines more quickly.

[PHOTO]   PNEUMATIC CONVEYING

          Pneumatic conveying systems, used to unload rail cars or transfer and blend raw materials during the production of plastics, concrete, cereals and foodstuffs, are powered by Sutorbilt(R), DuroFlow(R) and CycloBlower(R) positive displacement blowers.


                                    WATER AND WASTEWATER TREATMENT   [PHOTO]

          Gardner Denver(R) multistage centrifugal blowers facilitate aerobic digestion, the process of supplying oxygen to support microorganisms that digest and remove unwanted contaminants from wastewater.


[PHOTO]   FLUID TRANSFER

          Designed and manufactured to meet specific applications, Emco Wheaton(R) loading arms move fluids such as petroleum products, chemicals and foodstuffs on and off of ships, railcars and road transport vehicles.


                                             WELL AND SITE SERVICE   [PHOTO]

          Gardner Denver offers a wide range of piston and plunger pumps used in oil and gas well servicing applications such as fracturing, cementing and workover.


[PHOTO]   OIL AND GAS DRILLING

          Gardner Denver(R) mud pumps are designed to economically perform continuous downwhole cleaning, cooling and lubricating during the drilling process.


                                  SURFACE CLEANING AND PREPARATION   [PHOTO]

          Gardner Denver Water Jetting Systems offers a comprehensive line of high pressure water blaster packages, designed specifically for surface stripping and preparation on numerous applications from bridges and ships to airport runways.

                      ABOUT THIS PROSPECTUS SUPPLEMENT

     THIS DOCUMENT IS IN TWO PARTS. THE FIRST PART IS THIS PROSPECTUS SUPPLEMENT, WHICH DESCRIBES THE TERMS OF THIS OFFERING AND ALSO ADDS TO AND UPDATES INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE. THE SECOND PART IS THE ACCOMPANYING PROSPECTUS, WHICH PROVIDES FURTHER INFORMATION, SOME OF WHICH MAY NOT APPLY SPECIFICALLY TO THIS OFFERING. GENERALLY, WHEN WE REFER TO THIS "PROSPECTUS," WE ARE REFERRING TO BOTH DOCUMENTS. REFERENCES TO THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS ALSO INCLUDE THE INFORMATION CONTAINED IN DOCUMENTS INCORPORATED BY REFERENCE. TO THE EXTENT THAT INFORMATION APPEARING IN A LATER DOCUMENT IS INCONSISTENT WITH PRIOR INFORMATION, THE LATER STATEMENT WILL CONTROL. IF THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH THE PROSPECTUS, YOU SHOULD RELY ON THIS PROSPECTUS SUPPLEMENT.

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES, REGARDLESS OF TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

     Unless this prospectus supplement indicates otherwise or the context otherwise requires, references to "we," "our," "us," the "Company," or "Gardner Denver" are to Gardner Denver, Inc., its subsidiaries and their predecessors. References to "Syltone" are to Syltone plc. Service marks, trademarks and/or trade names and related designs or logo types owned by us or our subsidiaries are shown in italics.


                                    S-i

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                         FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus and documents we incorporate by reference into this prospectus supplement and accompanying prospectus contain statements that do not directly or exclusively relate to historical facts. Such statements are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

     The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements:

         o our ability to maintain and to enter into key purchasing, supply and outsourcing relationships;

         o our ability to effectively manage the transition of iron casting supply to alternate sources and the skill, commitment and availability of such alternate sources;

         o our ability to identify, negotiate and complete future acquisitions;

         o the speed with which we are able to integrate acquisitions and realize the related financial benefits;

         o the successful implementation of other strategic initiatives, including, without limitation, restructuring plans, inventory reduction programs and other cost reduction efforts;

         o the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for our petroleum products;

         o changes in domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for our compressed air products;

         o    pricing of our products;

         o the degree to which we are able to penetrate niche and international markets;

         o changes in currency exchange rates (primarily among the U.S. dollar, the euro and the British pound);

         o    changes in interest rates;

         o our ability to attract and retain quality management personnel;

         o market performance of our pension plan assets and changes in discount rates used for actuarial assumptions in our pension and other postretirement obligation and expense calculations;

         o our continued abilityto effectively manage and defend litigation matters pending, or asserted in the future, against us;

         o    the development and acceptance of our new product offerings;
              and

         o the continued successful implementation and utilization of our electronic services.

     We do not undertake, and hereby disclaim, any duty to update these forward-looking statements, even though our situation and circumstances may change in the future.


                                    S-ii

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                          MARKET AND INDUSTRY DATA

     Some of the market and industry data and other statistical information used throughout this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above. Although we believe these sources to be reliable, we have not independently verified the information and cannot guarantee its accuracy or completeness.




                                   S-iii

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                   (This page intentionally left blank.)



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                        PROSPECTUS SUPPLEMENT SUMMARY

     This summary may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein, including the consolidated financial statements and related notes and other financial data, before making an investment decision. This summary includes a discussion of our acquisition of Syltone plc under " - Recent Developments" but does not otherwise reflect the effect of the Syltone acquisition. Financial information relating to Syltone is reported in British pounds. Where Syltone financial information is presented in U.S. dollars, we have converted such information from British pounds. The Syltone financial information included in this prospectus supplement was prepared in accordance with the accounting principles generally accepted in the United Kingdom unless otherwise specified.

                                 OUR COMPANY

     We are a leading designer, manufacturer and marketer of highly engineered stationary air compressors and blowers and reciprocating pumps. Our products primarily are used to move fluids, gases or solids through the application of pressure, or other mechanical influences, often in highly demanding applications or environments. Our compressors and blowers are used in a broad range of industrial applications, and our reciprocating pumps are used primarily in oil and natural gas well drilling, servicing and production and in water jetting systems. We report our results of operations through two segments, Compressed Air Products and Pump Products, which represented approximately 84% and 16% of our 2003 revenues, respectively. Our history dates back to 1859 when Robert Gardner redesigned the fly-ball governor to provide speed control for steam engines. For the fiscal year ended December 31, 2003, we had revenues of $439.5 million, EBITDA of $49.7 million and net income of $20.6 million.

     We sell our products and services globally to customers in diverse industries around the world. The following charts show the percentage of revenues generated in 2003 by industries served and by geographic regions.

            INDUSTRIES SERVED
                 [GRAPH]

Industrial/Manufacturing            31%
Energy                              19%
Food Processing                     13%
Automotive Services                  9%
Transportation                       9%
Water Treatment                      9%
Chemical                             4%
Medical/Healthcare                   2%
Other                                4%

          GEOGRAPHIC REGIONS
                [GRAPH]

United States                       58%
Europe                              22%
Asia                                 9%
Canada                               6%
Latin America                        4%
Other                                1%

     The majority of our products are marketed through our global network of over 1,000 independent distributors and representatives, many of whom sell our products exclusively. We offer our distributors access to one of the broadest product lines in our served markets. In addition, we provide our distributors with sales and product literature, technical assistance and training programs, advertising and sales promotions, order-entry and tracking systems and an annual restocking program. Our distributors maintain an inventory of complete units and parts and provide aftermarket service to end-users. We service original equipment manufacturers ("OEMs") and engineering firms through our direct sales force

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as these customers typically require higher levels of technical assistance, more coordinated shipment scheduling and more complex product service than customers of our less specialized products.

     We have an extensive installed base of equipment for which we supply replacement parts and repair services. Our aftermarket parts and service businesses provide us with a recurring source of revenues with attractive margins. Our aftermarket businesses also allow us to be in frequent contact with customers, enabling us to provide enhanced customer service and product information, which often generates additional sales of new products. We estimate that aftermarket parts and services represented approximately one-third of our revenues in 2003.

                            OUR BUSINESS SEGMENTS

     We report our results of operations through two segments: Compressed Air Products and Pump Products.

     COMPRESSED AIR PRODUCTS. Our Compressed Air Products segment designs, manufactures, markets and services the following products and related aftermarket parts for industrial and commercial applications: rotary screw, reciprocating, sliding vane and centrifugal compressors, and positive displacement and centrifugal blowers. Compressors are used in applications that require high-pressure air, while blowers are used when higher-volume, low-pressure air or vacuums are needed in an application. Stationary air compressors are used primarily in manufacturing, process applications and materials handling, and to power air tools and equipment. Blowers are used primarily in pneumatic conveying, wastewater aeration and engineered vacuum systems. In general, our standard compressors and blowers are sold through distributors or directly to OEMs, while our more specialized products and those designed for a specific application are sold through independent representatives or directly to end-users.

     PUMP PRODUCTS. Our Pump Products segment designs, manufactures, markets and services reciprocating pumps, water jetting systems and related aftermarket parts used in oil and natural gas well drilling, servicing and production, and industrial cleaning and maintenance. Most of our pump products are sold directly to end-users or to packagers. Packagers are customers that combine our products with ancillary products before they are sold to end-users.

                          OUR COMPETITIVE STRENGTHS

     MARKET LEADERSHIP POSITIONS. We believe we are the second largest manufacturer of compressed air products in the United States and the third largest in the world, as measured by revenues. We believe we are one of the two largest manufacturers of oil and natural gas well servicing pumps in the world. We also believe we are one of the two largest manufacturers of oil and natural gas well drilling pumps in the world. We have achieved our leadership positions through our commitment to product innovation and quality, our well-developed distribution channels and our strategic acquisitions. We believe that, as a market leader, we have greater access to distributors and are more likely to be specified as a supplier when our target customers develop new requirements.

     BRAND NAME RECOGNITION. Our products are marketed under a variety of well-known brand names in our industries served, including: Gardner Denver compressors, blowers and pumps, Champion compressors, Belliss & Morcom compressors, Tamrotor compressors, Sutorbilt blowers, DuroFlow blowers, Hoffman blowers, Lamson blowers, Partek water jetting pumps and Liqua-Blaster water jet pumping systems. Each of these brands enjoys a strong reputation in its market segment built over many years. We believe that the strength of these brand names helps reduce the importance of price as a competitive factor and provides a measure of built-in demand when we introduce new products.

     STRONG DISTRIBUTION NETWORK AND OEM ALLIANCES. We offer our customers one of the industry's broadest selections of high quality products and services. As a result, we have been able to establish strong customer relationships with several key OEMs and exclusive supply arrangements with many of

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our distributors. These relationships strengthen our market position, facilitate our sales efforts and provide a valuable conduit for feedback when developing new products.

     LARGE INSTALLED EQUIPMENT BASE. We have maintained strong positions in our market segments over a number of years, which has allowed us to establish a large base of installed equipment. For most of the products in our installed base, a significant portion of total lifecycle cost consists of replacement parts and maintenance. Therefore, our installed base provides us with a recurring source of aftermarket revenues, typically with attractive margins. Additionally, we believe that when our customers replace existing equipment they prefer to do so with equipment of the same type or brand to avoid incremental costs relating to training, operations and maintenance. As a result, we believe that our large installed base also provides a source of new product revenues.

     BROAD AND DIVERSE PRODUCT AND CUSTOMER BASE. We have a product-driven strategy that is based on our core competencies of manufacturing compressed air and pump equipment. As a result, we have developed products and services for an extensive array of applications that we market globally to a diverse group of industries and customers. In 2003, no customer represented more than 3% of our total revenues. We believe that our diversity of products and customers reduces our dependence on any particular geographic or served industry segment. Additionally, we believe that our presence in many different industries generates greater brand awareness and facilitates the development and introduction of new products.

     STRONG CASH FLOW FROM OPERATIONS. Since becoming an independent company, we have increased our annual cash flow from operations from $17.5 million in 1994 to $46.3 million in 2003. We have achieved this through growth in revenues and earnings and by aggressively managing working capital and controlling expenses on an ongoing basis throughout our organization. Our strong cash flow from operations provides us with the financial flexibility to pursue acquisitions and internal investments.

     EXPERIENCED MANAGEMENT TEAM. Our senior management team has significant experience, averaging more than 10 years with us and more than 20 years in manufacturing. In addition, this team has substantial experience in identifying, structuring and integrating acquisitions, supply chain management programs and lean manufacturing techniques, all of which are important to our long-term growth.

     STRONG CORPORATE GOVERNANCE. We believe that our corporate culture is based on strong corporate governance and a commitment to stockholder accountability. Six of our seven Board members are non-employee directors and our senior executives are required to maintain meaningful holdings of our common stock. We believe our culture and operating performance have been and will continue to be enhanced by our strong corporate governance.

                            OUR BUSINESS STRATEGY

     REDUCE COSTS. We continually seek to increase our efficiency and improve margins in existing and acquired lines of business through the implementation of cost reduction initiatives. The areas we are focusing on include:

     o Lean manufacturing techniques. We have implemented lean manufacturing programs at all of our facilities, which translate directly into lower-cost manufacturing, shorter lead times, better quality and reduced inventory investment. Examples of lean manufacturing initiatives include reconfiguring production workspaces into a cellular format to improve labor productivity and reducing production lot sizes to decrease work-in-progress inventory and increase manufacturing throughput. As a result of our lean manufacturing efforts, we have freed more than 300,000 square feet of manufacturing and office space, which has enabled us to consolidate newly acquired operations into existing facilities. Our lean manufacturing techniques have also facilitated better communications and problem resolution among production personnel and reduced the likelihood of errors. As we have implemented lean techniques, we have developed an internal "lean council" to ensure that our best manufacturing practices are extended throughout

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         our organization. We also have gone beyond internal implementation by partnering with suppliers to achieve additional efficiencies in the supply chain.

     o Purchasing and sourcing. Throughout our organization, we have formed purchasing teams tasked with identifying the most cost-effective way to source and manufacture our products. Our purchasing teams seek to reduce basic material costs by identifying the best-value suppliers, implementing global sourcing strategies and working with our manufacturing and engineering personnel to identify less expensive manufacturing input alternatives. Our purchasing teams also review non-critical product components, such as liners and valves, to determine whether it is more cost-effective to manufacture or outsource such products.

     o Capital investments. We evaluate capital expenditures based on the ability of the investment to generate adequate returns by increasing our operating efficiency and flexibility, expanding production capacity and increasing product quality. In a challenging operating environment, we continued to invest capital, including $12.0 million spent in 2003 and $13.6 million spent in 2002. For example, we invested in a number of flexible machining centers that reduced labor and setup expenses and improved product lead time by automatically and simultaneously performing multiple complex tasks. We believe that our ongoing capital investments have positioned us to take full advantage of any economic recovery.

     PURSUE INTERNATIONAL MARKETS. In 2003, we generated 42% of our revenues in international markets. We believe international markets continue to offer attractive growth opportunities. Between 1994 and 2003, our revenues from international sales grew at a compound annual growth rate of 20%. The growth of our non-U.S. revenues and our improved market position in Europe and Asia are a result of successful acquisitions and the expansion of our distribution channels. We sell through distributors and representatives in more than 20 countries and have manufacturing facilities in Finland, the United Kingdom (the "U.K."), Germany and Canada. We are a leader in utilizing independent, full-service distributors to sell products in Europe. On January 2, 2004, we completed our acquisition of Syltone, a United Kingdom-based company which designs, manufactures, sells and services specialty equipment for the transportation and fluid transfer industries. We expect the acquisition to increase our manufacturing capabilities and distribution channels throughout the world, particularly in Europe. In addition to our Syltone acquisition, we are increasing our global sourcing and extending our sales through new distributor relationships in China and South America. In 2004, we also plan to open a facility in China that assembles and packages our compressors and blowers to serve growing demand in Asian markets.

     ACCELERATE NEW PRODUCT DEVELOPMENT. As a leader in our industry, we consistently develop new products and enhance existing products to meet the evolving demands of our customers, as well as to enter into new markets and reduce costs. We have implemented formal processes that coordinate research, development and engineering activity with feedback from distributors, end-users and suppliers. We believe that these processes can accelerate the product development cycle by up to 50% and reduce the time to market for new products. For example, we recently introduced a two stage oil-free compressor which provides air for applications that cannot tolerate oil in the compression process such as semiconductor and pharmaceutical manufacturing and food and beverage processing. This product was introduced in approximately six months, which we estimate is half the time that would have been required to develop a product of this type prior to implementing our new processes. We intend to continue to leverage our engineering capabilities to design and develop new products in response to customers' needs.

     MANUFACTURE PROPRIETARY PRODUCTS. We seek to differentiate our products from those of our competitors by developing proprietary products that offer superior performance at the lowest total life cycle cost. We also reengineer products and develop new controls and other product functionalities to improve their key performance characteristics. We believe that commodity-like products, such as consumer-grade air compressors, are more susceptible to pricing pressure and are more likely to dilute

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brand equity. Conversely, we believe that our proprietary products enhance our brand names, provide value to customers and build customer loyalty, allowing us to increase market share and achieve premium pricing.

     EMBRACE NEW TECHNOLOGIES. We continue to embrace new technologies to increase efficiency and better serve our distributors, OEM customers and end-users. In addition to expanding our distribution channels across the globe, we are employing web-based tools to more efficiently meet the information needs of our customers and help secure sales for our distributors. Our e-commerce website is designed to communicate the breadth and benefits of our product offerings directly to end-users anywhere in the world. We are utilizing our computer systems and Internet technology to allow our business partners immediate and continuous access to sales and technical literature, order processing and tracking, and service and warranty information. We are also linking these ordering systems directly to our manufacturing facilities to reduce order processing paperwork, lead times and the amount of working capital employed.

     PURSUE STRATEGIC ACQUISITIONS. We believe that our acquisition and integration expertise is a critical element for the successful implementation of our strategic growth and profitability initiatives. Since our spin-off from Cooper Industries, Inc. in 1994, we have acquired and successfully integrated 15 businesses prior to the Syltone acquisition. We believe that our industry is relatively fragmented and offers opportunities to grow our business by acquiring companies that complement or expand our product offerings, distribution capabilities and geographic presence. As acquired companies are integrated, we rationalize manufacturing capacity, product lines and distribution channels to maximize our returns. For example, in September 2001, we acquired Hoffman Air and Filtration Systems, a manufacturer of centrifugal blowers. We relocated manufacturing to an existing facility where we already manufactured centrifugal blowers, and streamlined our sales representative network and product offering. Syltone is another example of the type of synergistic acquisition we seek. We believe Syltone will improve our access to bulk transportation customers in Europe by strengthening our distribution and service networks and enhancing the breadth and quality of our products utilized for liquid bulk material applications. It will also allow us to better leverage manufacturing, marketing, purchasing and aftermarket resources.

                                OUR INDUSTRY

     Our Compressed Air Product segment competes in a worldwide market for compressed air products and services which we estimate to be in excess of $5 billion per year in sales. Our Pump Product segment competes in a worldwide market for pump products which we estimate to be in excess of $22 billion per year in sales. Our reciprocating pumps compete for approximately $2 billion of that market. Products in both of these markets are sold to a diverse group of customers across a wide range of industries.

     Competition in our markets is generally robust and is based on product quality, performance, price and availability. The relative importance of each of these factors varies depending on the specific type of product. Given the potential for equipment failures to cause expensive operational disruption, our customers generally view quality and reliability as critical factors in their equipment purchasing decision. The required frequency of maintenance is highly variable based on the type of equipment and application.

     Although there are a few large manufacturers of compressed air products, the marketplace for these products remains highly fragmented due to the wide variety of product technologies, applications and selling channels. The marketplace for pumps, although dominated by a few multinational manufacturers with a broad product offering, is still highly fragmented, as the ten largest pump manufacturers account for only approximately 40% of annual industry sales. Because we are currently focused on pumps used in oil and natural gas drilling, servicing and production, we do not typically compete directly with the major full-line manufacturers. However, competition in the market segment for oil and natural gas pumps is much more concentrated than in the market for pumps generally.

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                             RECENT DEVELOPMENTS

     On January 2, 2004, we effectively acquired Syltone, previously a publicly traded company listed on the London Stock Exchange. The purchase price of (pounds)61.2 million including assumed bank debt (net of cash acquired) was paid in the form of cash ((pounds)43.1 million), new loan notes ((pounds)5.2 million) and the assumption of Syltone's existing bank debt, net of cash ((pounds)12.9 million). We financed the cash portion of the acquisition with drawings under our existing revolving credit line and cash reserves. Syltone generated revenues and operating profit (in accordance with accounting principles generally accepted in the United Kingdom) of (pounds)84.4 million and (pounds)6.3 million, respectively for the twelve months ended September 30, 2003.

     Syltone is one of the world's largest manufacturers of equipment used for loading and unloading liquid and dry bulk products on commercial transportation vehicles. This equipment includes compressors, blowers and other ancillary products that are complementary to our product line. Syltone is also one of the world's largest manufacturers of fluid transfer equipment (including loading arms, swivel joints, couplers and valves) used to load and unload ships, tank trucks and rail cars.

     Syltone markets its transportation-related products under the Drum, Emco Wheaton, Perolo, Priestman, Sam System, Webster and AirDrive brand names through a network of independent distributors in the United States and Europe and through company-owned fitting shops around the world. Fitting shops are facilities where Syltone installs its manufactured components and other accessories onto commercial vehicles and also provides aftermarket support. Syltone markets its loading arms under the Emco Wheaton and Perolo brand names directly to end users and through distribution.

     The acquisition of Syltone strengthens our position, particularly in Europe, as the leading global provider of bulk handling solutions for the commercial transportation industry. Syltone's emphasis on systems-oriented handling solutions expands our product offering and manufacturing capabilities and provides incremental growth opportunities. In addition, Syltone's installation and aftermarket capabilities are expected to strengthen our distribution and service networks. Through the acquisition of Syltone, Gardner Denver expands its product lines to include loading arms. We view loading arms as an attractive market segment given its stability in developed regions where product demand is driven primarily by replacement activity, and its growth potential in emerging economies that are expanding their transportation infrastructure.

     The following charts reflect our consolidated revenue mix by industries served and geographic regions for 2003 on a combined basis as if Syltone had been acquired at the beginning of 2003.

      COMBINED - INDUSTRIES SERVED
                 [GRAPH]

Industrial/Manufacturing            25%
Transportation                      24%
Energy                              19%
Food Processing                     10%
Automotive Services                  7%
Water Treatment                      7%
Chemical                             4%
Medical/Healthcare                   1%
Other                                3%

      COMBINED - GEOGRAPHIC REGIONS
                 [GRAPH]

United States                       48%
Europe                              32%
Asia                                 9%
Canada                               5%
Latin America                        4%
Other                                2%


                               --------------


     Our principal executive offices are located at 1800 Gardner Expressway, Quincy, Illinois 62305, and our telephone number is (217) 222-5400. Our website address is www.gardnerdenver.com. Information contained on our website does not constitute part of this prospectus supplement.

                                THE OFFERING

Issuer ...................................... Gardner Denver, Inc.

Common stock offered......................... 3,000,000 shares of common stock, par value $0.01 per share.

Common stock outstanding after this
   offering ................................. 19,251,601 shares.

Use of proceeds ............................. We estimate that the net proceeds of this offering will be $78.9
                                              million ($90.8 million if the
                                              underwriters exercise their
                                              over-allotment option in full).
                                              We expect to use the net
                                              proceeds from the sale of our
                                              common stock in this offering
                                              for general corporate purposes,
                                              which may include repayment of
                                              outstanding debt and financing
                                              future acquisitions.

Risk factors................................. You should carefully consider all of the information set forth
                                              in this prospectus supplement
                                              and the accompanying prospectus
                                              and, in particular, should
                                              evaluate the specific factors
                                              set forth under "Risk Factors"
                                              in deciding whether to invest in
                                              shares of the common stock.

Dividend policy.............................. We have not paid cash dividends in 2002 or 2003 and we do not
                                              expect to pay cash dividends in
                                              2004.

New York Stock Exchange symbol............... GDI

Over-allotment option ....................... We have granted the underwriters a 30-day option to purchase from
                                              us, from time to time, up to an
                                              additional 450,000 shares of our
                                              common stock to cover any
                                              over-allotments.

     The number of shares of our common stock to be outstanding after this offering is based on our shares outstanding as of March 8, 2004, as adjusted for the 3,000,000 shares offered by this prospectus supplement. It excludes:

     o Up to 450,000 shares issuable by us if the underwriters exercise their over-allotment option in full;

     o 1,874,319 shares reserved for issuance under our existing stock incentive plans, including 1,535,387 shares issuable upon exercise of options outstanding as of that date at a weighted average exercise price of $18.99 per share;

     o 264,603 shares reserved for issuance under our employee stock purchase plan; and

     o 336,418 shares reserved for issuance under our retirement savings plan.

     Except as otherwise noted in this prospectus supplement, we have assumed that the underwriters will not exercise their over-allotment option.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The summary historical consolidated financial information shown below is as of and for each of the years ended December 31, 2001, 2002 and 2003. The information for the three years ended December 31, 2001, 2002 and 2003 is derived from our consolidated financial statements for such years, which are included herein beginning on page F-1.

     The table below also sets forth unaudited pro forma information after giving effect to the Syltone acquisition. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2003 is presented as if the transaction had taken place on January 1, 2003. The unaudited pro forma consolidated balance sheet data is presented as if the transaction had been completed on December 31, 2003.

     You should read this information in conjunction with the information under "Unaudited Pro Forma Consolidated Financial Statements" and related notes thereto, "Selected Consolidated Financial Information" and the respective consolidated financial statements and accompanying notes of the Company and Syltone included elsewhere in this prospectus supplement. Our consolidated financial statements for the years ended December 31, 2002 and 2003 have been audited by KPMG LLP, independent auditors. Our consolidated financial statements for the year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent auditors.

                                                                   YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                                                                         PRO FORMA
                                                                                                         UNAUDITED
                                                            2001            2002            2003            2003
                                                       -------------   -------------   -------------   -------------
                                                                  (in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
   Revenues..........................................   $  419,770      $  418,158      $  439,530      $  570,079
   Costs and expenses:
    Cost of sales (excluding depreciation and
      amortization)..................................      294,249         289,631         307,753         391,396
    Depreciation and amortization (1)................       17,567          14,139          14,566          19,918
    Selling and administrative expenses..............       69,678          79,400          85,326         120,659
    Interest expense.................................        6,796           6,365           4,748           8,943
    Other income, net................................       (3,203)           (204)         (3,221)         (3,110)
                                                       -------------   -------------   -------------   -------------
   Total costs and expenses..........................      385,087         389,331         409,172         537,806
                                                       -------------   -------------   -------------   -------------
   Income before income taxes........................       34,683          28,827          30,358          32,273
   Provision for income taxes........................       12,659           9,225           9,715          10,537
                                                       -------------   -------------   -------------   -------------
   Net income........................................   $   22,024      $   19,602      $   20,643      $   21,736
                                                       =============   =============   =============   =============
   Basic earnings per share .........................   $     1.42      $     1.24      $     1.29      $     1.35
                                                       =============   =============   =============   =============
   Diluted earnings per share........................   $     1.40      $     1.22      $     1.27      $     1.33
                                                       =============   =============   =============   =============
   Basic shares outstanding..........................       15,553          15,854          16,061          16,061
   Diluted shares outstanding........................       15,783          16,042          16,312          16,312

BALANCE SHEET DATA (AS OF END OF PERIOD):
  Total assets.......................................   $  488,688      $  478,730      $  589,733      $  650,682
  Long-term debt, less current maturities............      160,230         112,663         165,756         153,420
  Total liabilities..................................      289,960         255,807         323,828         385,154
  Stockholders' equity...............................      198,728         222,923         265,905         265,528

OTHER FINANCIAL DATA:
  Gross margin (2)...................................   $  125,521      $  128,527      $  131,777      $  178,683
  EBITDA (3).........................................       59,046          49,331          49,672          61,134
  Cash flows provided by operating activities (4)....       44,153          52,481          46,283          58,636
  Capital expenditures (4)...........................       11,524          13,641          11,950          14,489
  Orders (5).........................................      413,438         402,019         425,620         557,579

(1) As a result of adopting Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangibles Assets," period goodwill amortization ceased effective January 1, 2002. Amortization of goodwill in 2001 was $4,380.

(2) Gross margin consists of revenues minus cost of sales (excluding depreciation and amortization).

(3) EBITDA consists of net income before provision for income taxes, interest expense and depreciation and amortization. EBITDA is not a measurement of financial performance or liquidity determined in accordance with accounting principles generally accepted in the United States and should not be considered as an



                                    S-8


     alternative to net income, net cash provided by operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles. We present EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the financial evaluation of companies in our industry, and we believe it provides useful information to investors. Our definition of EBITDA, however, may differ from the definition used by other companies. A reconciliation of net income to EBITDA is provided as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                                                                         PRO FORMA
                                                                                                         UNAUDITED
                                                            2001            2002            2003            2003
                                                       -------------   -------------   -------------   -------------
                                                                                 (in thousands)
 Net income..........................................    $ 22,024        $ 19,602         $ 20,643       $ 21,736
 Provision for income tax............................      12,659           9,225            9,715         10,537
 Interest expense....................................       6,796           6,365            4,748          8,943
 Depreciation and amortization.......................      17,567          14,139           14,566         19,918
                                                        ------------    ------------    ------------   -------------
 EBITDA .............................................    $ 59,046        $ 49,331         $ 49,672       $ 61,134
                                                        ============    ============    ============   =============

(4) Pro forma cash flows provided by operating activities and capital expenditures represent the sum of our actual cash flows provided by operations and capital expenditures for the year ended December 31, 2003 and Syltone's for the twelve months ended September 30, 2003. These amounts have not been adjusted for any impact resulting from our acquisition of Syltone.

(5) Orders consists of bookings we believe to be firm for which a customer purchase order has been received or communicated. Since orders can be rescheduled or canceled at any time, orders do not necessarily reflect future sales levels.

                                RISK FACTORS

     Before you invest in our shares, you should consider carefully the risk factors described below together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference into this document. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS
-----------------------------

WE HAVE EXPOSURE TO ECONOMIC DOWNTURNS AND OPERATE IN CYCLICAL MARKETS.

     As a supplier of capital equipment to a variety of industries, we are adversely affected by general economic downturns. Demand for our compressed air products is dependent upon capital spending by manufacturing and process industries. Many of our customers, particularly industrial customers, will delay capital projects, including non-critical maintenance and upgrades, during economic downturns. Demand for our pump products is primarily tied to the number of working and available drilling rigs and oil and natural gas prices. The energy market, in particular, is cyclical in nature as the worldwide demand for oil and natural gas fluctuates. When worldwide demand for these commodities is depressed, the demand for our products used in drilling and recovery applications is reduced.

     Accordingly, our operating results for any particular period are not necessarily indicative of the operating results for any future period. The industrial market has historically experienced downturns in demand. Future downturns could have a material adverse effect on our operating results. Similarly, future downturns in demand for oil and natural gas could have a material adverse effect on our operating results.

WE FACE INTENSE COMPETITION IN THE MARKETS WE SERVE, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR OPERATING RESULTS.

     We actively compete with companies producing the same or similar products. Depending on the particular product, we experience competition based on a number of factors, including quality, performance, price and availability. We compete against many companies, including divisions of larger companies, that have greater financial resources than us. As a result, these competitors may be better able to withstand a change in conditions within the markets in which we compete and throughout the economy as a whole. In addition, new competitors could enter our markets. In particular, it is possible that our European-based competitors could seek to establish a greater presence in the United States market. If we cannot compete successfully, our sales and operating results could be materially and adversely affected.

LARGE OR RAPID INCREASES IN THE COSTS OF RAW MATERIALS OR SUBSTANTIAL DECREASES IN THEIR AVAILABILITY AND OUR DEPENDENCE ON PARTICULAR SUPPLIERS OF RAW MATERIALS COULD MATERIALLY AND ADVERSELY AFFECT OUR OPERATING RESULTS.

     The primary raw materials we use are cast iron and steel. While we are seeking to enter into long-term contracts with our suppliers, most of our suppliers are not currently parties to long-term contracts with us. Consequently, we are vulnerable to fluctuations in prices of such raw materials. Factors such as supply and demand, freight costs and transportation availability, inventory levels of brokers and dealers, the level of imports and general economic conditions may affect the price of cast iron and steel. We utilize single sources of supply for certain iron castings and other selected components. The trend of consolidation among domestic cast iron suppliers caused disruption to our supply deliveries in 2002 and 2003 and, as this consolidation trend continues, we may experience further supply disruptions. Any such disruption could have a material adverse effect on our ability to meet our commitments to customers.

THERE CAN BE NO ASSURANCE THAT THE SYLTONE ACQUISITION WILL BE SUCCESSFUL.

     Our ability to realize synergies and capitalize on business opportunities associated with the Syltone acquisition will depend in part on our ability to effectively integrate the Syltone business into our operations. Among other things, we may face significant challenges which could cause us to be unsuccessful in the integration process. We may learn additional information about the Syltone business that adversely impacts the achievement of such synergies and business opportunities. With the foregoing in mind, there can be no assurance that the Syltone acquisition will be successful.

WE MAY NOT BE ABLE TO CONTINUE TO MAKE THE ACQUISITIONS NECESSARY FOR US TO REALIZE OUR GROWTH STRATEGY OR INTEGRATE ACQUISITIONS SUCCESSFULLY.

     One of our growth strategies is to increase our sales and expand our markets through acquisitions. We have made 16 acquisitions since becoming an independent company in 1994 and we expect to continue making acquisitions if appropriate opportunities arise in our industry. We may not be able to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms or otherwise complete future acquisitions. Furthermore, our acquired companies may encounter unforeseen operating difficulties and may require significant financial and managerial resources which would otherwise be available for the ongoing development or expansion of our existing operations. Largely as a consequence of our acquisitions, a substantial portion of our assets consists of goodwill. If we are unable to successfully integrate and operate our acquired business, we may determine that our goodwill assets are impaired and be required to reduce the stated value of such assets. If we are unable to successfully identify acquisition candidates, complete acquisitions and integrate the acquired businesses with our existing businesses, our business, results of operations and financial condition may be materially and adversely affected.

ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     For the fiscal year ended December 31, 2003, approximately 42% of our revenues were from customers in countries outside of the United States and, on a combined basis after giving effect to the Syltone acquisition, approximately 52% of our revenues were from customers in countries outside of the United States. We have manufacturing facilities in Finland, the United Kingdom, Germany and Canada. We anticipate that we may continue to expand our international operations to the extent that suitable opportunities become available, including the planned establishment of a packaging facility in China in late 2004.

     Accordingly, our future results could be harmed by a variety of factors which are not present for companies with operations and sales solely within the United States. Our international operations and United States export sales are exposed to such risks as:

     o   nationalization of private enterprises;

     o   political or economic instability in certain countries;

     o differences in foreign laws, including increased difficulties in protecting intellectual property and uncertainty in enforcement of contract rights;

     o changes in the legal and regulatory policies of foreign jurisdictions;

     o   credit risks;

     o   currency fluctuations;

     o   exchange controls;

     o   changes in tariff restrictions;

     o   royalty and tax increases;

     o export and import restrictions and restrictive regulations of foreign governments;

     o   potential problems obtaining supply of raw materials; and

     o shipping products during times of crisis or war, as well as other factors inherent in foreign operations.

WE ARE A DEFENDANT IN CERTAIN ASBESTOSIS AND SILICOSIS PERSONAL INJURY LAWSUITS WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We have been named as a defendant in an increasing number of asbestos and silicosis personal injury lawsuits. The plaintiffs in these suits allege exposure to asbestos or silica from multiple sources, and typically we are one of approximately 25 or more named defendants. In our experience to date, the substantial majority of the plaintiffs have not been physically impaired with a disease by the alleged exposure.

     We believe that the pending lawsuits will not, in the aggregate, have a material adverse effect on our consolidated financial position, results of operations or liquidity. However, future developments, including, without limitation, potential insolvencies of insurance companies, could cause a different outcome. Accordingly, there can be no assurance that the resolution of pending or future lawsuits, whether by judgment, settlement, or dismissal, will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

THE NATURE OF OUR PRODUCTS CREATES THE POSSIBILITY OF SIGNIFICANT PRODUCT LIABILITY AND WARRANTY CLAIMS WHICH COULD HARM OUR BUSINESS.

     Customers use some of our products in potentially hazardous drilling, completion and production applications that can cause injury or loss of life and damage to property, equipment or the environment. In addition, our products are integral to the production process for some end-users and any failure of our products could result in a suspension of their operations.

     Although we maintain strict quality controls and procedures, we cannot be certain that our products will be completely free from defect. We maintain amounts and types of insurance coverage that we believe are adequate and consistent with normal industry practice. However, we cannot guarantee that insurance will be adequate to cover all liabilities we may incur. We also may not be able to maintain insurance in the future at levels we believe are necessary and at rates we consider reasonable. We may be named as a defendant in product liability or other lawsuits asserting potentially large claims if an accident occurs at a location where our equipment and services have been used.

ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     Our operations and properties are subject to increasingly stringent domestic and foreign laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. Under such laws and regulations we can be subject to substantial fines and sanctions for violations and be required to install costly pollution control equipment or effect operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We must conform our operations and properties to these domestic and foreign laws and regulations.

     We use and generate hazardous substances and wastes in our manufacturing operations. In addition, many of our current and former properties are or have been used for industrial purposes. We have been identified as a potentially responsible party with respect to several sites designated for cleanup under federal "Superfund" or similar state laws. We have an accrued liability on our balance sheet reflecting costs which are probable and estimable for our projected financial obligations relating to these matters. If we have underestimated our remaining financial obligations, we may face greater exposure which could have an adverse effect on our financial condition. Stringent fines and penalties may be imposed for non-compliance with regulatory requirements relating to environmental matters, and many environmental laws impose joint and several liability for remediation for cleanup of certain waste sites and for related natural resource damages.

     We have experienced, and expect to continue to experience, operating costs to comply with environmental laws and regulations. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition, results of operations or liquidity.

OUR SUCCESS DEPENDS ON OUR EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL.

     Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and other key personnel. The loss of the services of any of our executive officers, particularly our Chairman, President and Chief Executive Officer, Ross J. Centanni, could have an adverse impact on us. None of our executive officers has an employment agreement with us. However, we have a common stock ownership requirement and provide certain benefits for our executive officers, including change in control agreements, which provide incentives for them to make a long-term commitment to us. Our future success will also depend on our ability to attract and retain qualified personnel and a failure to attract and retain new qualified personnel could have an adverse effect on our operations.

OUR BUSINESS COULD SUFFER IF WE EXPERIENCE EMPLOYEE WORK STOPPAGES OR OTHER LABOR DIFFICULTIES.

     After giving effect to the Syltone acquisition, we have approximately 2,700 full-time employees, of which approximately 1,000, including most of our employees outside of the United States, are represented by labor unions. Although we do not anticipate future work stoppages by our union employees, there can be no assurance that work stoppages will not occur.

     Although we believe that our relations with our employees are good and we have not experienced any recent strikes or work stoppages, we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations. If any of the preceding were to occur, it could impair our ability to manufacture our products and result in increased costs and/or decreased operating results.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     As of December 31, 2003, after giving effect to this offering, the anticipated use of proceeds from this offering and the Syltone acquisition, our total debt would have been approximately $105.2 million. We have incurred and will likely continue to incur indebtedness to fund potential future acquisitions, other strategic initiatives and general corporate purposes. Although we believe that the cash flow generated by our continuing operations is sufficient to meet the resulting repayment obligations, there can be no assurance that this will be the case. Our incurrence of additional indebtedness could have important consequences to you. For example, it could:

     o increase our vulnerability to general adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, research and development efforts and other general corporate purposes, as well as to pay dividends;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o place us at a competitive disadvantage relative to our competitors that have less debt; and

     o limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds which could affect our ability to make future acquisitions, among other things.

OUR CREDIT AGREEMENTS IMPOSE RESTRICTIONS WITH RESPECT TO VARIOUS BUSINESS MATTERS.

     Our credit agreements contain numerous restrictive covenants that limit the discretion of management with respect to certain business matters. These covenants place restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other payments in respect of our shares of common stock, to engage in transactions with affiliates, to make certain payments and investments and to merge or consolidate with another entity. The credit agreements also contain a number of financial covenants that require us to meet certain financial ratios and tests. If we fail to comply with the obligations in the credit agreements, it could result in an event of default under the credit agreement. If such an event of default were to occur and not be cured or waived, it could result in acceleration of the indebtedness under our credit agreement and under other instruments that may contain cross-acceleration or cross-default provisions, any of which could have a material adverse effect on our business.

THIRD PARTIES MAY INFRINGE UPON OUR INTELLECTUAL PROPERTY AND WE MAY EXPEND SIGNIFICANT RESOURCES ENFORCING OUR RIGHTS OR SUFFER COMPETITIVE INJURY.

     Our success depends in part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results.

OUR PENSION AND OTHER POSTRETIREMENT BENEFIT OBLIGATIONS AND EXPENSE (OR INCOME) ARE DEPENDENT UPON ASSUMPTIONS USED IN CALCULATING SUCH AMOUNTS AND ACTUAL RESULTS OF INVESTMENT ACTIVITY.

     Pension and other postretirement benefit obligations and expense (or income) are dependent on assumptions used in calculating such amounts and actual results of investment activity. These assumptions include discount rate, rate of compensation increases, expected return on plan assets and expected healthcare trend rates. While we believe that the assumptions are appropriate, differences in actual experience or future changes in assumptions may affect our obligations, future expense and funding requirements. For example, in the fourth quarter of 2002, we recorded a non-cash charge to stockholders' equity in the amount of $8.5 million to offset a deficit in the accumulated benefit obligation of our defined benefit pension plans.

RISKS RELATED TO THE OFFERING
-----------------------------

OUR STOCK PRICE HAS BEEN, AND MAY CONTINUE TO BE, VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

     The trading price of our common stock has fluctuated, ranging between $17.15 and $30.30 per share over the 52 weeks preceding the date of this prospectus supplement. The overall market and the price of our common stock may continue to be volatile. The trading price of our common stock may be significantly affected by various factors, including:

     o   general economic and market conditions;

     o   variations in our quarter to quarter operating results;

     o changes in investors' and analysts' perceptions of the business risks and conditions of our business;

     o   the expiration of the lock-up period (90 days after the offering);
         and

     o   the limited public float of our common stock.

     In addition, there can be no assurance that shares issued in this offering and potential future offerings will not have an adverse effect on the trading price of our common stock.

VARIOUS RESTRICTIONS IN OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD HINDER A TAKEOVER THAT IS NOT SUPPORTED BY OUR BOARD OF DIRECTORS.

     Certain provisions in our corporate documents and Delaware law could delay or prevent a change in control. Our Certificate of Incorporation and By-Laws contain provisions that may make it difficult to acquire control of us, including provisions: regulating the ability of our stockholders to bring matters for action at annual meetings; prohibiting the stockholders from acting by written consent; authorizing the Board of Directors to issue and set the terms of preferred stock; and creating a Board of Directors comprised of three classes of directors with staggered terms. We also have a rights plan in place that would cause extreme dilution to any person or group which attempts to acquire a significant interest in us without advance approval of the Board of Directors. In addition, Section 203 of the Delaware General Corporation law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

IT IS UNLIKELY YOU WOULD BE ABLE TO RECOVER ANY DAMAGES FROM OUR FORMER INDEPENDENT AUDITOR, ARTHUR ANDERSEN LLP.

     We have been unable to obtain any required consents from our former independent auditor, Arthur Andersen LLP. It is unlikely you would be able to recover damages from them.

     Certain financial statements and schedules included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen, our former independent auditor. On June 15, 2002, Arthur Andersen was convicted on a federal obstruction of justice charge and subsequently ceased conducting business. On June 26, 2002, we dismissed Arthur Andersen and retained KPMG LLP as our independent auditors for the fiscal year ended December 31, 2002. We have been unable to obtain any required consents from Arthur Andersen relating to the financial statements. Because we have not obtained Arthur Andersen's consent to the incorporation of their report and because Arthur Andersen has ceased conducting business, it is unlikely you would be able to recover damages from Arthur Andersen for any claim against them.

     Furthermore, Arthur Andersen will be unable to participate in the due diligence process that would customarily be performed by potential investors in our securities, which process includes having independent accountants perform procedures to ensure the continued accuracy of their reports on audited financial statements.

                               USE OF PROCEEDS

     The net proceeds to us from the offering are estimated to be approximately $78.9 million after deducting the underwriting discount and commissions and offering expenses payable by us. If the underwriters' option to purchase 450,000 additional shares in this offering is exercised in full, we estimate our net proceeds will be approximately $90.8 million. We will use the net proceeds from the sale of the securities for general corporate purposes, which may include repayment of outstanding loans under our revolving line of credit and financing future acquisitions. The loans under our revolving line of credit bear interest at a variable rate based on prime, federal funds and/or LIBOR for the applicable currency, and our debt to adjusted income ratio. As of March 8, 2004, we had borrowed $84 million under our revolving line of credit, with an interest rate of 2.6% and a final maturity of March 6, 2005. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

                         PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the New York Stock Exchange under the trading symbol "GDI". The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange.

                                                                              HIGH              LOW
                                                                              ----              ---
FISCAL YEAR ENDED DECEMBER 31, 2002
     First Quarter......................................................     $ 25.25          $ 19.55
     Second Quarter.....................................................     $ 28.00          $ 18.34
     Third Quarter......................................................     $ 21.00          $ 15.00
     Fourth Quarter.....................................................     $ 21.39          $ 14.34

FISCAL YEAR ENDED DECEMBER 31, 2003
     First Quarter......................................................     $ 20.44          $ 16.35
     Second Quarter.....................................................     $ 20.80          $ 18.10
     Third Quarter......................................................     $ 25.10          $ 20.05
     Fourth Quarter ....................................................     $ 24.99          $ 19.95

FISCAL YEAR ENDED DECEMBER 31, 2004
     First Quarter (through March 8, 2004)..............................     $ 30.30          $ 23.97

     On March 8, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $27.88. As of March 8, 2004 there were approximately 8,040 stockholders of record of our common stock.

                               DIVIDEND POLICY

     We have not paid a dividend on our common stock since our spin-off from Cooper Industries, Inc. in April 1994. We plan to retain all net earnings for debt service and capital accumulation and reinvestment. We do not plan to pay dividends on our common stock for the foreseeable future. Our Board of Directors has sole discretion over the declaration and payment of future dividends. Any future dividends will depend upon our profitability, financial condition, cash requirements, future prospects, general business conditions, legal and contractual restrictions on the payment of dividends and other factors our Board of Directors believes are relevant. Our debt instruments contain restrictions on the payment of cash dividends.

                               CAPITALIZATION

     The following table sets forth our cash and cash equivalents, short-term debt, long-term debt and stockholders' equity as of December 31, 2003: (1) on an actual basis and (2) on a pro forma basis to give effect to this offering, the application of the estimated net proceeds from this offering as described under "Use of Proceeds", the Syltone acquisition and the financing for the Syltone acquisition as described under "Unaudited Pro Forma Consolidated Financial Statements." You should read this information in conjunction with the information under "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and our consolidated financial statements and related notes beginning on page F-1.

                                                                                       DECEMBER 31, 2003
                                                                               ---------------------------------
                                                                                                     PRO FORMA
                                                                                   ACTUAL            UNAUDITED
                                                                               --------------     --------------
                                                                               (in thousands except share data)
 Cash and equivalents........................................................    $   132,803        $    26,358
                                                                               ==============     ==============
 Total short-term debt (1):                                                      $    16,875        $    30,706
                                                                               ==============     ==============
 Long-term debt:
    Credit Line, due 2005....................................................        114,000(2)           5,330(3)
    Term Loan, due 2007......................................................         33,750             33,750
    Unsecured Senior Note, due 2006..........................................         10,000             10,000
    Variable Rate Industrial Revenue Bonds, due 2016.........................          8,000              8,000
    Other long-term debt.....................................................              6             17,451
                                                                               --------------     --------------
      Total long-term debt...................................................    $   165,756        $    74,531
                                                                               --------------     --------------
 Stockholders' equity:
    Common stock (shares authorized: 50,000,000, par value $0.01; shares
      issued: 16,117,026 actual; 19,117,026 pro forma).......................            178                208
    Capital in excess of par value...........................................        174,474            253,333
    Retained earnings........................................................        102,307            101,930
    Accumulated other comprehensive income...................................         14,893             14,893
    Treasury stock at cost...................................................        (25,947)           (25,947)
                                                                               --------------     --------------
      Total stockholders' equity.............................................        265,905            344,417
                                                                               --------------     --------------
        Total capitalization.................................................    $   448,536        $   449,654
                                                                               ==============     ==============


(1) Short-term debt consisted of the following current maturities of long-term debt: $11,875 under the Term Loan, due 2007 and $5,000 under the Unsecured Senior Note, due 2006. On a pro forma basis, short-term debt also included $9,230 aggregate principal amount of Loan Notes issued and $4,601 of debt assumed in connection with the Syltone acquisition.

(2) We incurred $92,000 of additional indebtedness in connection with the Syltone acquisition and had $36,000 available for future use or for letters of credit, subject to the terms of the credit agreement.

(3) On a pro forma basis, the Credit Line had $144,670 available for future use or for letters of credit, subject to the terms of the credit agreement.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
            (U.S. dollar and British pound amounts in thousands)

GENERAL DESCRIPTION

     The following unaudited pro forma consolidated financial statements are based on our historical consolidated financial statements and the historical consolidated financial statements of Syltone plc ("Syltone"), each included in this prospectus supplement, adjusted to give effect to the Syltone acquisition and the financing for the Syltone acquisition. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 gives effect to the Syltone acquisition and the financing for the Syltone acquisition as if each had occurred on January 1, 2003. The unaudited pro forma consolidated balance sheet as of December 31, 2003 gives effect to the Syltone acquisition and the financing for the Syltone acquisition as if each had occurred on December 31, 2003. The unaudited pro forma consolidated financial statements do not give effect to the use of the proceeds from this offering.

SYLTONE ACQUISITION FINANCING

     Our cash offer to acquire all of the outstanding shares of Syltone was made by UBS Investment Bank ("UBS") on behalf of GD First (UK) plc ("GD First"), our wholly-owned subsidiary. In order for UBS to represent that sufficient cash resources were available to complete the offer, we (through GD First) deposited (pounds)62,416 with UBS on November 10, 2003. These funds were obtained by us from $92,000 of U.S. dollar denominated borrowings under our existing Credit Line on November 10, 2003 and $12,050 of existing cash reserves for a total of $104,050 (converted to (pounds)62,416 on that same date). The (pounds)62,416 of sufficient resources required by UBS were based on:

     (a) (pounds)48,236 to fund the estimated cash portion of the purchase price (excluding our direct acquisition costs) for all of the issued and outstanding share capital, including share options, of Syltone (based on our (pounds)1.85 per share cash offer price); and

     (b) (pounds)14,180 to provide funds, if required, for the repayment of Syltone's estimated bank debt (upon completion of the Syltone acquisition).

     As the offer period for the Syltone shares was still open as of December 31, 2003, the (pounds)62,416 of funds remained on deposit at UBS. At December 31, 2003, the U.S. dollar equivalent of the (pounds)62,416 on deposit was $111,475 at an exchange rate of (pounds)1.00=$1.7860.

     Upon receiving acceptances to our offer representing almost 97% of the issued and outstanding share capital of Syltone, we declared the offer to purchase all of Syltone's share capital unconditional in all respects and effectively took control of Syltone on January 2, 2004. In order to complete the Syltone acquisition on GD First's behalf, funds on deposit at UBS were disbursed as follows:

     (a) (pounds)43,128 in exchange for all the issued and outstanding shares and share options, exclusive of the value of the shares tendered in exchange for the receipt of "Loan Notes" in lieu of cash ((pounds)5,168);

     (b) (pounds)16,210 was converted to U.S. dollars and used to repay a portion of our November 10, 2003 U.S. dollar denominated Credit Line borrowing; and

     (c) (pounds)2,800 was converted to U.S. dollars and used to repay U.S. dollar denominated debt obligations of Syltone.

     The remaining balance, including interest income earned, was used to pay a portion of the direct acquisition costs related to the Syltone acquisition.

PRO FORMA ADJUSTMENTS

     The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable but are subject to change. In our opinion, all adjustments that are necessary to fairly present the pro forma information have been made. The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations or financial position would actually have been if the Syltone acquisition and the financing for the Syltone acquisition had occurred on such dates or to project our results of operations or financial position for any future date or period.

     The unaudited pro forma consolidated financial statements reflect our preliminary estimates of the allocation of the purchase price for the Syltone acquisition and are subject to change. The unaudited pro forma consolidated financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined entities nor any expense associated with achieving these benefits.

SYLTONE AND GARDNER DENVER HISTORICAL FINANCIAL STATEMENTS

     The historical consolidated financial statements of Syltone in the pro forma consolidated financial information are based on Syltone's consolidated financial statements after conversion to accounting principles generally accepted in the United States ("U.S. GAAP") and U.S. dollars. Reference is made to Note 29 to Syltone's audited consolidated financial statements for the fiscal year ended March 31, 2003 (included in this prospectus supplement) for a discussion of the nature of the significant differences between accounting principles generally accepted in the United Kingdom and U.S. GAAP. We derived Syltone's consolidated financial statements as of and for the twelve months ended September 30, 2003 based on (i) the unaudited consolidated financial statements as of and for the six-month period ended September 30, 2003, and (ii) the unaudited results for the six-month period ended March 31, 2003 derived from Syltone's consolidated financial statements for the fiscal year ended March 31, 2003.

     Syltone's historical consolidated statement of operations for the twelve months ended September 30, 2003 was prepared in British pounds. As noted above, the unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 gives effect to the Syltone acquisition and the financing for the Syltone acquisition as if each had occurred on January 1, 2003. Accordingly, Syltone's historical consolidated statement of operations has been converted into U.S. dollars using the average exchange rate for the twelve months ended September 30, 2003 of (pounds)1.00=$1.6022. Syltone's historical consolidated balance sheet as of September 30, 2003 was prepared in British pounds. As noted above, the unaudited pro forma consolidated balance sheet as of December 31, 2003 gives effect to the Syltone acquisition and the financing for the Syltone acquisition as if each had occurred on December 31, 2003. Accordingly, Syltone's historical consolidated balance sheet has been converted into U.S. dollars using the actual exchange rate at the December 31, 2003 rate of (pounds)1.00=$1.7860.

     You should read the following unaudited pro forma consolidated financial statements in conjunction with our historical audited consolidated financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Syltone's historical audited and unaudited consolidated financial statements and the related notes, each included in this prospectus supplement.

                                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                              YEAR ENDED DECEMBER 31, 2003
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  Gardner                               Pro Forma
                                                  Denver             Syltone           Adjustments          Pro Forma
                                               -------------      -------------       -------------       -------------
Revenues....................................      $  439,530         $  130,549          $       --          $  570,079
Costs and expenses:
  Cost of sales (excluding depreciation and
    amortization)...........................         307,753             83,643                  --             391,396
  Depreciation and amortization.............          14,566              3,494               1,858 (a)          19,918
  Selling and administrative expenses.......          85,326             35,333                  -- (b)         120,659
  Interest expense..........................           4,748              1,546               2,649 (c)           8,943
  Other (income) expense, net...............          (3,221)               111                                  (3,110)
                                               -------------      -------------       -------------       -------------
                                                     409,172            124,127               4,507             537,806
                                               -------------      -------------       -------------       -------------
Income before income taxes..................          30,358              6,422              (4,507)             32,273
Provision for income taxes..................           9,715              2,294              (1,472)(d)          10,537
                                               -------------      -------------       -------------       -------------
Net income..................................      $   20,643         $    4,128          $   (3,035)         $   21,736
                                               =============      =============       =============       =============
Basic earnings per share....................      $     1.29                                                 $     1.35
                                               =============                                              =============
Diluted earnings per share..................      $     1.27                                                 $     1.33
                                               =============                                              =============
Basic weighted average number of shares
  outstanding...............................          16,061                                                     16,061
                                               =============                                              =============
Diluted weighted average number of shares
  outstanding...............................          16,312                                                     16,312
                                               =============                                              =============




                    See accompanying notes to unaudited pro forma consolidated financial statements



                                    S-20


                                   UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                                 DECEMBER 31, 2003
                                                   (IN THOUSANDS)

                                                          Gardner                       Pro Forma
                                                          Denver          Syltone      Adjustments       Pro Forma
                                                       ------------    ------------    ------------    ------------
ASSETS
Current assets:
   Cash and equivalents...............................   $ 132,803      $   8,348      $  (89,757)(e)  $   26,358
                                                                                          (25,552)(f)
                                                                                              516 (g)
   Receivables, net...................................      81,345         31,169            (536)(e)     111,424
                                                                                             (554)(h)
   Inventories, net...................................      64,327         21,720           1,204 (i)      86,358
                                                                                             (893)(e)
   Deferred income taxes..............................       3,652          1,172             920 (e)       5,744
   Other current assets...............................       5,682             --              --           5,682
                                                        -----------    -----------    ------------    ------------
     Total current assets.............................     287,809         62,409        (114,652)        235,566
                                                        -----------    -----------    ------------    ------------
Property, plant and equipment, net....................      75,428         30,441           5,738 (j)     111,607
Goodwill..............................................     205,488         24,532          27,900 (e)     257,920
Other intangibles, net................................      10,341             --          30,898 (e)      41,239
Deferred income taxes.................................       5,374          1,909          (7,266)(e)          17
Other assets..........................................       5,293             --            (960)(g)       4,333
                                                        -----------    -----------    ------------    ------------
       Total assets...................................   $ 589,733      $ 119,291       $ (58,342)     $  650,682
                                                        ===========    ===========    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current maturities of long-term debt...............   $  16,875      $   5,185       $   9,230 (f)  $   30,706
                                                                                             (584)(f)
   Accounts payable and accrued liabilities...........      84,081         32,872           2,590 (e)     118,922
                                                                                             (444)(g)
                                                                                             (177)(h)
                                                        -----------    -----------    ------------    ------------
     Total current liabilities........................     100,956         38,057          10,615         149,628
                                                        -----------    -----------    ------------    ------------

Long-term debt, less current maturities...............     165,756         21,862         (34,198)(f)     153,420
Postretirement benefits other than pensions...........      32,110             --              --          32,110
Other liabilities.....................................      25,006         10,575          14,415 (e)      49,996
                                                        -----------    -----------    ------------    ------------
     Total liabilities................................     323,828         70,494          (9,168)        385,154
                                                        -----------    -----------    ------------    ------------
     Total stockholders' equity....................        265,905         48,797         (48,797)(k)     265,528
                                                                                             (377)(h)
                                                        -----------    -----------    ------------    ------------
       Total liabilities and stockholders' equity.....   $ 589,733      $ 119,291       $ (58,342)     $  650,682
                                                        ===========    ===========    ============    ============



                    See accompanying notes to unaudited pro forma consolidated financial statements


                                    S-21


       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
            (U.S. DOLLAR AND BRITISH POUND AMOUNTS IN THOUSANDS)

(a) Reflects the change in Syltone's depreciation and amortization expense due to the depreciation of the step-up in its property, plant and equipment to fair value over estimated average useful lives ranging from 3 to 25 years, and the amortization of the separately identifiable intangible assets with finite lives at estimated fair values over estimated useful lives ranging from 1 to 20 years. This adjustment is based on our estimated allocation of the purchase price for the Syltone acquisition. We will base the final allocation on appraisals that have not yet been completed.

(b) The Syltone historical statement of operations includes (pounds)614 ($984) of compensation expense (pretax) related to Syltone stock options treated as variable options under U.S. GAAP. All of the outstanding Syltone stock options were settled in conjunction with the Syltone acquisition. As a result, there will be no recurring compensation expense related to such variable Syltone stock options subsequent to the Syltone acquisition. Notwithstanding this fact, the compensation expense related to such variable stock options has not been eliminated in the pro forma consolidated statement of operations for the twelve months ended December 31, 2003.

(c) Reflects the following interest expense on the estimated incremental borrowings necessary to finance the Syltone acquisition (as discussed above under "Syltone Acquisition Financing"):

          Interest on the incremental Credit Line borrowing ($62,219 at 2.72%)..............      $   1,695
          Interest on the Loan Notes ((pounds)5,168 at 3.27%)...............................            276
          Incremental interest on our previously existing average borrowings (excluding the Syltone acquisition related borrowings) due to an increase in rates on borrowings and commitments resulting from the increased leverage from the
               Syltone acquisition..........................................................            554
          Amortization of debt issue costs related to the Syltone acquisition...............            176
          Elimination of historical interest expense on Syltone's U.S. dollar
             denominated debt repaid in conjunction with the Syltone acquisition............           (208)
          Elimination of historical interest expense on the actual Credit Line borrowing
             from Nov. 10 to Dec. 31, 2003 related to the Syltone acquisition...............           (354)
          Elimination of the interest income earned by us on the (pounds)62,416 on deposit
             at UBS from Nov. 10, 2003 through Dec. 31, 2003................................            510
                                                                                                 -----------
          Total interest expense adjustment.................................................      $   2,649
                                                                                                 ===========

     For purposes of determining the adjustment to interest expense in the pro forma statement of operations, the applicable LIBOR rate plus a margin of 145 basis points was used for the U.S. dollar denominated borrowing under our Credit Line. For the British pound denominated Loan Notes, the applicable LIBOR rate less 50 basis points was used (which is the credit spread applicable under the terms of the Loan Notes).

     The Syltone historical statement of operations includes (pounds)205 ($328) of additional interest expense (pretax) related to interest rate swap agreements that did not meet the criteria for hedge accounting under U.S. GAAP related to accounting for derivatives. Effective with the Syltone acquisition, and as part of the financing of the Acquisition, two of the three existing interest rate swaps were settled. The required documentation related to the remaining interest rate swap was modified as of the effective date of the Syltone acquisition and it is anticipated that it will fully qualify for hedge accounting under U.S. GAAP from the effective date of the acquisition. Notwithstanding this fact, the interest expense related to the interest rate swaps has not been eliminated in the pro forma consolidated statement of operations for the twelve months ended December 31, 2003.

(d) Reflects the income tax effect of the pro forma adjustments at the combined effective income tax rate for Gardner Denver and Syltone of 32.7%.

(e) Reflects the following estimated purchase price allocation and estimated net fair value adjustments to Syltone's assets and liabilities, including goodwill:


                                    S-22


Consideration paid at closing for the shares of Syltone ((pounds)48,296)....         $  86,257
Cash to be paid for estimated direct acquisition costs, including financial
   advisory, legal, accounting, auditing and other costs....................             3,500
                                                                                    -----------
    Aggregate purchase price................................................            89,757
Book value of Syltone's net assets..........................................           (48,797)
Capitalized estimated manufacturing profit in inventory acquired ...........            (1,204)
Step-up in property, plant and equipment to fair value......................            (5,738)
Separately identifiable intangible assets (other than goodwill) ............           (30,898)
Adjustment of pension liabilities (equal to the excess of the projected benefit obligation over the fair value of plan assets less Syltone's
   existing liability)......................................................            14,415
Additional deferred tax liabilities, net (on fair value changes to assets
   and liabilities).........................................................             6,346
Other asset and liability fair value adjustments, net.......................             4,019
                                                                                    -----------
    Net adjustment to goodwill..............................................         $  27,900
                                                                                    ===========

     This reflects our preliminary estimates of the purchase price allocation for the Syltone acquisition, which may change upon completion of appraisals. Further, we may identify other assets and liabilities to which a portion of the purchase price will be allocated. The purchase price allocation also does not include an accrual for any anticipated restructuring activities in connection with the Syltone acquisition. We have not yet performed a detailed analysis to identify and measure additional adjustments that may be necessary to conform Syltone's accounting policies with our accounting policies.

     The adjusted pro forma balance of Syltone's other separately identifiable intangible assets is estimated to be comprised of the following:

Other Intangible Assets:
  Customer lists and relationships, to be amortized over 20 years.........           $  19,646
  Trademarks and trade names, indefinite lives............................               8,930
  Other (computer software, service and supply contracts and patents), to
      be amortized over 1 - 10  years.....................................               2,322
                                                                                    -----------
  Total other intangible assets...........................................           $  30,898
                                                                                    ===========

     In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," the pro forma statement of operations does not include amortization of goodwill and other intangible assets with indefinite useful lives acquired in the Syltone acquisition.

(f) Reflects the repayment of a portion of the U.S. dollar denominated Credit Line borrowing ($29,781) and existing Syltone U.S. dollar denominated debt ($5,001) that were outstanding at December 31, 2003 and, as detailed above under "Syltone Acquisition Financing," were repaid in conjunction with consummating the Syltone acquisition. Reflects the issuance of (pounds)5,168 of Loan Notes ($9,230) in lieu of cash for a portion of the Syltone shares.

(g) Reflects the elimination of the portion of our direct acquisition costs related to the Syltone acquisition that had been capitalized as of December 31, 2003, and included in "Other assets" ($960) as they had been paid ($516) or accrued and unpaid ($444) as of December 31, 2003. The addition to cash represents the portion of the direct acquisition costs paid in 2003 by us ($516) that is included in the total estimated direct acquisition costs in the aggregate gross purchase price for the Syltone shares (as detailed in Note (e) above).

(h) Reflects the elimination of the accrued interest receivable reflected on our balance sheet as of December 31, 2003 (and the related impact on stockholders' equity, or retained earnings, and accrued income taxes payable) related to the funds on deposit at UBS from November 10, 2003 through December 31, 2003 in conjunction with the financing of the Syltone acquisition.


                                    S-23


(i) Reflects the estimated purchase accounting adjustment for capitalization of estimated manufacturing profit in inventory acquired with Syltone. The pro forma statement of operations does not reflect the impact of the one-time adjustment on cost of sales during the period this inventory is sold.

(j) Reflects the estimated purchase accounting adjustment to Syltone's property, plant and equipment to step-up the basis to estimated fair value. This adjustment is based on the estimated allocation of the purchase price for the Syltone acquisition. The final allocation of the purchase price will be based on appraisals that have not yet been completed.

(k)  Reflects the elimination of Syltone's historical consolidated equity.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected historical consolidated financial information presented under the captions "Statement of Operations Data," "Other Financial Data" and "Balance Sheet Data" is for, and as of the end of, each of the years in the five-year period ended December 31, 2003. Our consolidated financial statements for the years ended December 31, 2002 and 2003 have been audited by KPMG LLP, independent auditors. Our consolidated financial statements for the years ended December 31, 1999, 2000 and 2001 have been audited by Arthur Andersen LLP, independent auditors. The consolidated financial statements as of December 31, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003, and the report thereon, are included in this prospectus supplement beginning on page F-1.

     The selected consolidated financial data should be read in conjunction with the consolidated financial statements for the years ended December 31, 2003, 2002 and 2001, the related notes, and the independent auditors' reports.

                                                                    YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------------------------
                                                    1999          2000          2001         2002          2003
                                               ------------- ------------- ------------ -------------- -------------
                                                             (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
  Revenues....................................   $ 327,067     $ 379,358     $ 419,770     $ 418,158     $ 439,530
  Costs and expenses:
    Cost of sales (excluding depreciation
      and amortization).......................     226,550       268,290       294,249       289,631       307,753
    Depreciation and amortization (1).........      14,222        15,881        17,567        14,139        14,566
    Selling and administrative expenses.......      53,080        59,784        69,678        79,400        85,326
    Interest expense..........................       5,934         7,669         6,796         6,365         4,748
    Other income, net.........................      (1,876)       (2,160)       (3,203)         (204)       (3,221)
                                               ------------- ------------- ------------ -------------- -------------
                                                   297,910       349,464       385,087       389,331       409,172
                                               ------------- ------------- ------------ -------------- -------------
  Income before income taxes..................      29,157        29,894        34,683        28,827        30,358
  Provision for income taxes..................      11,109        11,210        12,659         9,225         9,715
                                               ------------- ------------- ------------ -------------- -------------
  Net income..................................   $  18,048     $  18,684     $  22,024     $  19,602     $  20,643
                                               ============= ============= ============ ============== =============

  Basic earnings per share....................   $    1.20     $    1.22     $    1.42     $    1.24     $    1.29
                                               ============= ============= ============ ============== =============
  Diluted earnings per share..................   $    1.18     $    1.21     $    1.40     $    1.22     $    1.27
                                               ============= ============= ============ ============== =============
  Basic shares outstanding....................      15,018        15,300        15,553        15,854        16,061
  Diluted shares outstanding..................      15,358        15,489        15,783        16,042        16,312

BALANCE SHEET DATA (AS OF END OF PERIOD):
  Total assets................................   $ 379,419     $ 403,881     $ 488,688     $ 478,730     $ 589,733
  Long-term debt, less
      current maturities......................     114,200       115,808       160,230       112,663       165,756
  Total liabilities...........................     226,810       232,733       289,960       255,807       323,828
  Stockholders' equity........................     152,609       171,148       198,728       222,923       265,905

OTHER FINANCIAL DATA:
  Gross margin (2)............................   $ 100,517     $ 111,068     $ 125,521     $ 128,527     $ 131,777
  EBITDA (3)..................................      49,313        53,444        59,046        49,331        49,672
  Cash flows provided by operating
    activities................................      26,619        30,636        44,153        52,481        46,283
  Capital expenditures........................      11,941        13,549        11,524        13,641        11,950
  Orders (4)..................................     318,635       379,985       413,438       402,019       425,620

(1) As a result of adopting Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangibles Assets," period goodwill amortization ceased effective January 1, 2002.

(2) Gross margin consists of revenues minus cost of sales (excluding depreciation and amortization).

(3) EBITDA consists of net income before provision for income taxes, interest expense and depreciation and amortization. EBITDA is not a measurement of financial performance or liquidity determined in accordance with accounting principles generally accepted in the United States and should not be considered as an alternative to net income, net cash provided by operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles. We present EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the financial evaluation of companies in our industry, and we believe it provides useful information to investors. Our definition of EBITDA, however, may differ from the definition used by other companies. A reconciliation of net income to EBITDA is provided as follows:


                                    S-25


                                                                    YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------------------------
                                                  1999         2000           2001          2002          2003
                                              ------------- ------------- ------------- ------------- -------------
                                                                        (in thousands)
     Net income...............................  $  18,048     $  18,684     $  22,024     $  19,602     $  20,643
     Provision for income tax.................     11,109        11,210        12,659         9,225         9,715
     Interest expense.........................      5,934         7,669         6,796         6,365         4,748
     Depreciation and amortization............     14,222        15,881        17,567        14,139        14,566
                                              ------------- ------------- ------------- ------------- -------------
     EBITDA ..................................  $  49,313     $  53,444     $  59,046     $  49,331     $  49,672
                                              ============= ============= ============= ============= =============

(4) Orders consists of bookings we believe to be firm for which a customer purchase order has been received or communicated. Since orders can be rescheduled or canceled at any time, orders do not necessarily reflect future sales levels.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto.

OVERVIEW

     The Company is organized based on the products and services it offers. Under this organizational structure, the Company has three operating divisions: Compressor, Blower and Pump. These divisions comprise two reportable segments, Compressed Air Products and Pump Products. The Compressor and Blower Divisions are aggregated into one reportable segment (Compressed Air Products) since the long-term financial performance of these businesses is affected by similar economic conditions, coupled with the similar nature of their products, manufacturing processes and other business characteristics.

     In the Compressed Air Products segment, the Company designs, manufactures, markets and services the following products and related aftermarket parts for industrial and commercial applications: rotary screw, reciprocating, sliding vane and centrifugal compressors, and positive displacement and centrifugal blowers. The primary customers and applications for Gardner Denver's compressed air products are durable and non-durable goods manufacturers; process industries such as petroleum, primary metals, pharmaceuticals, food and paper; original equipment manufacturers; manufacturers of carpet cleaning equipment, pneumatic conveying equipment and dry bulk trailers; wastewater treatment facilities; automotive service centers; and niche applications such as polyethylene terephthalate ("PET") bottle blowing, breathing air equipment and compressed natural gas. Revenues of the Compressed Air Products segment constituted approximately 84% of total revenues in 2003.

     In the Pump Products segment, the Company designs, manufactures, markets and services reciprocating pumps, water jetting systems and related aftermarket parts used in oil and natural gas drilling, servicing and production, and industrial cleaning and maintenance. Typical applications for pumps include oil transfer, saltwater disposal, ammine pumping for gas processing, enhanced oil recovery, hydraulic power and other liquid transfer applications. Applications for water jetting systems include runway and shiphull cleaning, concrete demolition and metal surface preparation. Revenues of the Pump Products segment constituted approximately 16% of total revenues in 2003.

     The Company sells its products through independent distributors and sales representatives, and directly to original equipment manufacturers, engineering firms, packagers and end-users.

     In August 2003, the Company acquired a small machine shop operation in Odessa, Texas to service and repair well stimulation and drilling pumps serving the Permian Basin. This business also has a line of pumps and uniquely designed fluid cylinders, which enhances the Company's existing product offering. This acquisition provides opportunities to strengthen relationships with existing customers and expand its share of aftermarket business in this key geographic region. The financial results of this acquisition are included in the Company's Pump Products segment.

     In September 2001, the Company acquired Hoffman Air and Filtration Systems ("Hoffman") and Hamworthy, Belliss & Morcom ("Belliss & Morcom"). Hoffman, previously headquartered in Syracuse, New York, manufactures and distributes multistage centrifugal blowers and vacuum systems, primarily for wastewater treatment and industrial applications. The acquisition of Hoffman expanded Gardner Denver's product offering and distribution capabilities and enhanced its position as a leading international supplier of centrifugal products to the air and gas handling industry. During 2002, manufacturing of Hoffman products was transferred to the Company's existing centrifugal blower facility in Peachtree City, Georgia. Belliss & Morcom, headquartered in Gloucester, England, manufactures and distributes reciprocating air compressors used for a variety of niche applications, such as PET bottle blowing, breathing air equipment and compressed natural gas. The acquisition of Belliss & Morcom broadened the

Company's range of product offerings, strengthened its distribution and service networks and increased its participation in sales of products with applications that have the potential to grow faster than the overall industrial economy. The Hoffman and Belliss & Morcom acquisitions provided growth opportunities through synergistic product lines and domestic and international market penetration and are included in the Company's Compressed Air Products segment.

     The following table sets forth percentage relationships to revenues of certain income statement items for the years presented.

                                                                      YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------------
                                                                2003            2002            2001
                                                            -------------   -------------   -------------
Revenues ............................................               100.0%          100.0%          100.0%
                                                            -------------   -------------   -------------
Costs and expenses:
   Cost of sales (excluding depreciation and
     amortization) ..................................                70.0            69.3            70.1
   Depreciation and amortization ....................                 3.3             3.3             4.2
   Selling and administrative expenses ..............                19.4            19.0            16.6
   Interest expense .................................                 1.1             1.5             1.6
   Other income, net ................................                (0.7)             --            (0.8)
                                                            -------------   -------------   -------------
                                                                     93.1            93.1            91.7
                                                            -------------   -------------   -------------
Income before income taxes ..........................                 6.9             6.9             8.3
Provision for income taxes ..........................                 2.2             2.2             3.0
                                                            -------------   -------------   -------------
Net income ..........................................                 4.7%            4.7%            5.3%
                                                            =============   =============   =============

RECENT DEVELOPMENTS

     On January 2, 2004, the Company effectively acquired Syltone plc ("Syltone"), previously a publicly traded company listed on the London Stock Exchange. The purchase price of (pounds)61.2 million (approximately $109.2 million) including assumed bank debt (net of cash acquired) was paid in the form of cash ((pounds)43.1 million), new loan notes ((pounds)5.2 million) and the assumption of Syltone's existing bank debt, net of cash ((pounds)12.9 million). The cash portion of the purchase price was funded from the Company's existing revolving credit line and cash reserves. The loan notes are unsecured and bear interest payable every six months, in arrears, at a rate per annum of one-half of one percent below the British pound based London Interbank Offered Rate for six-month deposits. The loan notes are redeemable at par at the option of the loan noteholder, in whole or in part, on any interest payment date falling on or after December 31, 2004. If at any time the aggregate nominal amount of all loan notes outstanding is (pounds)0.5 million or less, the Company has the right to redeem all of the outstanding loan notes. Any loan notes outstanding on June 30, 2009 will be redeemed in full, together with interest on that day.

     Syltone, headquartered in Bradford, United Kingdom, is one of the world's largest manufacturers of equipment used for loading and unloading liquid and dry bulk products on commercial transportation vehicles. This equipment includes compressors, blowers and other ancillary products that are complementary to the Company's product line. Syltone is also one of the world's largest manufacturers of fluid transfer equipment (including loading arms, swivel joints, couplers and valves) used to load and unload ships, tank trucks and rail cars. Syltone generated revenues and operating profit (in accordance with accounting principles generally accepted in the U.K.) of (pounds)84.4 million and (pounds)6.3 million, respectively (approximately $151.1 million and $11.3 million, respectively as calculated using the December 31, 2003 exchange rate of $1.79/(pounds)) for the twelve months ended September 30, 2003. Syltone's largest markets are Europe and North America, which represent approximately 67% and 20% of its revenues, respectively. Of the total sales to Europe, approximately 38% are to the U.K., 18% to France, 11% to Germany and 33% to other European countries. Approximately 70% of Syltone's revenues are generated through transportation-related activities while the remaining 30% are derived from fluid transfer-related activities.

     The acquisition of Syltone strengthens the Company's position, particularly in Europe, as the leading global provider of bulk handling solutions for the commercial transportation industry. Syltone's emphasis on systems-oriented handling solutions expands the Company's product offering and manufacturing capabilities and provides incremental growth opportunities. In addition, Syltone's installation and aftermarket capabilities are expected to strengthen the Company's distribution and service networks. Through the acquisition of Syltone, the Company expanded its product line to include loading arms. The Company views loading arms as an attractive market segment given its stability in developed regions where product demand is driven primarily by replacement activity, and its growth potential in emerging economies that are expanding their transportation infrastructure.

                 YEAR ENDED DECEMBER 31, 2003, COMPARED WITH
                        YEAR ENDED DECEMBER 31, 2002

REVENUES

     Revenues increased $21.3 million to $439.5 million in 2003, compared to $418.2 million in 2002, primarily due to changes in currency exchange rates. Revenues outside the United States, as a percentage of total revenues, increased to 42% in 2003, compared to 37% in 2002. This increase is due to changes in currency exchange rates (primarily the euro and British pound) and volume increases in Asia and Canada.

     Revenues for the Compressed Air Products segment increased $19.0 million (5%) to $369.0 million in 2003, compared to $350.0 million in 2002. Revenues in this segment increased approximately $17.3 million due to changes in currency exchange rates. Increased prices contributed approximately $2.6 million but were partially offset by lower volumes of centrifugal blowers.

     Revenues in the Pump Products segment increased $2.4 million (4%) to $70.5 million in 2003, compared to $68.1 million in 2002. Volume increases contributed approximately 3 percentage points of the change primarily due to increased shipments of well stimulation pumps and petroleum pump parts which was partially offset by lower drilling pump shipments. Increased prices contributed the remaining 1 percentage point increase. In 2002, Pump Products segment revenues were supported by drilling pump backlog carried over from 2001 orders.

COSTS AND EXPENSES

     During the fourth quarter of 2003, the Company announced and initiated restructuring plans to eliminate redundant manufacturing capacity, streamline operations and reduce costs. These activities represent further integration of previously completed acquisitions, which the Company expects will better leverage existing manufacturing facilities. As a result of the restructuring, the Company expects to realize a net reduction in headcount of approximately 80 personnel (approximately 4% of its workforce as of September 30, 2003) by the end of 2005. The substantial majority of this headcount reduction was realized during the fourth quarter of 2003. As part of the restructuring program, the Company refocused the marketing strategies of its German blower business to place more emphasis on the truck blower market rather than industrial applications for its products. In addition, the Company exited the marketing and manufacturing of certain highly engineered compressor packages in the U.K. and U.S. The Company also announced its plan to implement new manufacturing processes and systems improvements to reduce inventory and its intent to establish a compressor packaging and assembly operation in China. The aggregate financial impact of these profitability improvement programs (restructuring plans, inventory reduction plan and establishment of China operations) resulted in a reduction in diluted earnings per share of approximately $0.12 in the fourth quarter of 2003.

     Atchison Casting Corporation, the Company's largest supplier of iron castings in 2002, downsized and subsequently closed its LaGrange, Missouri foundry ("LaGrange Foundry") in the second half of 2002. As a result, the Company implemented its previously developed contingency plan to secure alternate supply sources. There was a negative impact on the Company's financial performance (estimated at $0.04-$0.05 and $0.01-$0.03 diluted earnings per share in 2003 and 2002, respectively) as additional costs were incurred to expedite delivery of castings from new suppliers and accelerate depreciation expense of pattern modification charges from alternate casting suppliers who are no longer servicing the Company. The changes related to the LaGrange Foundry closure have been completed and the Company expects to benefit going forward from reduced material costs from alternate suppliers. At the same time, the Company anticipates that it will need to address some residual problems in 2004 as it re-balances its casting supply chain while dealing with suppliers that are experiencing lower volumes, high fixed cost structures and increased competitive pressures.

     Gross margin (defined as revenues less cost of sales) in 2003 increased $3.3 million (3%) to $131.8 million compared to $128.5 million in 2002. Gross margin as a percentage of revenues (gross margin percentage) decreased to 30.0% in 2003 from 30.7% in 2002. This decrease in the gross margin percentage was principally attributable to charges to cost of sales of $2.1 million incurred in conjunction with implementing the profitability improvement programs discussed above. This factor contributed 0.5 percentage points of the 0.7 percentage point decrease in gross margin as a percentage of revenues. Unfavorable sales mix (including a lower proportion of drilling pump and centrifugal blower sales which generate higher gross margins, and a higher proportion of compressor package sales, which generate lower gross margins), and incremental costs associated with the disruption in the Company's casting supply chain also contributed to this decrease. These negative factors were partially offset by cost reduction efforts, including continued acquisition integration.

     Selling and administrative expenses increased in 2003 by 7% to $85.3 million from $79.4 million in 2002, primarily due to changes in currency exchange rates. Selling and administrative expenses increased 4% due to changes in currency exchange rates and 1% due to expenses associated with the profitability improvement programs. The remaining increase of 2% was primarily attributable to higher compensation and postretirement expenses, which were partially offset by lower medical costs and other cost reduction efforts, including continued acquisition integration. As a percentage of revenues, selling and administrative expenses were 19.4% in 2003, compared to 19.0% in 2002. The increase in this ratio was primarily attributable to the factors discussed above, partially offset by the impact of higher revenues.

     Compressed Air Products' operating earnings (defined as revenues less cost of sales, depreciation and amortization, and selling and administrative expenses) decreased $2.0 million (7%) to $27.8 million, compared to $29.8 million in 2002. This decrease was primarily attributable to $2.7 million of charges incurred in the fourth quarter of 2003 for the profitability improvement programs. Higher compensation, postretirement and warranty expenses combined with costs associated with the disruption within the Company's casting supply chain also contributed to this decrease. These negative factors were partially offset by changes in currency exchange rates, lower medical costs and cost reductions efforts, including continued acquisition integration. As a percentage of revenues, operating earnings decreased to 7.5% in 2003, compared to 8.5% in 2002, as a result of the factors noted above. The expenses incurred in the fourth quarter of 2003 related to implementing the profitability improvement programs contributed
0.8 percentage points of this 1.0 percentage point decrease in operating earnings as a percentage of revenues.

     Operating earnings for the Pump Products segment decreased $1.1 million to $4.1 million in 2003, a 21% decrease from $5.2 million in 2002. This decrease was primarily attributable to a less favorable sales mix due to a lower proportion of revenues from drilling pumps, which generate higher margins than other pump products. Higher compensation and postretirement expenses also contributed to this decrease. As a percentage of revenues, operating earnings for this segment decreased to 5.8% in 2003, compared to 7.6% in 2002, as a result of the factors noted above.

     Interest expense decreased $1.6 million (25%) to $4.7 million for 2003, compared to $6.4 million in 2002, due to lower average borrowings and interest rates. The average interest rate for 2003 was 3.9% compared to 4.4% in 2002. See Note 9 to the Consolidated Financial Statements for further information on the Company's borrowing arrangements.

     Other income, net increased $3.0 million to $3.2 million in 2003 compared to $0.2 million in 2002, due to an unrealized currency transaction gain of $3.2 million recorded in the fourth quarter of 2003. This gain related to a portion of the proceeds from U.S. dollar borrowings, which were converted to British pounds in November 2003 and appreciated in U.S. dollars prior to being used to consummate the Syltone acquisition in January 2004. See Note 16 to the Consolidated Financial Statements for further information on the Syltone acquisition.

     Income before income taxes increased $1.5 million (5%) to $30.4 million in 2003 from $28.8 million in 2002. This increase was primarily the result of the unrealized currency transaction gain, lower interest expense and changes in currency exchange rates discussed above. These positive factors were partially offset by the lower operating earnings in each segment.

     The provision for income taxes increased by $0.5 million (5%) to $9.7 million in 2003, compared to $9.2 million in 2002, as a result of the higher income before taxes. The Company's effective tax rate was 32% in both years.

     Net income increased $1.0 million (5%) to $20.6 million ($1.27 diluted earnings per share) in 2003, compared to $19.6 million ($1.22 diluted earnings per share) in 2002. Net income included $0.2 million ($0.02 diluted earnings per share) and $0.3 million ($0.02 diluted earnings per share) in after-tax LIFO income in 2003 and 2002, respectively. The increase in net income was primarily attributable to the same factors that resulted in increased income before taxes discussed above. Changes in currency exchange rates also contributed favorably by increasing net income by approximately $0.8 million in 2003.

OUTLOOK

     In 2003, orders for compressed air products were $352.7 million, compared to $347.9 million in 2002. Order backlog for the Compressed Air Products segment was $48.7 million as of December 31, 2003, compared to $58.7 million as of December 31, 2002. The favorable impact of changes in currency exchange rates was approximately $16.6 million and $2.9 million for compressed air products orders and backlog, respectively, for the year ended and as of December 31, 2003. Excluding this impact, the decrease in orders and backlog compared to the prior year is primarily due to softer U.S. and European industrial economies combined with the Company's exit from the marketing and manufacture of certain highly engineered compressor packages in the U.K. and U.S. as discussed above.

     Because air is often used as a fourth utility in the manufacturing process, demand for compressed air products is generally correlated to manufacturing capacity utilization rates and the rate of change of industrial equipment production. Over longer time periods, demand also follows the economic growth patterns indicated by the rates of change in the Gross Domestic Product. These indicators have been relatively weak in both 2003 and 2002 but improved in the second half of 2003. As a result, orders for compressed air products are anticipated to improve gradually in 2004 as the U.S. industrial economy recovers.

     Demand for pump products, which are primarily petroleum related, has historically corresponded to market conditions and expectations for oil and natural gas prices. Orders for pump products were $72.9 million in 2003, an increase of $18.8 million (35%) compared to $54.1 million in 2002. Order backlog for the Pump Products segment was $9.7 million at December 31, 2003, compared to $6.6 million as of December 31, 2002, representing a 47% increase. The increase in orders and backlog is primarily due to increased demand for well stimulation pumps and petroleum pump parts. Future increases in demand for these products will likely be dependent upon rig counts and oil and natural gas prices, which the Company cannot predict.

                 YEAR ENDED DECEMBER 31, 2002, COMPARED WITH
                        YEAR ENDED DECEMBER 31, 2001

REVENUES

     Revenues declined slightly to $418.2 million in 2002, compared to $419.8 million in 2001. Excluding incremental revenue from acquisitions completed since August 2001, which added $54.1 million to revenues in 2002, revenues decreased $55.7 million as compared to 2001. Revenues outside the United States, as a percentage of total revenues, increased to 37% in 2002, compared to 30% in 2001. This increase is primarily due to the Belliss & Morcom acquisition, which strengthened the Company's presence in Europe and Asia.

     Revenues in the Compressed Air Products segment increased $42.0 million (14%) in 2002 to $350.0 million, compared to $308.0 million in 2001. This increase is primarily due to acquisitions ($54.1 million), changes in currency exchange rates ($4.5 million) and price increases ($3.1 million). Excluding these favorable factors, revenues declined $19.7 million (6%) due to softness in the U.S. and European industrial markets, which weakened demand for compressors and blowers.

     Revenues in the Pump Products segment declined $43.6 million (39%) to $68.1 million in 2002, compared to $111.7 million in 2001. This decline resulted from depressed demand for petroleum pump products, due to reduced rig counts, which began negatively impacting order rates in the second half of 2001. Changes in revenues related to price increases were not significant.

COSTS AND EXPENSES

     Gross margin in 2002 increased $3.0 million (2%) to $128.5 million, from $125.5 million in 2001. Gross margin percentage increased to 30.7% in 2002 from 29.9% in 2001, primarily due to an overall favorable sales mix change (including a lower proportion of Pump Product segment sales, which generate lower gross margins than the Compressed Air Products segment). The incremental impact of acquisitions, lower warranty expense in the Compressed Air Products segment and ongoing cost reduction projects, including acquisition integration efforts, also contributed to this increase. In 2002, gross margin was enhanced $0.4 million as a result of the liquidation of LIFO inventory layers, compared to $0.5 million in 2001.

     Depreciation and amortization decreased 20% to $14.1 million in 2002, compared to $17.6 million in 2001. This decrease was due to the adoption of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 142, effective January 1, 2002, which eliminated goodwill amortization of $4.4 million. This decrease was partially offset by the amortization of intangible assets (other than goodwill) related to the 2001 acquisitions.

     Selling and administrative expenses increased in 2002 by 14% to $79.4 million from $69.7 million in 2001 due to acquisitions and unfavorable foreign currency exchange rates. Excluding acquisitions ($10.6 million) and currency exchange rate effects ($0.9 million), selling and administrative expenses decreased approximately 3% in 2002, due to cost reduction efforts, including acquisition integration, which were partially offset by higher fringe benefit costs (medical, pension and other postretirement benefits). As a percentage of revenues, selling and administrative expenses were 19.0% in 2002, compared to 16.6% in 2001. The increase in this ratio was attributable to the decline in revenues excluding acquisitions. Acquisitions also contributed to this increase as they currently have higher selling and administrative expenses as a percentage of revenues than the Company's previously existing operations.

     Compressed Air Products' operating earnings increased $7.6 million (34%) to $29.8 million, compared to $22.2 million in 2001. This increase was primarily attributable to the incremental impact of acquisitions, the cessation of goodwill amortization, reduced warranty expense and ongoing cost reduction efforts. These positive factors were partially offset by the negative impact of decreased leverage of the segment's fixed and semi-fixed costs over a lower revenue base (excluding acquisitions) and higher fringe benefit costs. As a percentage of revenues, operating earnings increased to 8.5% in 2002, compared to 7.2% (8.4% excluding goodwill amortization) in 2001, as a result of the factors noted above.

     Operating earnings for the Pump Products segment decreased $10.9 million to $5.2 million in 2002, a 68% decrease from $16.1 million in 2001, primarily due to the decrease in revenues. As a percentage of revenues, operating earnings for this segment decreased to 7.6% in 2002, compared to 14.4% (15.1% excluding goodwill amortization) in 2001. This decrease was primarily attributable to the negative impact of decreased leverage of the segment's fixed and semi-fixed costs over a lower revenue base. The cessation of goodwill amortization partially offset this negative factor.

     Interest expense decreased $0.4 million (6%) to $6.4 million for 2002, compared to $6.8 million in 2001, as lower average interest rates were partially offset by higher average borrowings (due to businesses acquired in 2001). The average interest rate for 2002 was 4.4%, compared to 5.4% for 2001. See Note 9 to the Consolidated Financial Statements for further information on the Company's borrowing arrangements.

     In 2001, other income, net included approximately $2.1 million from litigation settlement proceeds and $0.5 million from interest income related to finalization of an income tax settlement with the Internal Revenue Service. Excluding the impact of these non-recurring items, the majority of the decline in other income was due to currency transaction losses recorded in 2002, generated from U.S. dollar denominated monetary assets of foreign subsidiaries.

INCOME

     Income before income taxes decreased $5.9 million (17%) to $28.8 million in 2002 from $34.7 million in 2001. This decrease was primarily the result of decreased leverage of fixed costs over a lower revenue base (excluding acquisitions) for both segments and the non-recurring gains included in 2001 other income mentioned above. These factors were partially offset by the cessation of goodwill amortization.

     The provision for income taxes decreased by $3.5 million to $9.2 million in 2002 compared to $12.7 million in 2001, as a result of lower income before taxes and a lower overall effective tax rate. The Company's effective tax rate was 32.0% in 2002, compared to 36.5% in 2001. This decrease was primarily attributable to the cessation of non-deductible goodwill amortization. A higher proportion of Extraterritorial Income Exclusion (EIE) benefit from U.S. export sales relative to pretax income and a higher proportion of income derived from lower taxed non-U.S. jurisdictions also contributed to this decline.

     Net income decreased $2.4 million (11%) to $19.6 million ($1.22 diluted earnings per share) in 2002, compared to $22.0 million ($1.40 diluted earnings per share) in 2001. In both 2002 and 2001, net income included $0.3 million in after-tax LIFO income ($0.02 diluted earnings per share). The decrease in net income was primarily attributable to the same factors that resulted in decreased income before taxes noted above.

                               --------------



LIQUIDITY AND CAPITAL RESOURCES

     OPERATING WORKING CAPITAL

     During 2003, operating working capital (defined as receivables plus inventories, less accounts payable and accrued liabilities) decreased $3.6 million as reductions in inventory and increases in accounts payable and accrued liabilities were partially offset by higher receivables. These changes were a result of the increased activity levels in the fourth quarter of 2003 (revenues and cost of sales increased 12% compared to the fourth quarter of 2002) combined with improved management of inventory and collection of accounts receivable. Inventory turnover improved to 4.9 at December 31, 2003, compared to 4.2 at December 31, 2002. Days sales outstanding improved to 63 days at December 31, 2003, compared to 65 days at December 31, 2002.

     CASH FLOWS

     During 2003, the Company generated cash flows from operations totaling $46.3 million, a decrease of $6.2 million (12%) compared to 2002. This decrease was primarily the result of a less favorable change

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

in operating working capital, partially offset by higher net income in 2003. During 2003, the Company made principal payments of $59.5 million and borrowed $122.0 million under its credit facilities. Borrowings included $92.0 million during the fourth quarter of 2003, which was used to demonstrate the Company's ability to finance and complete the acquisition of Syltone. See Note 16 to the Consolidated Financial Statements for additional information regarding the Syltone acquisition. The effect of exchange rate changes on cash and cash equivalents was $10.7 million in 2003 compared to $2.6 in 2002. This increase is due to a significant strengthening of the euro and British pound against the U.S. dollar during 2003, combined with the fact that the Company had significant British pound denominated cash and cash equivalents during the fourth quarter of 2003 to fund the Syltone acquisition, as noted above. The cash flows provided by operating and financing activities and used in investing activities, combined with the effect of exchange rate changes, resulted in a net cash increase of $107.1 million during 2003.

     CAPITAL EXPENDITURES AND COMMITMENTS

     Capital projects designed to increase operating efficiency and flexibility, expand production capacity and increase product quality resulted in expenditures of $12.0 million in 2003, compared to $13.6 million in 2002. This decrease was primarily due to the timing of capital projects. Commitments for capital expenditures at December 31, 2003 totaled $10.4 million. Capital expenditures related to environmental projects have not been significant in the past and are not expected to be significant in the foreseeable future.

     In October 1998, Gardner Denver's Board of Directors authorized the repurchase of up to 1,600,000 shares of the Company's common stock to be used for general corporate purposes. Approximately 200,000 shares remain available for repurchase under this program. The Company has also established a Stock Repurchase Program for its executive officers to provide a means for them to sell Gardner Denver common stock and obtain sufficient funds to meet income tax obligations which arise from the exercise or vesting of incentive stock options, restricted stock or performance shares. The Gardner Denver Board has authorized up to 400,000 shares for repurchase under this program, and of this amount, approximately 200,000 shares remain available for repurchase. During 2003, no shares were repurchased under these repurchase programs. As of December 31, 2003, a total of 1,572,542 shares have been repurchased at a cost of $22.8 million under both repurchase programs. In 2003, the Company also acquired 5,509 shares of its common stock, valued at $0.1 million, which were tendered for the exercise of stock options.

     LIQUIDITY

     On March 6, 2002, the Company amended and restated its Revolving Line of Credit Agreement (the "Credit Line"), increasing the aggregate borrowing capacity to $150 million and extending the maturity date to March 6, 2005. Subject to approval by lenders holding more than 75% of the debt, the Company may request up to two, one-year extensions. The Credit Line requires no principal payments during the term of the agreement and is due upon final maturity. On December 31, 2003, the Credit Line had an outstanding balance of $114.0 million, leaving $36.0 million available for future use or for letters of credit.

     The amended and restated agreement also provided for an additional $50 million Term Loan. Proceeds from the Term Loan were used to retire debt outstanding under an Interim Credit Agreement. The five-year Term Loan requires principal payments of $2.5 million in years one and two, and $15 million in years three through five. Other terms and conditions of the Term Loan are similar to those of the Credit Line.

     The Company's borrowing arrangements are generally unsecured and permit certain investments and dividend payments. There are no material restrictions on the Company as a result of its credit arrangements, other than customary covenants regarding certain earnings, liquidity and capital ratios.

     On September 24, 2003, the Company filed with the Securities and Exchange Commission ("SEC") a shelf registration statement regarding $150 million of its securities. The registration statement has since

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

been declared effective by the SEC and allows the Company to complete one or more offerings of its common stock, preferred stock, debt securities or warrants. The Company intends to use the net proceeds from any offering for acquisitions, capital expenditures, repayment of borrowings, working capital and other general corporate purposes.

     Management currently expects the Company's cash flows in 2004 to be sufficient to fund its scheduled debt service and provide required resources for working capital and capital investments.

     CONTRACTUAL OBLIGATIONS

     At December 31, 2003, certain of the Company's contractual obligations, including estimated payments due by period, are as follows (dollars in thousands):

                                                                       PAYMENTS DUE BY PERIOD
                                                --------------------------------------------------------------------
                                                  LESS THAN 1                                          MORE THAN 5
CONTRACTUAL OBLIGATIONS           TOTAL              YEAR           1-3 YEARS         3-5 YEARS           YEARS
                              --------------    --------------    --------------    --------------    --------------
Long-term debt ..........        $  182,631        $   16,875        $  154,000        $    3,750        $    8,006
Operating leases ........            17,409             3,469             4,932             2,861             6,147
Purchase obligations ....            35,258            35,210                48                --                --
                              --------------    --------------    --------------    --------------    --------------
Total ...................        $  235,298        $   55,554        $  158,980        $    6,611        $   14,153
                              ==============    ==============    ==============    ==============    ==============

     Purchase obligations consist primarily of inventory purchases made in the normal course of business to meet operational requirements. The above table does not include $57.1 million of other non-current liabilities recorded in the balance sheet, which primarily consists of pension and other postretirement liabilities, because the timing of payments related to such liabilities is uncertain.

MARKET RISK

     The Company is exposed to market risk related to changes in interest rates as well as European and other foreign currency exchange rates, and selectively uses derivative financial instruments, including forwards and swaps, to manage these risks. The Company does not hold derivatives for trading purposes. The value of market-risk sensitive derivatives and other financial instruments is subject to change as a result of movements in market rates and prices. Sensitivity analysis is one technique used to evaluate these impacts. Based on a hypothetical ten percent change in interest rates or ten percent weakening in the U.S. dollar across relevant foreign currencies, principally the euro and British pound, the potential losses in future earnings, fair value and cash flows are not material to the Company.

CONTINGENCIES

     The Company is a party to various legal proceedings, lawsuits and administrative actions, which are of an ordinary or routine nature. Due to the bankruptcies of several asbestos manufacturers and other primary defendants, the Company has been named as a defendant in an increasing number of asbestos personal injury lawsuits. The Company has also been named as a defendant in an increasing number of silicosis personal injury lawsuits. The plaintiffs in these suits allege exposure to asbestos or silica from multiple sources, and typically the Company is one of approximately 25 or more named defendants. In the Company's experience, the substantial majority of the plaintiffs are not physically impaired with a disease attributable to the alleged exposure.

     Predecessors to the Company manufactured, distributed and sold the products allegedly at issue in the pending asbestos and silicosis litigation lawsuits. The Company has potential responsibility for certain contingent liabilities with respect to these products, namely: (a) air compressors which used asbestos containing components manufactured and supplied by third parties; and (b) portable air compressors used in sandblasting operations as a component of sandblasting equipment manufactured and sold by others. The sandblasting equipment is alleged to have caused the silicosis disease plaintiffs claim in these cases.

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

     Neither the Company, nor its predecessors, ever mined, manufactured, mixed, produced or distributed asbestos fiber. The asbestos containing components used in the products at issue were completely encapsulated in a protective non-asbestos binder and enclosed within the subject products. Furthermore, the Company has never manufactured or distributed portable air compressors.

     The Company has entered into a series of cost sharing agreements with multiple insurance companies to secure coverage for asbestos and silicosis lawsuits. The Company also believes some of the potential liabilities regarding these lawsuits are covered by indemnity agreements with other parties. The Company's uninsured settlement payments for past asbestos and silicosis lawsuits have been immaterial.

     The Company believes that the pending, and future, asbestos and silicosis lawsuits will not, in the aggregate, have a material adverse effect on its consolidated financial position, results of operations or liquidity, based on: the Company's anticipated insurance and indemnification rights to address the risks of such matters; the limited potential asbestos exposure from the components described above; the Company's experience that the substantial majority of plaintiffs are not impaired with a disease attributable to alleged exposure to asbestos or silica; various potential defenses available to the Company with respect to such matters; and the Company's prior disposition of comparable matters. However, due to the inherent uncertainties of litigation and because future developments could cause a different outcome, there can be no assurance that the resolution of pending or future lawsuits, whether by judgment, settlement or dismissal, will not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

     The Company has also been identified as a potentially responsible party with respect to several sites designated for environmental cleanup under various state and federal laws. The Company does not own any of these sites. The Company does not believe that the future potential costs related to these sites will have a material adverse effect on its consolidated financial position, results of operations or liquidity.

NEW ACCOUNTING STANDARDS

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted SFAS No. 148 and included the required disclosures in Note 1 to the Consolidated Financial Statements.

     In December 2002, the Emerging Issues Task Force issued EITF 00-21, "Revenue Arrangements with Multiple Deliverables." This issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. In some arrangements, the different revenue-generating activities (deliverables) are sufficiently separable, and there exists sufficient evidence of their fair values to separately account for some or all of the deliverables. This issue addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. This issue does not change otherwise applicable revenue recognition criteria. This issue is applicable for revenue arrangements beginning in the third quarter of 2003. The Company has adopted the provisions of EITF 00-21, which did not have a material impact on its financial statements.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulletin No. 51, which addresses consolidation by business enterprises of variable interest entities. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the interest entities do not effectively disperse risks among the parties involved. This interpretation applies to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company has no variable interest entities and has adopted this interpretation which did not have a material impact on its financial statements.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has adopted this statement which did not have a material impact on its financial statements.

     In December 2003, the FASB issued SFAS No. 132 (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement requires additional disclosures about plan assets, benefit obligations, cash flows, benefit costs and other relevant information. In addition to expanded annual disclosures, the statement also requires disclosures of various elements of pension and other postretirement benefit costs on an interim basis. The Company has adopted SFAS No.132 (revised) and included the required disclosures in Note 7 to the Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

     Management has evaluated the accounting policies used in the preparation of the Company's financial statements and related notes and believes those policies to be reasonable and appropriate. Certain of these accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on historical experience, trends in the industry, information provided by customers and information available from other outside sources, as appropriate. The most significant areas involving management judgments and estimates are described below. Management believes that the amounts recorded in the Company's financial statements related to these areas are based on their best judgments and estimates, although actual results could differ materially under different assumptions or conditions.

     INVENTORIES

     Inventories, which consist of materials, labor and manufacturing overhead, are carried at the lower of cost or market value. As of December 31, 2003, $40.4 million (63%) of the Company's inventory is accounted for on a first-in, first-out (FIFO) basis with the remaining $23.9 million (37%) accounted for on a last-in, first-out (LIFO) basis. Management regularly reviews inventory for obsolescence to determine whether a write-down is necessary. Various factors are considered in making this determination, including recent sales history and predicted trends, industry market conditions and general economic conditions.

     GOODWILL AND OTHER INTANGIBLES

     The Company has adopted SFAS No. 142 "Goodwill and Other Intangible Assets." Under the provisions of this standard, intangible assets deemed to have indefinite lives and goodwill are not subject to amortization. All other intangible assets are amortized over their estimated useful lives. Goodwill and other intangible assets not subject to amortization are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. This testing requires comparison of carrying values to fair values, and when appropriate, the carrying value of impaired assets is reduced to fair value. During the second quarter of 2003, the Company completed its annual impairment test and determined that no impairment existed. While management believes that its estimates of fair value are reasonable, different assumptions regarding such factors as product volumes, selling price changes, labor and material cost changes, interest rates and productivity could affect such valuations.

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

     PRODUCT WARRANTY

     The Company's product warranty liability is calculated based primarily upon historical warranty claims experience. Management also factors into the product warranty accrual any specific warranty issues identified during the period which are expected to impact future periods and may not be consistent with historical claims experience. Product warranty accruals are reviewed regularly by management and adjusted from time to time when actual warranty claims experience differs from that estimated.

     PENSION AND OTHER POSTRETIREMENT BENEFITS

     Pension and other postretirement benefit obligations and expense (or income) are dependent on assumptions used in calculating such amounts. These assumptions include discount rate, rate of compensation increases, expected rates of return on plan assets and expected health care trend rates. In accordance with accounting principles generally accepted in the United States, actual results that differ from the assumptions are accumulated and amortized over future periods. While management believes that the assumptions are appropriate, differences in actual experience or changes in assumptions may affect the Company's pension and other postretirement benefit obligations and future expense (or income). In addition, due to the significant declines in the financial markets during the past few years, the fair value of the plan assets of certain of the Company's funded defined benefit pension plans was less than their accumulated benefit obligation at December 31, 2003. As a result, the Company has recorded a cumulative reduction to stockholders' equity (accumulated other comprehensive income) in the amount of $5.2 million (after tax) as of December 31, 2003. This non-cash reduction in stockholders' equity did not impact the Company's compliance with its existing debt covenants and could be reversed in future periods if a combination of factors, including interest rate increases, improved investment results and contributions, cause the pension plans to return to or exceed fully funded status. However, depending upon the performance of the equity and bond markets in 2004 and beyond, the Company could also be required to record additional charges to stockholders' equity in the future. Due to the market trends of the past few years (i.e., lower interest rates and asset returns and increasing health care costs) and lower amortization gains from prior service costs, pension and other postretirement benefit expense is expected to increase by approximately $1.2 million in 2004 (excluding the incremental expense associated with the Syltone acquisition).

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

                                OUR INDUSTRY

     Our Compressed Air Product segment competes in a worldwide market for compressed air products and services which we estimate to be in excess of $5 billion per year in sales. Our Pump Product segment competes in a worldwide market for pump products which we estimate to be in excess of $22 billion per year in sales. Our reciprocating pumps compete for approximately $2 billion of that market. Products in both of these markets are sold to a diverse group of customers across a wide range of industries.

     Almost all manufacturing plants and industrial facilities, as well as many service industries, utilize air compressors and/or blowers. Our largest customers for compressor products are durable and non-durable goods manufacturers; process industries (petroleum, primary metals, pharmaceutical, food and paper); manufacturers of carpet cleaning equipment, pneumatic conveying equipment, and dry and liquid bulk transports; wastewater treatment facilities; and automotive service centers and niche applications such as PET bottle blowing, breathing air equipment and compressed natural gas. Typical applications for our pumps include oil transfer, salt water disposal, ammine pumping for gas processing, repressurizing, enhanced oil recovery, hydraulic power and other liquid transfer applications.

     Compressed air and pump products are best characterized as mature, with evolutionary technological advances. Technological advances in compressed air products include development of oil-free air compressors, increased product efficiency, reduction of noise levels and advanced control systems to upgrade the flexibility and precision of regulating pressure and capacity. Emerging compressed air market niches result from new technologies in plastics extrusion, oil and natural gas well drilling, field gas gathering, mobile and stationary vacuum applications, utility and fiber optic installation and environmental impact minimization, as well as other factors. Technological advances in pump products include development of larger horsepower and lighter weight pumps.

     Given the wide variety of end-users who use compressed air and pump products, strong distribution channels are critical. Products are sold through independent distributors, sales representatives, company stores, and directly to OEMs, engineering firms and end-users. Competitors within our industry use various combinations of distribution channels to reach customers.

     Competition in our markets is generally robust and is based on product quality, performance, price and availability. The relative importance of each of these factors varies depending on the specific type of product. Given the potential for equipment failures to cause expensive operational disruption, our customers generally view quality and reliability as critical factors in their equipment purchasing decision. The required frequency of maintenance is highly variable based on the type of equipment and application.

     Although there are a few large manufacturers of compressed air products, the marketplace for these products remains highly fragmented due to the wide variety of product technologies, applications and selling channels. Our principal competitors in sales of compressed air products include Ingersoll-Rand, Sullair (owned by United Technologies Corporation), Atlas Copco, Quincy Compressor (owned by En Pro Industries), CompAir and Roots. The marketplace for pumps, although dominated by a few multinational manufacturers with a broad product offering, is still highly fragmented, as the ten largest pump manufacturers account for only approximately 40% of annual sales. Because we are currently focused on pumps used in oil and natural gas production, well servicing and well drilling, we do not typically compete directly with the major full-line manufacturers. Our principal competitors in sales of petroleum pump products include National-Oilwell and SPM Flow Control, Inc. Our principal competitors in sales of water jetting systems include NLB Corp., WOMA Apparatebau GmbH and Hammelmann Maschinenfabrik GmbH.

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

                                OUR BUSINESS

     Other than under "- Recent Developments," the following discussion of our business does not reflect our acquisition of Syltone in January 2004.

     Gardner Denver designs, manufactures and markets compressed air products and pump products. We believe we are one of the leading manufacturers of highly engineered stationary air compressors and blowers for industrial applications in the United States. Stationary air compressors are used in manufacturing, process applications and materials handling, and to power air tools and equipment. Blowers are used primarily in pneumatic conveying, wastewater aeration and engineered vacuum systems. We also believe that we are one of the leading manufacturers of reciprocating pumps used in oil and natural gas well drilling, servicing and production and in water jetting systems.

     For the year ended December 31, 2003, we had revenues of $439.5 million, of which approximately 84% were derived from sales of compressed air products while approximately 16% were from sales of pump products. Approximately 58% of our total revenues for the year ended December 31, 2003 were derived from sales in the United States and approximately 42% were from sales to customers in various countries outside the United States. Of the total non-U.S. sales, 52% were to Europe, 21% to Asia, 15% to Canada, 9% to Latin America and 3% to other regions.

COMPRESSED AIR PRODUCTS SEGMENT

     In the Compressed Air Products segment, we design, manufacture, market and service the following products and related aftermarket parts for industrial and commercial applications: rotary screw, reciprocating, sliding vane and centrifugal compressors, positive displacement and centrifugal blowers. Our sales of compressed air products for the year ended December 31, 2003 were $369.0 million, of which approximately 57% were to customers in the United States.

     Compressors are used to increase the pressure of gas, including air, by mechanically decreasing its volume. Our reciprocating compressors range from
0.5 to 1,500 horsepower and are sold under the Gardner Denver, Champion, Commandair and Belliss & Morcom trademarks. Our rotary screw compressors range from 5 to 680 horsepower and are sold under the Gardner Denver, Electra-Screw, Electra-Saver, Enduro, RotorChamp, Twistair, Tamrotor, and Tempest trademarks. Our centrifugal compressors range from 400 to 1,500 horsepower and are sold under the GD Turbo name.

     Blowers are used to produce a high volume of air at low pressure and to produce vacuum. Positive displacement blowers provide a constant volume of airflow at varying levels of pressure. Centrifugal blowers produce a constant level of pressure and varying volumes of airflow. Our positive displacement blowers range from 0 to 36 pounds per square inch gauge (PSIG) pressure and 0-28"of mercury (Hg) vacuum and 0 to 43,000 cubic feet per minute (CFM) and are sold under the trademarks Sutorbilt, DuroFlow, CycloBlower and TurboTron. Our multistage centrifugal blowers are sold under the trademarks Lamson and Hoffman and range from 0.5 to 25 PSIG pressure and 0-18"Hg vacuum and 100 to 50,000 CFM. Our rotary sliding vane compressors and vacuum pumps range from 0 to 150 PSIG and 0 to 3,000 CFM and are sold under the trademark Wittig. Our engineered vacuum systems are used in industrial cleaning and maintenance and are sold under the Invincible and Cat Vac trademarks.

     Almost all domestic manufacturing plants and industrial facilities, as well as many service industries, utilize air compressors or blowers. The largest customers for our compressor products are durable and non-durable goods manufacturers; process industries (petroleum, primary metals, pharmaceutical, food and paper); OEMs; manufacturers of carpet cleaning equipment, pneumatic conveying equipment, and dry and liquid bulk transports; wastewater treatment facilities; and automotive service centers and niche applications such as PET bottle blowing, breathing air equipment and compressed natural gas. Manufacturers of machinery and related equipment use stationary compressors for automated systems, controls, materials handling and special machinery requirements. The petroleum, primary metals, pharmaceutical, food and paper industries require compressed air for process, instrumentation and

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

control, packaging and pneumatic conveying. Blowers are instrumental to local utilities for aeration in treating industrial and municipal waste. Blowers are also used in service industries, for example, residential carpet cleaning to vacuum moisture from carpets during the shampooing and cleaning process. Blowers and rotary vane compressors are used on trucks to vacuum leaves and debris from street sewers and to unload liquid and dry bulk and powder materials such as cement, grain and plastic pellets. Additionally, blowers are used in numerous chemical process applications.

PUMP PRODUCTS SEGMENT

     We design, manufacture, market and service a diverse group of pumps, water jetting systems and related aftermarket parts used in oil and natural gas well drilling, servicing and production and in industrial cleaning and maintenance. Sales of our pump products for the year ended December 31, 2003 were $70.5 million, of which approximately 64% were to customers in the United States.

     Positive displacement reciprocating pumps are marketed under the Gardner Denver, Geoquip, Ajax and OPI trademarks. Typical applications of Gardner Denver pumps in oil and natural gas production include oil transfer, water flooding, salt water disposal, pipeline testing, ammine pumping for gas processing, re-pressurizing, enhanced oil recovery, hydraulic power and other liquid transfer applications. Our production pumps range from 16 to 600 horsepower and consist of horizontal and vertical designed pumps. We market one of the most complete product lines of well servicing pumps. Well servicing operations include general workover service, completions (bringing wells into production after drilling), and plugging and abandonment of wells. Our well servicing products consist of high pressure plunger pumps ranging from 165 to 400 horsepower. We also manufacture intermittent duty triplex and quintuplex plunger pumps ranging from 250 to 3,000 horsepower for well cementing and stimulation, including reservoir fracturing or acidizing. Duplex pumps, ranging from 16 to 135 horsepower, are produced for shallow drilling, which includes water well drilling, seismic drilling and mineral exploration. Continuous duty triplex mud pumps for oil and natural gas drilling rigs range from 275 to 2,000 horsepower. A small portion of Gardner Denver and Ajax pumps are sold for use in industrial applications.

     Our water jetting pumps and systems are used in industrial cleaning and maintenance and are sold under the Partek, Liqua-Blaster and American Water Blaster trademarks. Applications in this market segment include runway and shiphull cleaning, concrete demolition and metal surface preparation.

CUSTOMERS AND CUSTOMER SERVICE

     We sell our products through independent distributors and sales representatives and directly to OEMs, engineering firms and end-users. We have been able to establish strong customer relationships with several key OEMs and exclusive supply arrangements with many of our distributors. We use a direct sales force to service OEM and engineering firm accounts because these customers typically require higher levels of technical assistance, more coordinated shipment scheduling and more complex product service than customers of our less specialized products. As a majority of our products are marketed through independent distribution, we are committed to developing and supporting our distribution network of over 1,000 distributors and representatives. We have a distribution center in Memphis, Tennessee that stocks parts, accessories, blowers and small compressor products in order to provide adequate and timely availability. We also provide our distributors with sales and product literature, technical assistance and training programs, advertising and sales promotions, order-entry and tracking systems and an annual restocking program. Furthermore, we participate in major trade shows and have a telemarketing department to generate sales leads and support the distributors' sales staffs.

     Our distributors maintain an inventory of complete units and parts and provide aftermarket service to end-users. There are several hundred field service representatives for Gardner Denver products in the distributor network. Our service personnel and product engineers provide the distributors' service representatives with technical assistance and field training, particularly with respect to installation and

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

repair of equipment. We also provide aftermarket support through our remanufacturing facilities in Indianapolis, Indiana; Fort Worth, Texas; and Mayfield, Kentucky. The Indianapolis operation remanufactures and repairs air ends for rotary screw compressors, blowers and reciprocating compressors. The Fort Worth facility repairs and remanufactures well servicing pumps, while the Mayfield operation provides aftermarket parts and repairs for centrifugal compressors. Outside the United States, we market our products through a network of sales representatives, as well as distributors and direct sales persons. We operate blower packaging operations in the U.K., Germany and France, and operate compressor manufacturing and packaging facilities in Finland, the U.K. and Canada.

RESEARCH AND DEVELOPMENT

     Compressed air and pump products are best characterized as mature, with evolutionary technological advances. Technological trends in compressed air products include development of oil-free air compressors, increased product efficiency, reduction of noise levels and advanced control systems to upgrade the flexibility and precision of regulating pressure and capacity. Emerging compressed air market niches result from new technologies in plastics extrusion, oil and natural gas well drilling, field gas gathering, mobile and stationary vacuum applications, utility and fiber optic installation and environmental impact minimization, as well as other factors. Trends in pump products include development of larger horsepower and lighter weight pumps.

     We actively engage in a continuing research and development program. The Gardner Denver research and development centers are dedicated to various activities, including new product development, product performance improvement and new product applications.

     Our products are designed to satisfy the safety and performance standards set by various industry groups and testing laboratories. Care is exercised throughout the manufacturing and final testing process to ensure that products conform to industry, government and customer specifications.

     Expenditures for research and development were $2.8 million in 2003, $2.4 million in 2002, and $2.5 million in 2001.

MANUFACTURING

     In general, our manufacturing processes involve machining castings and forgings which are assembled into finished components. These components are sold as finished products or packaged with purchased components into complete systems. We operate 18 manufacturing facilities that utilize a broad variety of processes. At our manufacturing locations, we maintain advanced manufacturing, quality assurance and testing equipment geared to the specific products that we manufacture, and use extensive process automation in our manufacturing operations. Most of our manufacturing facilities utilize computer aided numerical control tools and manufacturing techniques that concentrate the equipment necessary to produce similar products in one area of the plant (cell manufacturing). One operator using cell manufacturing can monitor and operate several machines, as well as assemble and test products made by such machines, thereby improving operating efficiency and product quality while reducing the amount of work-in-process and finished product inventories.

     We have representatives on the American Petroleum Institute's working committee and we have relationships with standard enforcement organizations such as Underwriters Laboratories, Det Norske Veritas and the Canadian Standard Association. We maintain ISO 9001-2000 certification on the quality systems at a majority of our manufacturing and design locations.

RAW MATERIALS

     The primary raw materials used by Gardner Denver are cast iron and steel. Such materials are generally available from a number of suppliers. We do not currently have long-term contracts with our suppliers of raw materials, but we believe that our sources of raw materials are reliable and adequate for our needs. We utilize single sources of supply for certain iron castings and other selected components. A

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

disruption in deliveries from a given supplier could therefore have an adverse effect on our ability to meet our commitments to customers. Nevertheless, we believe that we have appropriately balanced this risk against the cost of sustaining a greater number of suppliers. Moreover, we have sought, and will continue to seek, cost reductions in our purchases of materials and supplies by consolidating purchases, pursuing alternate sources of supply and using online bidding competitions among potential suppliers.

BACKLOG

     Our backlog was approximately $58.4 million at December 31, 2003 as compared to approximately $65.3 million at December 31, 2002. Backlog consists of orders believed to be firm for which a customer purchase order has been received or communicated. Since orders may be rescheduled or canceled, backlog does not necessarily reflect future sales levels.

PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

     We believe that the success of our business depends more on the technical competence, creativity and marketing abilities of our employees than on any individual patent, trademark or copyright. Nevertheless, as part of our ongoing research, development and manufacturing activities, we have a policy of seeking to protect our proprietary products, product enhancements and processes with appropriate intellectual property protections.

     In the aggregate, patents and trademarks are of considerable importance to the manufacturing and marketing of many of our products. However, we do not consider any single patent or trademark, or group of patents or trademarks, to be material to our business as a whole, except for the Gardner Denver trademark. Other important trademarks we use include DuroFlow, Sutorbilt, CycloBlower, Wittig, Lamson, Tamrotor, OPI, Champion, Geoquip, Belliss & Morcom and Hoffman. Joy is a registered trademark of Joy Technologies, Inc. We have the right to use the Joy trademark on aftermarket parts until November 2027. Our right to use this trademark on air compressors expired in November 1995. Pursuant to trademark license agreements, Cooper Industries has rights to use the Gardner Denver trademark for certain power tools and we have rights to use the Ajax trademark for petroleum pump products. We have registered our trademarks in the countries where it is deemed necessary.

     We also rely upon trade secret protection for our confidential and proprietary information. We routinely enter into confidentiality agreements with our employees. There can be no assurance, however, that others will not independently obtain similar information and techniques or otherwise gain access to our trade secrets or that we can effectively protect our trade secrets.

EMPLOYEES

     At December 31, 2003, we had approximately 1,900 full-time employees, of which approximately 650, including most of the employees in Finland, Germany and the U.K., were represented by labor unions. We believe that our current relations with employees are satisfactory.

ENVIRONMENTAL MATTERS

     We are subject to numerous federal, state, local and foreign laws and regulations relating to the storage, handling, emission, disposal and discharge of materials into the environment. We believe that our existing environmental control procedures are adequate and we have no current plans for substantial capital expenditures in this area. We have an environmental policy that confirms our commitment to a clean environment and to compliance with environmental laws. We have an active environmental management program aimed at compliance with existing environmental regulations and developing methods to eliminate or significantly reduce the generation of pollutants in the manufacturing processes.

     We have been identified as a potentially responsible party ("PRP") with respect to several sites designated for cleanup under federal "Superfund" or similar state laws, which impose liability for cleanup of certain waste sites and for related natural resource damages. Persons potentially liable for such costs and damages generally include the site owner or operator and persons that disposed or arranged for the

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

disposal of hazardous substances found at those sites. Although these laws impose joint and several liability, in application, the PRPs typically allocate the investigation and cleanup costs based upon the volume of waste contributed by each PRP. Based on currently available information, Gardner Denver was only a small contributor to a substantial majority of these waste sites, and we have, or are attempting to negotiate, de minimis settlements for their cleanup. The cleanup of the remaining sites is substantially complete and our future obligations entail a share of the sites' ongoing operating and maintenance expense.

     We have an accrued liability on our balance sheet to the extent costs are known or can be estimated for our remaining financial obligations for these matters. Based upon consideration of currently available information, we do not anticipate any materially adverse effect on our results of operations, financial condition, liquidity or competitive position as a result of compliance with federal, state, local or foreign environmental laws or regulations or cleanup costs relating to the sites discussed above.

RECENT DEVELOPMENTS

     On January 2, 2004, we effectively acquired all of the outstanding shares of Syltone plc ("Syltone"), previously a publicly traded company listed on the London Stock Exchange. The purchase price of (pounds)61.2 million (approximately $109.2 million) including assumed bank debt (net of cash acquired) was paid in the form of cash ((pounds)43.1 million), new loan notes ((pounds)5.2 million) and the assumption of Syltone's existing bank debt, net of cash ((pounds)12.9 million). Syltone is headquartered in Bradford, U.K. and manufactures products in the U.K., Germany, France, Canada, Denmark and the U.S. Syltone also operates fitting shops around the world, which assemble its manufactured components and other parts on commercial vehicles and provides aftermarket support.

     Syltone's principal activity is the design, manufacture, sale and service of equipment for the international transportation and fluid transfer industries. Syltone is one of the world's largest manufacturers of equipment used for handling dry bulk or liquid product on commercial vehicles and loading arms for rail, truck and marine applications. Syltone generated revenues and operating profit (in accordance with accounting principles generally accepted in the U.K.) of (pounds)84.4 million and (pounds)6.3 million, respectively (approximately $151.1 million and $11.3 million, respectively as calculated using the December 31, 2003 exchange rate of $1.79/(pounds)) for the twelve months ended September 30, 2003.

     Syltone's largest markets are Europe and North America, which represent approximately 67% and 20% of its revenues, respectively. Of the total sales to Europe, approximately 38% are to the U.K., 18% to France, 11% to Germany and 33% to other European countries. Approximately 70% of Syltone's revenues are generated through transportation-related activities while the remaining 30% stem from fluid transfer-related activities.

     SYLTONE'S TRANSPORTATION-RELATED ACTIVITIES

     Syltone's transportation-related activities include the design and manufacture of equipment for handling dry bulk or liquid product on commercial vehicles, access platforms, axles and gearboxes for commercial and military applications, power take-offs and valves. This part of Syltone's business serves tank truck carriers and highway and utility applications.

     Syltone designs and installs loading and unloading systems, which often include blowers, compressors, pumps, valves and filters, to serve the tank truck sector. The product being handled by the tank trucks can be in a liquid, dry or gaseous state, thereby dictating the system required. Carriers of petroleum-based products and other fuels, which are potentially dangerous and polluting products, are highly regulated by various governmental authorities around the world. Syltone provides these carriers with bottom loading vapor recovery systems and other ancillary and safety equipment.

     Highway and utility applications include vans and trucks fitted with access platforms and systems, which include compressors, generators, hydraulics and pumps to drive a wide range of equipment.

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

Typical uses for such systems include road demolition equipment, tire removal, electrical tools and lighting, hydraulic hand tools and high-pressure water jetting pumps. The access platforms are hydraulically powered and are typically used for overhead service applications. The diverse range of customers for these products include local government authorities, utility companies (electricity, water, gas, telecommunications) and tire and road service providers.

     Syltone's transportation-related products are sold under the Drum, Emco Wheaton, Perolo, Priestman, Sam System, Webster and AirDrive names. Primary competitors serving the tank truck market include GHH (owned by Ingersoll-Rand), Civacon and Blackmer Mouvex (both owned by Dover
Corporation) and Sening. Mellow Flowtrans, Winton Engineering and Versalift are the primary competitors serving highway and utility applications.

     SYLTONE'S FLUID TRANSFER-RELATED ACTIVITIES

     Syltone's fluid transfer-related activities include the design and manufacture of arms, swivel joints and related systems for loading and offloading liquids from ships, railcars and road vehicles, as well as dry-break couplers and valves. These loading arms and systems are used in distribution and marine applications. This part of Syltone's business serves a variety of markets including the petroleum, chemical, food, liquefied gas and marine industries and the military.

     Syltone's fluid transfer products are sold primarily under the Emco Wheaton and Perolo names. Competitors in this sector include OPW Engineered Systems (owned by Dover Corporation) and Kanon in distribution applications; and FMC Technologies and Schwelm Verladetechnik GmbH (SVT) in both marine and distribution applications.

     SYLTONE'S CUSTOMER SERVICE

     One of Syltone's strengths is its global sales, service and vehicle fitting facility network. Syltone currently has sales offices in fifteen countries, which are reinforced by an expanding network of distributors and agents. Syltone also has 14 vehicle fitting facilities in 11 countries worldwide.

     Syltone has a highly skilled workforce. In-house engineering can customize a system installation and offer preventive maintenance, repairs, refurbishment, upgrades and spare parts for all equipment to optimize product lifecycle cost. Many of Syltone's products operate in critical health and safety environments and therefore changes in legislation frequently drive requirements for product enhancements and innovations.

     The acquisition of Syltone strengthens our position, particularly in Europe, as the leading global provider of bulk handling solutions for the commercial transportation industry. Syltone's emphasis on systems-oriented handling solutions expands our product offering and manufacturing capabilities and provides incremental growth opportunities. In addition, Syltone's installation and aftermarket capabilities are expected to strengthen our distribution and service networks. Through the acquisition of Syltone, Gardner Denver expands its product lines to include loading arms. We view loading arms as an attractive market segment given its stability in developed regions where product demand is driven primarily by replacement activity, and its growth potential in emerging economies that are expanding their transportation infrastructure.



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

                                 MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is information regarding our executive officers and directors as of March 10, 2004.

NAME                                                   AGE     OFFICE
----                                                   ---     ------
Ross J. Centanni ....................................   58     Chairman, President and Chief Executive Officer
Michael S. Carney ...................................   46     Vice President and General Manager, Blower Division
Helen W. Cornell ....................................   45     Vice President and General Manager, Fluid Transfer
                                                               Division and Operations Support
Tracy D. Pagliara ...................................   41     Vice President, Administration, General Counsel and
                                                               Secretary
Philip R. Roth ......................................   52     Vice President, Finance and Chief Financial Officer
J. Dennis Shull .....................................   55     Vice President and General Manager, Compressor
                                                               Division
Richard C. Steber ...................................   53     Vice President and General Manager, Pump Division
Donald G. Barger, Jr. ...............................   61     Director
Frank J. Hansen .....................................   62     Director
Raymond R. Hipp .....................................   61     Director
Thomas M. McKenna ...................................   66     Director
Diane K. Schumacher .................................   50     Director
Richard L. Thompson .................................   64     Director

     ROSS J. CENTANNI, age 58, has been President and Chief Executive Officer and a director of Gardner Denver since its incorporation in November 1993. He has been Chairman of Gardner Denver's Board of Directors since November 1998. Prior to Gardner Denver's spin-off from Cooper Industries, Inc. ("Cooper") in April 1994, he was Vice President and General Manager of Gardner Denver's predecessor, the Gardner-Denver Industrial Machinery Division, where he also served as Director of Marketing from August 1985 to June 1990. He has a B.S. degree in industrial technology and an M.B.A. degree from Louisiana State University. Mr. Centanni is a director of Esterline Technologies, a publicly held manufacturer of components for avionics, propulsion and guidance systems, and Denman Services, Inc., a privately held supplier of medical products. He is also a member of the Petroleum Equipment Suppliers Association Board of Directors and a member of the Executive Committee of the International Compressed Air and Allied Machinery Committee.

     MICHAEL S. CARNEY, age 46, joined the Company as Vice President and General Manager, Gardner Denver Blower Division in November 2001. Prior to joining Gardner Denver, Mr. Carney worked for Woods Equipment Company from 1995 to May 2001. The last position he held with Woods was Vice President, Construction Business. From 1979 to 1995, Mr. Carney worked for General Electric Company in various management positions. Mr. Carney has a B.S.M.E. degree from the University of Notre Dame, an M.S.E.E. degree from the University of Cincinnati, and an M.S.I.A. degree from Purdue University.

     HELEN W. CORNELL, age 45, was appointed Vice President and General Manager, Fluid Transfer Division and Operations Support of Gardner Denver in March 2004. She previously served as Vice President, Strategic Planning and Operations Support from August 2001 until her promotion. She served as Vice President, Compressor Operations for the Compressor and Pump Division from April 2000 until August 2001. From November 1993 until accepting her operations role, Ms. Cornell held positions of

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

increasing responsibility as the Corporate Secretary and Treasurer of the Company, serving in the role of Vice President, Corporate Secretary and Treasurer from April 1996 until April 2000. She holds a B.S. degree in accounting from the University of Kentucky and an M.B.A. from Vanderbilt University. She is a Certified Public Accountant and a Certified Management Accountant.

     TRACY D. PAGLIARA, age 41, was appointed Vice President, Administration, General Counsel and Secretary of Gardner Denver in March 2004. He previously served as Vice President, General Counsel and Secretary from August 2000 until his promotion. Prior to joining Gardner Denver, Mr. Pagliara held positions of increasing responsibility in the legal departments of Verizon Communications/GTE Corporation from August 1996 to August 2000 and Kellwood Company from May 1993 to August 1996, ultimately serving in the role of Assistant General Counsel for each company. Mr. Pagliara, a Certified Public Accountant, has a B.S. degree in accounting and a J.D. degree from the University of Illinois.

     PHILIP R. ROTH, age 52, joined the Company as Vice President, Finance and Chief Financial Officer in May 1996. Prior to joining Gardner Denver, Mr. Roth was employed by Emerson Electric Co. for fifteen years, most recently as the Vice President, Finance and Chief Financial Officer of the Wiegand Industrial Division. Mr. Roth, a Certified Public Accountant, received his B.S. degree in business administration from the University of Missouri and an M.B.A. from the Olin School of Business at Washington University.

     J. DENNIS SHULL, age 55, has been the Vice President and General Manager, Gardner Denver Compressor Division since January 2002. He previously served the Company as Vice President and General Manager, Gardner Denver Compressor and Pump Division since its organization in August 1997. Prior to August 1997, he served as Vice President, Sales and Marketing since the Company's incorporation in November 1993. From August 1990 until November 1993, Mr. Shull was the Director of Marketing for the Division. Mr. Shull has a B.S. degree in business from Northeast Missouri State University and an M.A. in business from Webster University.

     RICHARD C. STEBER, age 53, joined the Company as Vice President and General Manager of the Gardner Denver Pump Division in January 2002. Prior to joining Gardner Denver, he was employed by Goulds Pumps, a division of ITT Industries, for twenty-five years, most recently as the President and General Manager for Europe, Middle East, and Africa. He previously held positions of Vice President for both the sales and marketing organizations at Goulds Pumps, with domestic and international responsibility. Mr. Steber has a B.S. degree in engineering from the State University of New York College of Environmental Science and Forestry at Syracuse University.

     DONALD G. BARGER, JR., age 61, has been a director of Gardner Denver since its spin-off from Cooper in April 1994. Mr. Barger is the Senior Vice President and Chief Financial Officer of Yellow Roadway Corporation, a publicly held company specializing in the transportation of goods and materials. He joined the predecessor company, Yellow Corporation ("Yellow") in December 2002 in the same capacity. Prior to joining Yellow, he served as Vice President and Chief Financial Officer of Hillenbrand Industries Inc. ("Hillenbrand"), a publicly held company serving healthcare and funeral services, from March 1998 until December 2000. Mr. Barger was also Vice President, Chief Financial Officer of Worthington Industries, Inc., a publicly held manufacturer of metal and plastic products and processed steel products, from September 1993 until joining Hillenbrand. Mr. Barger has a B.S. degree from the United States Naval Academy and an M.B.A. from the University of Pennsylvania, Wharton School of Business. Mr. Barger is a director of the Quanex Corporation.

     FRANK J. HANSEN, age 62, has been a director of Gardner Denver since June 1997. Mr. Hansen was the President and Chief Executive Officer of IDEX Corporation, a publicly held manufacturer of proprietary fluid handling and industrial products, from April 1999 until his retirement in April 2000. He was President and Chief Operating Officer from January 1998 to April 1999 and Senior Vice President and Chief Operating Officer from July 1994 until January 1998. Mr. Hansen has a B.S. degree in business administration from Portland State University.

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

     RAYMOND R. HIPP, age 61, has been a director of Gardner Denver since November 1998. Since July 2002, Mr. Hipp has served as a strategic alternative and merger and acquisition consultant. Mr. Hipp served as Chairman, President and CEO and a Director of Alternative Resources Corporation, a provider of information technology staffing and component outsourcing, a position he held from July 1998 until his retirement in June 2002. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of telemarketing services. Mr. Hipp has a B.S. degree from Southeast Missouri State University.

     THOMAS M. MCKENNA, age 66, has been a director of Gardner Denver since its spin-off from Cooper in April 1994. Mr. McKenna served as the President of United Sugars Corporation, a marketing cooperative which is one of the nation's largest sugar marketers to both the industrial and retail markets, from December 1998 until his retirement in December 2002. He was President and Chief Executive Officer of Moorman Manufacturing Company, a privately held manufacturer of agricultural supplies, from August 1993 until January 1998. Mr. McKenna has a B.A. degree from St. Mary's College and an M.B.A. from Loyola University.

     DIANE K. SCHUMACHER, age 50, has been a director of Gardner Denver since August 2000. Ms. Schumacher has served as Senior Vice President, General Counsel and Secretary of Cooper from 1995 to 2003 and presently serves as Senior Vice President, General Counsel and Chief Compliance Officer. Ms. Schumacher holds a B.A. degree in economics from Southern Illinois University and a J.D. degree from DePaul University College of Law. She has also completed the Harvard Advanced Management Program and serves as a director of the American Arbitration Association and is a member of the Executive Committee. Ms. Schumacher is a member of the External Advisory Board for Southern Illinois University College of Business Administration.

     RICHARD L. THOMPSON, age 64, was elected to the Gardner Denver Board of Directors in November 1998. Since 1995, Mr. Thompson has served as a Group President and Executive Office Member of Caterpillar Inc. ("Caterpillar"), a publicly held manufacturer of construction machinery and equipment. He earned a B.S. in electrical engineering and an M.B.A. from Stanford University and has completed the Caterpillar Advanced Management Program. Mr. Thompson is a Director of the National Association of Manufacturers in Washington, D.C. and also presently serves on the Boards of Directors of Lennox International, Inc. and Proctor Community Hospital.

                        DESCRIPTION OF CAPITAL STOCK

     Information about our capital stock appears under "Description of Our Capital Stock" in the accompanying prospectus.

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

                                UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement, dated March , 2004, the underwriters named below, acting through their representative, Bear, Stearns & Co. Inc., have severally agreed with us, subject to the terms and conditions of the Underwriting Agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names.

UNDERWRITERS                                                                             NUMBER OF SHARES
------------                                                                             ----------------
Bear, Stearns & Co. Inc. ...............................................................
Robert W. Baird & Co. Incorporated......................................................
McDonald Investments Inc., A Keycorp Company ...........................................
Morgan Joseph & Co. Inc.................................................................
                                                                                         ----------------
         Total .........................................................................        3,000,000
                                                                                         ================

     The Underwriting Agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to approval by their counsel of legal matters and to other conditions set forth in the Underwriting Agreement. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased.

     Bear, Stearns & Co. Inc. has advised us that the underwriters propose to initially offer shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $ per share, of which $ may be reallowed to other dealers. After this offering, the public offering price, concession and other terms of the offering may be changed by Bear, Stearns & Co. Inc. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The shares of our common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     We have granted to the underwriters an option, exercisable within 30 days after the date of the prospectus supplement, to purchase from time to time up to an aggregate of 450,000 shares of common stock to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions. If the underwriters exercise their over-allotment option to purchase any of the 450,000 additional shares, each underwriter, subject to certain conditions, will become obligated to purchase its pro-rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

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

     The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                                                            TOTAL
                                                                             -------------------------------------
                                                                                 WITHOUT               WITH
                                                            PER SHARE         OVER-ALLOTMENT       OVER-ALLOTMENT
                                                         ----------------    -----------------    ----------------
Public offering price...................................  $                   $                    $

Underwriting discount...................................

Proceeds to Gardner Denver .............................

     We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $360,000.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

     Each of our executive officers and directors will agree, subject to specified exceptions, not to:

     o offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares or any options or warrants to purchase any shares, or any securities convertible into or exchangeable for shares owned as of the date of this prospectus supplement or thereafter acquired directly by those holders or with respect to which they have the power of disposition, or

     o enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares (regardless of whether any of these transactions are to be settled by the delivery of shares, or such other securities, in cash or otherwise)

for a period of 90 days after the date of this prospectus supplement without the prior written consent of Bear, Stearns & Co. Inc. This restriction terminates after the close of trading of the common stock on the 90th day after the date of this prospectus supplement. However, Bear, Stearns & Co. Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representative and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

     In addition, we have agreed that, subject to certain exceptions, during the lock-up period we will not, without the prior written consent of Bear, Stearns & Co. Inc., consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares, any options or warrants to purchase any shares or any securities convertible into, exercisable for or exchangeable for common stock other than our sale of shares in this offering, the issuance of our shares upon the exercise of outstanding options or warrants, and the issuance of options or shares under existing stock option and incentive plans.

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus supplement in any jurisdiction when action for that purpose is required. The shares of common stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus

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

supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

     OUR SHARES ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL
"GDI."

     A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

     Bear, Stearns & Co. Inc. has advised us that, pursuant to Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of common stock. A "syndicate covering transaction" is the bid for or purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the shares of common stock originally sold by such underwriter or syndicate member are purchased by the representatives in a syndicate covering transaction and have therefore not been effectively placed by such underwriter or syndicate member. The representative has advised us that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Bear, Stearns & Co. Inc. and the other underwriters from time to time perform investment banking and other financial services for us and our affiliates for which they receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

                                LEGAL MATTERS

     Certain legal matters in connection with the shares of common stock will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

                                   EXPERTS

     The consolidated financial statements of Gardner Denver, Inc. as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, have been included in this prospectus supplement beginning at page F-1 in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

     Arthur Andersen LLP, our former independent auditors, audited our consolidated financial statements as of December 31, 2001, and for the year ended December 31, 2001, as set forth in their report. We have included in this prospectus supplement consolidated financial statements as of December 31, 2001, and for the year ended December 31, 2001 in reliance on Arthur Andersen's report. We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it as an expert and as having audited such consolidated financial statements, and including its audit report in this prospectus. This limits your ability to recover damages from Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading. See "Risk Factors - It is Unlikely You Would be Able to Recover Any Damages From Our Former Independent Auditor, Arthur Andersen LLP."

     On June 26, 2002, our Board of Directors, based on a recommendation of the audit committee, dismissed Arthur Andersen as our independent public accountants and approved the selection of KPMG to serve as our independent public accountants for the year ending December 31, 2002.

     Arthur Andersen's reports on our financial statements for the fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits for the fiscal year ended December 31, 2001 and through June 26, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference thereto in its report on our financial statements for such years. Also, during those years, there have been no "reportable events," as such term is used in Item 304(a)(1)(v) of Regulation S-K.

     The consolidated financial statements of Syltone plc as of March 31, 2003 and 2002, and for each of the years in the two-year period ended March 31, 2003, have been included in this prospectus supplement beginning at page F-30 in reliance upon the report of KPMG Audit Plc, chartered accountants, and upon the authority of said firm as experts in accounting and auditing.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                 Page
                                                                                 ----
GARDNER DENVER, INC.

  Independent Auditors' Reports.................................................  F-2

  Consolidated Statements of Operations for the years ended December
     31, 2003, 2002 and 2001....................................................  F-4

  Consolidated Balance Sheets as of December 31, 2003 and 2002..................  F-5

  Consolidated Statements of Stockholders' Equity for the years ended
     December 31, 2003, 2002 and 2001...........................................  F-6

  Consolidated Statements of Cash Flows for the years ended December
     31, 2003, 2002 and 2001....................................................  F-7

  Notes to Consolidated Financial Statements....................................  F-8

SYLTONE PLC

  Independent Auditors' Report..................................................  F-29

  Consolidated Profit and Loss Accounts for the years ended 31 March
     2003 and 2002..............................................................  F-30

  Consolidated Balance Sheets as at 31 March 2003 and 2002......................  F-31

  Consolidated Cash Flow Statements for the years ended 31 March 2003 and 2002...................................................................  F-32

  Consolidated Statements of Total Recognized Gains and Losses for the
     years ended 31 March 2003 and 2002.........................................  F-33

  Reconciliations of Movements in Consolidated Shareholders' Funds for
     the years ended 31 March 2003 and 2002.....................................  F-33

  Company Balance Sheets as at 31 March 2003 and 2002...........................  F-34

  Notes to Consolidated Financial Statements....................................  F-35

  Consolidated Profit and Loss Accounts for the six month periods ended
     30 September 2003 and 2002 (unaudited).....................................  F-60

  Consolidated Balance Sheets at 30 September 2003 and 2002 (unaudited).........  F-61

  Consolidated Cash Flow Statements for the six month periods ended 30
     September 2003 and 2002 (unaudited)........................................  F-62

  Reconciliations of Movements in Consolidated Shareholders' Funds for
     the six month periods ended 30 September 2003 and 2002 (unaudited).........  F-63

  Notes to Consolidated Financial Statements (unaudited)........................  F-64

                       INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Gardner Denver, Inc.

We have audited the accompanying consolidated balance sheets of Gardner Denver, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of Gardner Denver, Inc. for the year ended December 31, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements, before the addition of the transitional disclosures detailed in Note 5, in their report dated February 6, 2002.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gardner Denver, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As detailed in Note 5, the December 31, 2001 consolidated financial statements, which were audited by other auditors who have ceased operations, include the addition of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company in the year ending December 31, 2002. In our opinion, the disclosures for December 31, 2001 in
Note 5 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the December 31, 2001 consolidated financial statements of Gardner Denver, Inc. and subsidiaries other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the December 31, 2001 consolidated financial statements taken as a whole.

/s/ KPMG LLP

St. Louis, Missouri
January 30, 2004

This is a copy of a report previously issued by Arthur Andersen LLP, which has ceased operations, and has not been reissued by Arthur Andersen LLP.

                       INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Gardner Denver, Inc.

We have audited the accompanying consolidated balance sheets of Gardner Denver, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gardner Denver, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

St. Louis, Missouri
February 6, 2002

(except with respect to the matter discussed in Note 9, as to which the date is March 6, 2002)

                                        GARDNER DENVER, INC.

                               CONSOLIDATED STATEMENTS OF OPERATIONS
                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------
                                                                    2003         2002         2001
                                                                  --------      -------      -------

Revenues....................................................      $439,530      418,158      419,770

Costs and expenses:

     Cost of sales (excluding depreciation and
       amortization)........................................       307,753      289,631      294,249

     Depreciation and amortization..........................        14,566       14,139       17,567

     Selling and administrative expenses....................        85,326       79,400       69,678

     Interest expense.......................................         4,748        6,365        6,796

     Other income, net......................................        (3,221)        (204)      (3,203)
                                                                  --------      -------      -------

                                                                   409,172      389,331      385,087
                                                                  --------      -------      -------

Income before income taxes..................................        30,358       28,827       34,683

Provision for income taxes..................................         9,715        9,225       12,659
                                                                  --------      -------      -------

Net income..................................................      $ 20,643       19,602       22,024
                                                                  ========      =======      =======

Basic earnings per share....................................      $   1.29         1.24         1.42
                                                                  ========      =======      =======

Diluted earnings per share..................................      $   1.27         1.22         1.40
                                                                  ========      =======      =======

The accompanying notes are an integral part of these statements.

                                   GARDNER DENVER, INC.

                               CONSOLIDATED BALANCE SHEETS
                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       DECEMBER 31,
                                                                  ---------------------
                                                                    2003         2002
                                                                  --------      -------
ASSETS

Current assets:
    Cash and equivalents....................................      $132,803       25,667
    Receivables (net of allowances of $4,534 in 2003 and
      $5,279 in 2002).......................................        81,345       74,490
    Inventories, net........................................        64,327       67,448
    Deferred income taxes...................................         3,652        5,902
    Other current assets....................................         5,682        4,268
                                                                  --------      -------
        Total current assets................................       287,809      177,775
                                                                  --------      -------
Property, plant and equipment, net..........................        75,428       76,162
Goodwill....................................................       205,488      201,761
Other intangibles, net......................................        10,341        9,418
Deferred income taxes.......................................         5,374       10,160
Other assets................................................         5,293        3,454
                                                                  --------      -------
            Total assets....................................      $589,733      478,730
                                                                  ========      =======
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current maturities of long-term debt....................      $ 16,875        7,500
    Accounts payable and accrued liabilities................        84,081       76,709
                                                                  --------      -------
        Total current liabilities...........................       100,956       84,209
                                                                  --------      -------
Long-term debt, less current maturities.....................       165,756      112,663
Postretirement benefits other than pensions.................        32,110       34,539
Other liabilities...........................................        25,006       24,396
                                                                  --------      -------
        Total liabilities...................................       323,828      255,807
                                                                  --------      -------
Stockholders' equity:
    Common stock, $0.01 par value; 50,000,000 shares
      authorized; 16,117,026 and 15,942,138 shares
      outstanding in 2003 and 2002, respectively............           178          177
    Capital in excess of par value..........................       174,474      171,047
    Retained earnings.......................................       102,307       81,664
    Accumulated other comprehensive income (loss)...........        14,893       (4,146)
    Treasury stock at cost, 1,721,862 and 1,716,353 shares
      in 2003 and 2002, respectively........................       (25,947)     (25,819)
                                                                  --------      -------
        Total stockholders' equity..........................       265,905      222,923
                                                                  --------      -------
            Total liabilities and stockholders' equity......      $589,733      478,730
                                                                  ========      =======

The accompanying notes are an integral part of these statements.

                                                     GARDNER DENVER, INC.

                                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                    (DOLLARS IN THOUSANDS)

                                              CAPITAL                            ACCUMULATED
                                                 IN                                 OTHER           TOTAL
                                    COMMON   EXCESS OF    TREASURY   RETAINED   COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                    STOCK    PAR VALUE     STOCK     EARNINGS   INCOME (LOSS)      EQUITY          INCOME
                                    ------   ----------   --------   --------   -------------   -------------   -------------

Balance January 1, 2001.........     $170     160,343     (24,508)    40,038       (4,895)         171,148
                                     ====     =======     =======    =======       ======          =======
Stock issued for benefit plans
 and options....................        4       5,919                                                5,923
Treasury stock..................                           (1,094)                                  (1,094)
Net income......................                                      22,024                        22,024          22,024
Foreign currency translation
 adjustments....................                                                      727              727             727
                                     ----     -------     -------    -------       ------          -------         -------
                                                                                                                    22,751
                                                                                                                   =======
Balance December 31, 2001.......     $174     166,262     (25,602)    62,062       (4,168)         198,728
                                     ====     =======     =======    =======       ======          =======
Stock issued for benefit plans
 and options....................        3       4,785                                                4,788
Treasury stock..................                             (217)                                    (217)
Net income......................                                      19,602                        19,602          19,602
Foreign currency translation
 adjustments....................                                                    8,482            8,482           8,482
Minimum pension liability
 adjustments, net of tax of
 $4,976.........................                                                   (8,460)          (8,460)         (8,460)
                                     ----     -------     -------    -------       ------          -------         -------
                                                                                                                    19,624
                                                                                                                   =======
Balance December 31, 2002.......     $177     171,047     (25,819)    81,664       (4,146)         222,923
                                     ====     =======     =======    =======       ======          =======
Stock issued for benefit plans
 and options....................        1       3,427                                                3,428
Treasury stock..................                             (128)                                    (128)
Net income......................                                      20,643                        20,643          20,643
Foreign currency translation
 adjustments....................                                                   15,734           15,734          15,734
Minimum pension liability
 adjustments, net of tax of
 $(1,678).......................                                                    3,305            3,305           3,305
                                     ----     -------     -------    -------       ------          -------         -------
                                                                                                                    39,682
                                                                                                                   =======
Balance December 31, 2003.......     $178     174,474     (25,947)   102,307       14,893          265,905
                                     ====     =======     =======    =======       ======          =======

The accompanying notes are an integral part of these statements.

                                         GARDNER DENVER, INC.

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        (DOLLARS IN THOUSANDS)

                                                                        YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------
                                                                    2003          2002         2001
                                                                  --------      --------      -------

Cash flows from operating activities:
  Net income................................................      $ 20,643        19,602       22,024
  Adjustments to reconcile net income to net cash provided
   by operating activities:
     Depreciation and amortization..........................        14,566        14,139       17,567
     Unrealized foreign currency transaction gain...........        (3,212)           --           --
     Net (gain)/loss on asset dispositions..................          (370)          (20)          46
     LIFO liquidation income................................          (367)         (394)        (502)
     Stock issued for employee benefit plans................         2,434         2,342        2,471
     Deferred income taxes..................................         5,724         2,455          615
     Changes in assets and liabilities:
       Receivables..........................................        (3,568)       13,321        6,105
       Inventories..........................................         7,270        11,254        1,200
       Accounts payable and accrued liabilities.............         4,095        (9,313)      (4,294)
       Other assets and liabilities, net....................          (932)         (905)      (1,079)
                                                                  --------      --------      -------
        Net cash provided by operating activities...........        46,283        52,481       44,153
                                                                  --------      --------      -------
Cash flows from investing activities:
  Capital expenditures......................................       (11,950)      (13,641)     (11,524)
  Disposals of property, plant and equipment................         1,959           200           97
  Foreign currency hedging transactions.....................            --            (5)         (31)
  Business acquisitions, net of cash acquired...............        (2,402)           --      (82,907)
  Other.....................................................          (516)           --           --
                                                                  --------      --------      -------
        Net cash used in investing activities...............       (12,909)      (13,446)     (94,365)
                                                                  --------      --------      -------
Cash flows from financing activities:
  Principal payments on long-term debt......................       (59,532)     (109,442)     (90,151)
  Proceeds from long-term debt..............................       122,000        62,000      139,000
  Proceeds from stock options...............................           993         2,446        3,452
  Purchase of treasury stock................................          (128)         (217)      (1,094)
  Other.....................................................          (302)         (754)        (421)
                                                                  --------      --------      -------
        Net cash provided by (used in) financing
          activities........................................        63,031       (45,967)      50,786
                                                                  --------      --------      -------

Effect of exchange rate changes on cash and equivalents.....        10,731         2,619         (833)
                                                                  --------      --------      -------

Increase (decrease) in cash and equivalents.................       107,136        (4,313)        (259)
Cash and equivalents, beginning of year.....................        25,667        29,980       30,239
                                                                  --------      --------      -------
Cash and equivalents, end of year...........................      $132,803        25,667       29,980
                                                                  ========      ========      =======

The accompanying notes are an integral part of these statements.

                           GARDNER DENVER, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The accompanying consolidated financial statements reflect the operations of Gardner Denver, Inc. ("Gardner Denver" or the "Company") and its subsidiaries. Certain prior year amounts have been reclassified to conform with current year presentation.

  PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of the Company's foreign operations are translated at the exchange rate in effect at the balance sheet date, while revenues and expenses are translated at average rates prevailing during the year. Translation adjustments are reported in accumulated other comprehensive income (loss), a separate component of stockholders' equity.

  REVENUE RECOGNITION

    The Company recognizes product revenue when the products are shipped and title passes to the customer and collection is reasonably assured. Service revenue is recognized when services are performed and earned and collection is reasonably assured.

  CASH EQUIVALENTS

    Cash equivalents are highly liquid investments (valued at cost, which approximates fair value) acquired with an original maturity of three months or less. As of December 31, 2003, (pounds)62.4 million ($111.4 million) in cash was deposited on account to acquire the shares of Syltone (See Note
16). These funds were restricted for such use until the acquisition was consummated or the Company's offer to purchase such shares expired.

  INVENTORIES

    Inventories, which consist of materials, labor and manufacturing overhead, are carried at the lower of cost or market value. As of December 31, 2003, $40.4 million (63%) of the Company's inventory is accounted for on a first-in, first-out (FIFO) basis, with the remaining $23.9 million (37%) accounted for on a last-in, first-out (LIFO) basis.

  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets: buildings - 10 to 45 years; machinery and equipment - 10 to 12 years; office furniture and equipment - 3 to 10 years; and tooling, dies, patterns, etc. - 3 to 7 years.

                           GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

  GOODWILL AND OTHER INTANGIBLES

    Effective July 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" applicable to business combinations completed after June 30, 2001. Effective January 1, 2002, additional provisions of SFAS No. 142, relating to business combinations completed prior to July 1, 2001 became effective and were adopted by the Company. Under the provisions of this standard, intangible assets deemed to have indefinite lives and goodwill are not subject to amortization. All other intangible assets are amortized over their estimated useful lives, generally 5 to 15 years.

    Goodwill and other intangible assets not subject to amortization are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. This testing requires comparison of carrying values to fair values, and when appropriate, the carrying value of impaired assets is reduced to fair value. During the second quarter of 2003, the Company completed its annual impairment test and determined that no impairment existed.

  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to dispose.

  PRODUCT WARRANTY

    The Company's product warranty liability is calculated based primarily upon historical warranty claims experience. Management also factors into the product warranty accrual any specific warranty issues identified during the period which are expected to impact future periods and may not be consistent with historical claims experience. Product warranty accruals are reviewed regularly by management and adjusted from time to time when actual warranty claims experience differs from that estimated.

  PENSION AND OTHER POSTRETIREMENT BENEFITS

    Pension and other postretirement benefit obligations and expense (or income) are dependent on assumptions used in calculating such amounts. These assumptions include the discount rate, rate of compensation increases, expected return on plan assets and expected healthcare trend rates. In accordance with GAAP, actual results that differ from the assumptions are accumulated and amortized over future periods.

  INCOME TAXES

    The Company has determined tax expense and other deferred tax information based on the liability method. Deferred income taxes are provided to reflect temporary differences between financial and tax reporting.

  RESEARCH AND DEVELOPMENT

    Costs for research and development are expensed as incurred and were $2,808, $2,398 and $2,476 for the years ended December 31, 2003, 2002 and
2001, respectively.

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

  FINANCIAL INSTRUMENTS

    There were no off-balance sheet derivative financial instruments as of December 31, 2003 or 2002.

  STOCK-BASED COMPENSATION

    As allowed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company measures its compensation cost of equity instruments issued under employee compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations. In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure, an Amendment to SFAS No. 123," to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Under APB No. 25, no compensation cost was recognized for the Company's stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards outstanding during 2003, 2002 and 2001 consistent with the provisions of this Statement, the Company's net income and earnings per share would have been as shown in the table below:

                                                                       YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------
                                                                   2003          2002         2001
                                                                  -------       ------       ------
Net income, as reported.....................................      $20,643       19,602       22,024
Less: Total stock-based employee compensation expense
  determined under fair value method, net of related tax
  effects...................................................       (1,252)      (1,274)      (1,293)
                                                                  -------       ------       ------
Pro forma net income........................................      $19,391       18,328       20,731
                                                                  =======       ======       ======
Basic earnings per share, as reported.......................      $  1.29         1.24         1.42
Basic earnings per share, pro forma.........................      $  1.21         1.16         1.33
Diluted earnings per share, as reported.....................      $  1.27         1.22         1.40
Diluted earnings per share, pro forma.......................      $  1.19         1.14         1.31

    Compensation costs charged against income (net of tax) for restricted stock issued under the Company's Incentive Plan totaled $0.2 million in 2003. There were no restricted stock awards in 2002 or 2001.

  COMPREHENSIVE INCOME

    Items impacting the Company's comprehensive income, but not included in net income, consist of translation adjustments, including realized and unrealized gains and losses (net of income taxes) on the foreign currency hedge of the Company's investment in a foreign subsidiary and additional minimum pension liability (net of income taxes). See Note 7 for further discussion of additional minimum pension liability adjustments.

  NEW ACCOUNTING STANDARDS

    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted SFAS No. 148 and included the required disclosures above.

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

    In December 2002, the Emerging Issues Task Force issued EITF 00-21, "Revenue Arrangements with Multiple Deliverables." This issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. In some arrangements, the different revenue-generating activities (deliverables) are sufficiently separable, and there exists sufficient evidence of their fair values to separately account for some or all of the deliverables. This issue addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. This issue does not change otherwise applicable revenue recognition criteria. This issue is applicable for revenue arrangements beginning in the third quarter of 2003. The Company has adopted the provisions of EITF 00-21, which did not have a material impact on its financial statements.

    In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulletin No. 51, which addresses consolidation by business enterprises of variable interest entities. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the interest entities do not effectively disperse risks among the parties involved. This interpretation applies to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company has no variable interest entities and has adopted this statement, which did not have a material impact on its financial statements.

    In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has adopted this statement which did not have a material impact on its financial statements.

    In December 2003, the FASB issued SFAS No. 132 (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement requires additional disclosures about plan assets, benefit obligations, cash flows, benefit costs and other relevant information. In addition to expanded annual disclosures, the statement also requires disclosures of various elements of pension and other postretirement benefit costs on an interim basis. The Company has adopted SFAS No. 132 (revised) and included the required disclosures in Note 7 to the Consolidated Financial Statements.

NOTE 2: ACQUISITIONS

    In August 2003, the Company paid $2.4 million to acquire certain assets and assume certain liabilities of a small machine shop operation in Odessa, Texas. This operation services and repairs well stimulation and drilling pumps serving the Permian Basin and thus, its financial results were included in the Pump Products segment from the date of acquisition. There are no additional contingent payments or commitments related to this acquisition. The amounts assigned to goodwill and other intangible assets were inconsequential.

    During 2001, the Company's Compressed Air Products segment completed two acquisitions. Effective September 10, 2001, the Company acquired certain assets and stock of Hoffman Air and Filtration Systems ("Hoffman"). Hoffman, previously headquartered in Syracuse, New York, manufactures and distributes multistage centrifugal blowers and vacuum systems, primarily for wastewater treatment and industrial applications. Effective September 1, 2001, the Company also acquired certain assets and stock of the Hamworthy Belliss & Morcom compressor business ("Belliss & Morcom"). Belliss & Morcom is headquartered in Gloucester, England and manufactures and distributes lubricated and oil-free reciprocating air compressors for a variety of applications. The aggregate purchase price, net of cash acquired, was approximately $83 million for these acquisitions. There are no additional contingent payments or commitments related to these acquisitions. The

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

purchase price of each acquisition has been allocated primarily to receivables; inventory; property, plant and equipment; intangible assets (other than goodwill); and accounts payable and accrued liabilities, based on their respective fair values at the date of acquisition and resulted in aggregate costs in excess of net assets acquired of approximately $58 million.

    The following table summarizes supplemental pro forma information as if the Hoffman and Belliss & Morcom acquisitions had been completed on January 1, 2000:

                                                        YEAR ENDED
                                                     DECEMBER 31, 2001
                                                        (UNAUDITED)
                                                     -----------------
    Revenues...................................          $481,285
    Net income.................................            23,618
    Diluted earnings per share.................          $   1.50

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date.

     All acquisitions have been accounted for by the purchase method and, accordingly, their results are included in the Company's consolidated financial statements from the respective dates of acquisition. Under the purchase method, the purchase price is allocated based on the fair value of assets received and liabilities assumed as of the acquisition date.

NOTE 3: INVENTORIES

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                   2003          2002
                                                                  -------       ------
Raw materials, including parts and subassemblies............      $33,850       33,400
Work-in-process.............................................        7,850        9,077
Finished goods..............................................       24,731       27,630
Perishable tooling and supplies.............................        2,429        2,456
                                                                  -------       ------
                                                                   68,860       72,563
Excess of FIFO costs over LIFO costs........................       (4,533)      (5,115)
                                                                  -------       ------
    Inventories, net........................................      $64,327       67,448
                                                                  =======       ======

    During 2003, 2002 and 2001, reductions in inventory quantities (net of acquisitions) resulted in liquidations of LIFO inventory layers carried at lower costs prevailing in prior years. The effect was to increase net income in 2003, 2002 and 2001 by $249, $268 and $319, respectively. It is the Company's policy to record the earnings effect of LIFO inventory liquidations in the quarter in which a decrease for the entire year becomes certain. In each of the years 2001 through 2003, the LIFO liquidation income was recorded in the fourth quarter. The Company believes that FIFO costs in the aggregate approximates replacement or current cost and thus the excess of replacement or current cost over LIFO value was $4.5 million as of December 31, 2003.

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

NOTE 4: PROPERTY, PLANT AND EQUIPMENT

                                                                        DECEMBER 31,
                                                                  ------------------------
                                                                    2003            2002
                                                                  ---------       --------
Property, plant and equipment:
     Land and land improvements.............................      $   8,710          8,189
     Buildings..............................................         41,727         41,779
     Machinery and equipment................................        114,594        107,366
     Tooling, dies, patterns, etc...........................         13,884         12,759
     Office furniture and equipment.........................         14,574         13,143
     Other..................................................          6,780          6,099
     Construction in progress...............................          2,612          4,758
                                                                  ---------       --------
                                                                    202,881        194,093
    Accumulated depreciation................................       (127,453)      (117,931)
                                                                  ---------       --------
        Property, plant and equipment, net..................      $  75,428         76,162
                                                                  =========       ========

NOTE 5: GOODWILL AND OTHER INTANGIBLE ASSETS

    As discussed in Note 1, the Company has adopted SFAS No. 142. This statement required, among other things, the discontinuation of goodwill amortization. Net income and basic and diluted earnings per share for the year ended December 31, 2001, adjusted to exclude goodwill amortization, are as follows:

                                                        YEAR ENDED
                                                     DECEMBER 31, 2001
                                                     -----------------
    Reported net income........................           $22,024
    Adjustments: goodwill amortization (net of
      income taxes)............................             3,760
                                                          -------
    Adjusted net income........................           $25,784
                                                          =======
    Basic earnings per share:
        Reported...............................           $  1.42
        Adjusted...............................           $  1.66
    Diluted earnings per share:
        Reported...............................           $  1.40
        Adjusted...............................           $  1.63

    The changes in the carrying amount of goodwill attributable to each business segment for the years ended December 31, 2002 and 2003 are as follows:

                                                                  COMPRESSED AIR         PUMP
                                                                     PRODUCTS          PRODUCTS
                                                                  --------------       --------
Balance as of January 1, 2002...............................         $157,614           25,531
Adjustment due to finalization of purchase price
  allocations for businesses acquired in 2001...............           16,213               --
Foreign currency translation................................            2,403               --
                                                                     --------           ------
Balance as of December 31, 2002.............................          176,230           25,531
                                                                     --------           ------
Goodwill acquired during the year...........................               --              103
Foreign currency translation................................            3,624               --
                                                                     --------           ------
Balance as of December 31, 2003.............................         $179,854           25,634
                                                                     ========           ======

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

    Other intangible assets at December 31, 2003 and 2002 consisted of the following:

                                               DECEMBER 31, 2003                       DECEMBER 31, 2002
                                       ---------------------------------       ---------------------------------
                                       GROSS CARRYING       ACCUMULATED        GROSS CARRYING       ACCUMULATED
                                           AMOUNT           AMORTIZATION           AMOUNT           AMORTIZATION
                                       --------------       ------------       --------------       ------------
Amortized intangible assets:
     Acquired technology.........         $13,312             $ (8,002)            10,936              (6,853)
     Other.......................           4,238               (2,264)             4,541              (2,163)
Unamortized intangible assets:
     Trademarks..................           3,057                   --              2,957                  --
                                          -------             --------             ------              ------
        Total other intangible
          assets.................         $20,607             $(10,266)            18,434              (9,016)
                                          =======             ========             ======              ======

    The purchase price allocations for Hoffman and Belliss & Morcom were finalized during the quarter ended September 30, 2002, upon completion of valuations of the acquired, separately identifiable intangible assets (other than goodwill). Pursuant to the valuations, the fair value of separately identifiable assets was reduced from the Company's previous fair value estimates with a corresponding increase in the purchase price allocated to goodwill. The impact on amortization expense as a result of the finalization of the purchase price allocations was insignificant.

    Amortization of intangible assets was $1.4 million in 2003. Amortization of intangible assets is anticipated to be approximately $3.5 million per year for 2004 through 2008. This amount includes an estimate for amortization of intangible assets with finite useful lives acquired in the Syltone acquisition. See Note 16 for further information on the Syltone acquisition.

NOTE 6: ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                   2003          2002
                                                                  -------       ------
Accounts payable - trade....................................      $39,691       35,385
Salaries, wages and related fringe benefits.................       14,661       11,831
Product warranty............................................        6,635        7,060
Product liability, workers' compensation and other
  insurance.................................................        5,046        5,127
Other.......................................................       18,048       17,306
                                                                  -------       ------
    Total accounts payable and accrued liabilities..........      $84,081       76,709
                                                                  =======       ======

    A reconciliation of the changes in the product warranty liability for the years ended December 31, 2002 and 2003 is as follows:

Balance as of December 31, 2001....................      $ 7,578
Product warranty accruals..........................        5,281
Settlements........................................       (6,126)
Other (primarily foreign currency translation).....          327
                                                         -------
Balance as of December 31, 2002....................        7,060
                                                         -------
Product warranty accruals..........................        5,420
Settlements........................................       (6,171)
Other (primarily foreign currency translation).....          326
                                                         -------
Balance as of December 31, 2003....................      $ 6,635
                                                         =======

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

NOTE 7: PENSION AND OTHER POSTRETIREMENT BENEFITS

    The Company sponsors retirement plans covering substantially all employees. Benefits are provided to employees under defined benefit pay-related and service-related plans, which are generally noncontributory. Annual Company contributions to domestic retirement plans equal or exceed the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Consistent with the practice in Germany, the retirement plans covering the employees of the Company's Wittig operation in Germany are unfunded and the full amount of the pension benefit obligation is included as an accrued benefit liability on the Consolidated Balance Sheets.

    With respect to the 2001 Hoffman acquisition, the accumulated benefit obligation and plan assets related to the defined benefit plans, covering substantially all full-time employees, were transferred to the Company pursuant to the purchase agreement. With regard to the 2001 Belliss & Morcom acquisition, the majority of the employees are based in the United Kingdom and are provided retirement benefits under a contributory defined benefit pay and service related plan. Under the Company's purchase agreement, these employees were allowed to continue to participate in the seller's benefit plan for a period of up to one year from the acquisition date. Within this one-year timeframe, the Company established a similar retirement plan arrangement allowing employees the option of transferring their accumulated benefit. The purchase agreement also required the transfer from the seller's plan of plan assets in excess of the transferred accumulated benefit obligation. As of December 31, 2002, the Company had not received this transfer and thus an estimate of this receivable was included in the reconciliation of fair value of plan assets table presented below. During 2003, the Company settled this receivable resulting in adjustments to the benefit obligation and fair value of plan assets for non-U.S. pension plans. These adjustments are included on the "acquisitions" line in the reconciliation table below.

    Due to the significant declines in the financial markets, the fair value of the plan assets of certain of the Company's funded defined benefit pension plans was less than their accumulated benefit obligation at December 31, 2002. As a result, the Company recorded a non-cash charge to stockholders' equity (accumulated other comprehensive loss) in the amount of $8.5 million (net of income taxes of $5.0 million), in the fourth quarter of 2002. During 2003, the financial markets and the assets of the Company's funded benefit pension plans experienced significant gains. As a result, the Company recorded a credit to accumulated other comprehensive income of $3.3 million (net of income taxes of $1.7 million) to reduce its additional minimum pension liability.

    The Company also sponsors defined contribution plans. Benefits are determined and funded annually based on terms of the plans or as stipulated in a collective bargaining agreement. Certain of the Company's full-time salaried and nonunion hourly employees are eligible to participate in Company-sponsored defined contribution savings plans, which are qualified plans under the requirements of Section 401(k) of the Internal Revenue Code. The Company's matching contributions to the savings plans are in the form of the Company's common stock.

    The full-time salaried and hourly employees of the Company's operations in Finland have pension benefits, which are guaranteed by the Finnish government. Although the plans are similar to defined benefit plans, the guarantee feature of the government causes the substance of the plans to be defined contribution. Therefore, the discounted future liability of these plans is not included in the liability for defined benefit plans, but the expense for the Company's contribution is included in the pension benefit cost for defined contribution plans.

    Domestic salaried employees who retired prior to 1989, as well as certain other employees who were near retirement and elected to receive certain benefits, have retiree medical, prescription and life insurance benefits. All other active salaried employees do not have postretirement medical benefits. The hourly employees have separate plans with varying benefit formulas. In all cases, however, currently active hourly employees, except for certain employees who are near retirement, will not

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

receive healthcare benefits after retirement. All of the Company's postretirement medical plans are unfunded.

    In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act") became law in the U.S. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In accordance with FASB Staff Position FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003," the Company has elected to defer recognition of the effects of the Act in any measures of its benefit obligations or costs. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, will be adopted by the Company to the extent applicable.

    The following tables provide a reconciliation of the changes in both the pension and other postretirement plans benefit obligations and fair value of assets over the two-year period ended December 31, 2003, and a statement of the funded status as of December 31, 2003 and 2002:

                                                               PENSION BENEFITS
                                              --------------------------------------------------           POSTRETIREMENT
                                                    U.S. PLANS                NON-U.S. PLANS                  BENEFITS
                                              ----------------------       ---------------------       ----------------------
                                                2003          2002           2003          2002          2003          2002
                                              --------       -------       --------       ------       --------       -------

RECONCILIATION OF BENEFIT OBLIGATION
Obligation at January 1.................      $ 55,176        54,235       $ 26,997        3,147       $ 28,391        30,371
Service cost............................         1,977         2,188          1,539        1,301             12            17
Interest cost...........................         3,400         3,629          1,447        1,331          1,685         1,939
Actuarial loss (gain)...................         2,133          (214)         3,640        3,237            139        (1,154)
Employee contributions..................            --            --            415          372             --            --
Benefit payments........................        (4,668)       (4,662)          (928)        (182)        (2,563)       (2,272)
Acquisitions............................            --            --         (2,667)      15,270             --          (510)
Effect of foreign currency exchange rate
 changes................................            --            --          3,458        2,521             --            --
                                              --------       -------       --------       ------       --------       -------
  Obligation at December 31.............      $ 58,018        55,176       $ 33,901       26,997       $ 27,664        28,391
                                              ========       =======       ========       ======       ========       =======
RECONCILIATION OF FAIR VALUE OF PLAN
 ASSETS
Fair value of plan assets at January 1..      $ 40,539        50,198       $ 18,358           --
Actual return on plan assets............         7,304        (5,527)         3,891         (893)
Acquisitions............................            --            --           (996)      17,196
Employer contributions..................         1,130           529             39           92
Employee contributions..................            --             1            415          372
Benefit payments........................        (4,668)       (4,662)          (857)        (182)
Effect of foreign currency exchange rate
 changes................................            --            --          2,209        1,773
                                              --------       -------       --------       ------
  Fair value of plan assets at
   December 31..........................      $ 44,305        40,539       $ 23,059       18,358
                                              ========       =======       ========       ======

FUNDED STATUS
Funded status at December 31............      $(13,713)      (14,639)      $(10,842)      (8,637)      $(27,664)      (28,391)
Unrecognized transition liability.......             9            13             --           --             --            --
Unrecognized prior-service cost.........          (537)         (623)            --           --           (744)       (1,349)
Unrecognized loss (gain)................         8,989        11,314          6,329        6,766         (6,082)       (7,180)
                                              --------       -------       --------       ------       --------       -------
  Accrued benefit liability.............      $ (5,252)       (3,935)      $ (4,513)      (1,871)      $(34,490)      (36,920)
                                              ========       =======       ========       ======       ========       =======

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

    The total pension and other postretirement accrued benefit liability is included in the balance sheets in the following captions:

                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                    2003          2002
                                                                  --------       -------
Deferred income taxes.......................................      $  3,298         4,975
Accounts payable and accrued liabilities....................        (2,380)       (2,381)
Postretirement benefits other than pensions.................       (32,110)      (34,539)
Other liabilities...........................................       (18,218)      (19,241)
Accumulated other comprehensive income......................         5,155         8,460
    Total pension and other postretirement accrued benefit        --------       -------
      liability.............................................      $(44,255)      (42,726)
                                                                  ========       =======

    The aggregate accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2003 and 2002 are as follows:

                                                                          DECEMBER 31,
                                                         ----------------------------------------------
                                                              U.S. PLANS              NON-U.S. PLANS
                                                         --------------------       -------------------
                                                          2003          2002         2003         2002
                                                         -------       ------       ------       ------
Accumulated benefit obligation.....................      $57,890       54,907       $4,874       23,061
Fair value of plan assets..........................       44,305       40,539           --       18,358

    The following table provides the components of net periodic benefit expense (income) for the plans for the years ended December 31, 2003, 2002 and 2001:

                                                              PENSION BENEFITS
                                          ---------------------------------------------------------              OTHER
                                                  U.S. PLANS                   NON-U.S. PLANS           POSTRETIREMENT BENEFITS
                                          ---------------------------    --------------------------    --------------------------
                                           2003       2002      2001      2003       2002     2001      2003      2002      2001
                                          -------    ------    ------    -------    ------    -----    ------    ------    ------
Service cost............................  $ 1,977     2,188     1,989    $ 1,539     1,301       83    $   12        17        23
Interest cost...........................    3,400     3,629     3,520      1,447     1,331      181     1,685     1,939     2,083
Expected return on plan assets..........   (3,269)   (4,180)   (4,441)    (1,474)   (1,717)      --        --        --        --
Amortization of transition liability....        5         5         4         --         3        6        --        --        --
Amortization of prior-service cost......      (86)      (86)      (86)        --        --       --      (606)   (1,206)   (1,307)
Amortization of net loss (gain).........      421        --         2        230         3       --      (958)     (829)   (1,030)
  Net periodic benefit expense            -------    ------    ------    -------    ------    -----    ------    ------    ------
   (income).............................    2,448     1,556       988      1,742       921      270    $  133       (79)     (231)
                                                                                                       ======    ======    ======
Defined contribution plans..............    2,548     2,576     2,816      1,378     1,281      872
                                          -------    ------    ------    -------    ------    -----
  Total retirement expense..............  $ 4,996     4,132     3,804    $ 3,120     2,202    1,142
                                          =======    ======    ======    =======    ======    =====

    The following weighted average assumptions were used to determine the benefit obligations and net periodic benefit expense (income) for pension and other postretirement plans:

                                                      PENSION AND OTHER POSTRETIREMENT BENEFITS
                                             -----------------------------------------------------------
                                                     U.S. PLANS                     NON-U.S. PLANS
                                             --------------------------       --------------------------
                                             2003       2002       2001       2003       2002       2001
                                             ----       ----       ----       ----       ----       ----
Discount rate (1)......................      6.5%        6.8        7.3       5.5%        5.6        6.0
Rate of increase in compensation
  levels (2)...........................      5.0%        5.0        5.0       3.5%        3.3        2.5
Expected long-term rate of return on
  assets (2)...........................      9.0%        9.0        9.0       8.3%        8.3        N/A

(1)     Net periodic benefit expense (income) is determined by the previous year's discount rate

(2)     Applies only to pension plans

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

    For measurement purposes, the annual rate of increase in the per capita cost of covered healthcare benefits assumed for 2003 was 7.3% for all participants. The rates were assumed to decrease gradually each year to a rate of 5.5% for 2010 and remain at that level thereafter.

    Assumed healthcare cost trend rates have a significant effect on the amounts reported for the postretirement medical plans. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

                                                                   ONE-PERCENTAGE POINT
                                                                  -----------------------
                                                                  INCREASE       DECREASE
                                                                  --------       --------
Effect on total of service and interest cost components of
  net periodic other postretirement benefit cost-increase
  (decrease)................................................        7.3%          (6.5%)
Effect on the postretirement benefit obligation-increase
  (decrease)................................................        7.8%          (6.9%)

    With respect to its U.S. funded pension plans, the Company attempts to achieve a long-term rate of return of 9% by setting an investment policy which targets an asset portfolio split between equity (70%) and debt (30%) securities. Investment policy targets are further broken down by U.S. large cap equity securities (50%), U.S. small to medium cap securities (15%), non-U.S. equity funds (5%), U.S. investment grade debt securities (25%) and U.S. high yield debt securities (5%).

    The Company's U.S. pension plans' actual weighted-average asset allocations at December 31, 2003 and 2002 by asset category are as follows:

                                                             2003        2002
                                                             -----       ----
Equity securities......................................      69.4%       65.4
Debt securities........................................      28.6%       34.5
Other..................................................       2.0%        0.1
                                                             ----        ----
    Total..............................................       100%        100
                                                             ====        ====

    The Company currently expects to contribute approximately $4 million to its U.S. funded pension plans in 2004 based upon current government regulations. Although a number of bills have recently been proposed in the U.S. Congress that could significantly affect pension funding rules, none of the current proposals would increase the Company's expected contributions in 2004.

NOTE 8: STOCK-BASED COMPENSATION PLANS

    Under the Company's Long-Term Incentive Plan (the "Incentive Plan"), designated employees are eligible to receive awards in the form of stock options, stock appreciation rights, restricted stock grants or performance shares, as determined by the Management Development and Compensation Committee of the Board of Directors. An aggregate of 3,500,000 shares of common stock has been authorized for issuance under the Incentive Plan. Through December 31, 2003, the Company has granted options on 3,360,309 shares. Under the Incentive Plan, the option exercise price equals the fair market value of the common stock on the date of grant. Under the terms of existing awards, one-third of employee options granted become vested and exercisable on each of the first three anniversaries of the date of grant. The options granted to employees in 2001, 2002 and 2003 expire ten years after the date of grant.

    Pursuant to the Incentive Plan, each nonemployee director was granted an option to purchase 4,500 shares of common stock on the day after the 2003 and 2002 annual meeting of stockholders. These options were granted at the fair market value of the common stock on the date of grant, become

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

exercisable on the first anniversary of the date of grant (or upon retirement, death or cessation of service due to disability, if earlier) and expire five years after the date of grant.

    The Company also has an employee stock purchase plan (the "Stock Purchase Plan"), a qualified plan under the requirements of Section 423 of the Internal Revenue Code, and has reserved 900,000 shares for issuance under this plan. In November 1999, the Stock Purchase Plan was amended to permit eligible employees to purchase shares at the lesser of 90% of the fair market price of the common stock on either the offering date or the exercise date. At that time, the Stock Purchase Plan was also amended to require participants to have the purchase price of their options withheld from their pay over a one-year period.

    The exercise date for the 1999 offering was January 2, 2001, at which time employees elected to purchase 118,136 shares at an offering price of $10.74 per share, 90% of the fair market price on the offering date.

    In November 2000, the Stock Purchase Plan was amended to permit eligible employees to purchase shares at the lesser of 85% of the fair market price of the common stock on either the offering date or the exercise date. The exercise date for the 2000 offering was January 2, 2002, at which time employees elected to purchase 68,323 shares at an offering price of $15.36 per share, 85% of the fair market price on the offering date.

    In November 2001, the Stock Purchase Plan was offered to eligible employees under the same provisions as the 2000 offering. The exercise date for the 2001 offering was January 2, 2003, at which time employees elected to purchase 46,460 shares at an offering price of $17.08 per share, 85% of the fair market price on the exercise date.

    In November 2002, the Stock Purchase Plan was offered to eligible employees under the same provisions as the 2001 offering. The exercise date for the 2002 offering was January 2, 2004, at which time employees elected to purchase 94,965 shares at an offering price of $12.72 per share, 85% of the fair market price on the offering date.

    In November 2003, the Stock Purchase Plan was offered to eligible employees under the same provisions as the 2002 offering. The exercise date for the 2003 offering is January 3, 2005. As of December 31, 2003, employees had enrolled to purchase 78,113 shares under the 2003 offering.

    A summary of the status of the Company's Incentive Plan at December 31, 2003, 2002 and 2001, and changes during the years then ended, is presented in the table and narrative below (underlying shares in thousands):

                                                  2003                         2002                         2001
                                         ----------------------       ----------------------       ----------------------
                                                      WTD. AVG.                    WTD. AVG.                    WTD. AVG.
                                                      EXERCISE                     EXERCISE                     EXERCISE
                                         SHARES        PRICE          SHARES        PRICE          SHARES        PRICE
                                         ------       ---------       ------       ---------       ------       ---------
Options outstanding, beginning of
  year.............................      1,144         $17.56         1,106         $17.26         1,071         $16.60
Granted............................        264          17.89           221          20.35           204          19.78
Exercised..........................        (13)         15.25           (85)         16.37          (145)         15.08
Forfeited..........................        (28)         23.20           (98)         21.45           (24)         23.75
    Options outstanding, end of          -----         ------         -----         ------         -----         ------
      year.........................      1,367         $17.54         1,144         $17.56         1,106         $17.26
                                         =====         ======         =====         ======         =====         ======
Options exercisable, end of year...        940         $17.07           776         $16.54           690         $16.93
                                         =====         ======         =====         ======         =====         ======

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

    The following table summarizes information about fixed-price stock options outstanding at December 31, 2003 (underlying shares in thousands):

                                                    OPTIONS OUTSTANDING
                                       ---------------------------------------------           OPTIONS EXERCISABLE
                                                          WTD. AVG.                        ---------------------------
                                          NUMBER          REMAINING        WTD. AVG.         NUMBER          WTD. AVG.
                                       OUTSTANDING       CONTRACTUAL       EXERCISE        EXERCISABLE       EXERCISE
RANGE OF EXERCISE PRICES               AT 12/31/03          LIFE             PRICE         AT 12/31/03        PRICE
---------------------------------      -----------       -----------       ---------       -----------       ---------
$ 5.00-10.00.....................          201               2.4years       $ 8.74             201            $ 8.74
 10.01-15.00.....................          161               5.4             12.79             161             12.79
 15.01-20.00.....................          802               7.3             18.47             379             18.38
 20.01-30.00.....................          203               4.3             26.36             199             26.47

    The fair value of each option granted under the Incentive Plan and the Stock Purchase Plan is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for grants in 2003, 2002 and 2001, respectively: risk-free interest rates of 2.4%, 3.0% and 3.9%; expected volatility of 35%, 35% and 36%; and expected lives of 3.8, 3.3 and 3.5 years. The valuations assume no dividends are paid. The weighted average fair values of options granted in 2003, 2002 and 2001 were $5.77, $5.84 and $6.67, respectively.

NOTE 9: LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                    2003          2002
                                                                  --------       -------
Credit Line, due 2005 (1)...................................      $114,000        44,000
Term Loan, due 2007 (2).....................................        45,625        48,125
Unsecured Senior Note, due 2006 (3).........................        15,000        20,000
Variable Rate Industrial Revenue Bonds, due 2018 (4)........         8,000         8,000
Other.......................................................             6            38
                                                                  --------       -------
Long-term debt including current maturities.................       182,631       120,163
Current maturities of long-term debt........................        16,875         7,500
                                                                  --------       -------
Long-term debt, less current maturities.....................      $165,756       112,663
                                                                  ========       =======

(1)     The loans under this facility may be denominated in U.S. dollars or several foreign currencies. At
        December 31, 2003, the outstanding balance consisted of U.S. dollar borrowings of $114,000. The interest rates under the facility vary and are based on prime, federal funds and/or LIBOR for the applicable currency, and the Company's debt to adjusted income ratio. As of December 31, 2003, the rate for the
        U.S. dollar loan was 2.6%, and averaged 2.5% for the year ended December 31, 2003.

(2)     The interest rate varies with prime, federal funds and/or LIBOR. As of December 31, 2003, this rate was
        2.2% and averaged 2.3% for the year ended December 31, 2003.

(3)     The interest rate of 7.3% is fixed until maturity.

(4)     The interest rate varies with market rates for tax-exempt industrial revenue bonds. As of December 31,
        2003, this rate was 1.3% and averaged 1.1% for the year ended December 31, 2003.

    On January 20, 1998, the Company entered into a Revolving Line of Credit Agreement with an aggregate $125,000 borrowing capacity (the "Credit Line") and terminated a previous agreement. On March 6, 2002, the Company amended and restated the Credit Line, increasing the aggregate borrowing capacity to $150,000 and extending the maturity date to March 6, 2005. Subject to approval by lenders holding more than 75% of the debt, the Company may request up to two, one-year extensions. The total debt balance will be due upon final maturity. On December 31, 2003, the Credit
Line had an outstanding balance of $114,000, leaving $36,000 available for future use or to issue as letters of credit.

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)


    The amended and restated agreement also provided for an additional $50,000 Term Loan. Proceeds from the Term Loan were used to retire debt outstanding under an interim credit agreement. The five-year Term Loan requires principal payments of $2,500 in years one and two, and $15,000 in years three through five. Other terms and conditions of the Term Loan are similar to those of the Credit Line.

    In September 1996, the Company obtained fixed rate financing by entering into an unsecured senior note agreement for $35,000. This note has a ten-year final, seven-year average maturity with principal payments that began in 2000. The Credit Line, Term Loan and Unsecured Senior Note are unsecured and permit certain investments and dividend payments. There are no material restrictions on the Company as a result of these agreements, other than customary covenants regarding certain earnings, liquidity and capital ratios.

    On April 23, 1998, the Fayette County Development Authority issued $9,500 in industrial revenue bonds, on behalf of the Company, to finance the cost of constructing and equipping a new manufacturing facility in Peachtree City, Georgia. On July 2, 2001, the Company prepaid $1,500 of principal from unused funds. The remaining principal for these industrial revenue bonds is to be repaid in full on March 1, 2018. These industrial revenue bonds are secured by an $8.1 million letter of credit.

    Maturities of long-term debt for the five years subsequent to December 31, 2003 and thereafter, are $16,875, $134,000, $20,000, $3,750, $0 and
$8,006, respectively.

    Cash paid for interest in 2003, 2002 and 2001 was $4,498, $6,263 and $6,900, respectively.

    The rentals for all operating leases were $3,818, $3,357, and $2,981 in 2003, 2002 and 2001, respectively. Future minimum rental payments for operating leases for the five years subsequent to December 31, 2003 and thereafter are $3,469, $2,766, $2,166, $1,566, $1,295 and $6,147,
respectively.

NOTE 10: STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

    At December 31, 2003 and 2002, 50,000,000 shares of $0.01 par value common stock and 10,000,000 shares of $0.01 par value preferred stock were authorized. Shares of common stock outstanding at December 31, 2003 and 2002 were 16,117,026 and 15,942,138, respectively. No shares of preferred stock were issued or outstanding at December 31, 2003 or 2002. The shares of preferred stock, which may be issued without further stockholder approval (except as may be required by applicable law or stock exchange rules), may be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by the Board of Directors. The Company has a Stockholder's Rights Plan, under which each share of Gardner Denver's outstanding common stock has an associated preferred share purchase right. The rights are exercisable only under certain circumstances and allow holders of such rights to purchase common stock of Gardner Denver or an acquiring company at a discounted price, which generally would be 50% of the respective stock's current fair market value.

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

    The following table details the calculation of basic and diluted earnings per share:

                                                                     YEAR ENDED DECEMBER 31,
                                --------------------------------------------------------------------------------------------------
                                             2003                              2002                              2001
                                ------------------------------    ------------------------------    ------------------------------
                                                          AMT.                              AMT.                              AMT.
                                  NET      WTD. AVG.      PER       NET      WTD. AVG.      PER       NET      WTD. AVG.      PER
                                INCOME       SHARES      SHARE    INCOME       SHARES      SHARE    INCOME       SHARES      SHARE
                                -------    ----------    -----    -------    ----------    -----    -------    ----------    -----

BASIC EARNINGS PER SHARE:
Income available to common
  stockholders                  $20,643    16,060,979    $1.29    $19,602    15,854,239    $1.24    $22,024    15,552,543    $1.42
DILUTED EARNINGS PER SHARE:
Effect of dilutive securities:
Stock options granted and
  outstanding                        --       251,189                  --       187,356                  --       230,582
                                -------    ----------    -----    -------    ----------    -----    -------    ----------    -----
Income available to
  common stockholders and
  assumed conversions           $20,643    16,312,168    $1.27    $19,602    16,041,595    $1.22    $22,024    15,783,125    $1.40
                                =======    ==========    =====    =======    ==========    =====    =======    ==========    =====

NOTE 11: INCOME TAXES

    The following table details the components of the provision for income taxes. A portion of these income taxes will be payable within one year and are therefore classified as current, while the remaining balance is deferred.

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                   2003        2002         2001
                                                                  ------       -----       ------
Income taxes:
  Current:
    U.S. federal............................................      $2,977       4,944        9,708
    U.S. state and local....................................         340         542        1,109
    Non-U.S. ...............................................         611       1,229        1,149
                                                                  ------       -----       ------
      Current...............................................       3,928       6,715       11,966
                                                                  ------       -----       ------
  Deferred:
    U.S. federal............................................       4,753       2,253          622
    U.S. state and local....................................         543         257           71
    Non-U.S. ...............................................         491          --           --
                                                                  ------       -----       ------
      Deferred..............................................       5,787       2,510          693
                                                                  ------       -----       ------
        Provision for income taxes..........................      $9,715       9,225       12,659
                                                                  ======       =====       ======

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

    The following table reconciles the statutory U.S. federal corporate income tax rate to the Company's effective tax rate (as a percentage of the Company's income before income taxes):

                                                                   YEAR ENDED DECEMBER 31,
                                                                  --------------------------
                                                                  2003       2002       2001
                                                                  ----       ----       ----
U.S. federal income tax.....................................      35.0%      35.0       35.0
  Changes in the tax rate resulting from:
    State and local income taxes............................       2.6        2.5        3.1
    Nondeductible goodwill..................................        --         --        3.5
    Export benefit..........................................      (3.0)      (2.8)      (2.3)
    Other, net..............................................      (2.6)      (2.7)      (2.8)
                                                                  ----       ----       ----
      Effective income tax rate.............................      32.0%      32.0       36.5
                                                                  ====       ====       ====
                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                    2003          2002
                                                                  --------       -------
Components of deferred tax balances:
  Deferred tax assets:
    Reserves and accruals...................................      $ 14,506        15,722
    Postretirement benefits other than pensions.............        13,446        14,394
    Other...................................................         3,014         1,156
                                                                  --------       -------
      Total deferred tax assets.............................        30,966        31,272
                                                                  --------       -------
  Deferred tax liabilities:
    LIFO inventory..........................................        (3,493)       (3,051)
    Plant and equipment.....................................        (7,763)       (6,318)
    Intangibles.............................................        (7,698)       (4,530)
    Other...................................................        (2,986)       (1,311)
                                                                  --------       -------
      Total deferred tax liabilities........................       (21,940)      (15,210)
                                                                  --------       -------
      Net deferred tax assets...............................      $  9,026        16,062
                                                                  ========       =======

    For U.S. income tax purposes, the Foreign Sales Corporation (FSC) has been replaced by the Extraterritorial Income Exclusion (EIE) on the Company's U.S. export sales for 2002 and beyond. Consistent with the FSC, the EIE lowers the effective tax rate on income from U.S. export sales.

    Income before income taxes of non-U.S. operations for 2003, 2002 and 2001 was $6,445, $6,611 and $5,963, respectively.

    U.S. deferred income taxes are not provided on certain undistributed earnings of non-U.S. subsidiaries (approximately $28 million at December 31, 2003) because the Company intends to reinvest such earnings indefinitely or distribute them only when available foreign tax credits could significantly reduce the amount of U.S. taxes due on such distributions.

    Cash paid for income taxes in 2003, 2002 and 2001 was $5,220, $6,512 and $13,814, respectively.

NOTE 12: OFF-BALANCE SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

  OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

    There were no off-balance sheet derivative financial instruments as of December 31, 2003 and 2002.

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

    Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and industries to which the Company's products are sold, as well as their dispersion across many different geographic areas. As a result, the Company does not consider itself to have any significant concentrations of credit risk as of December 31, 2003.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and equivalents, trade receivables, trade payables and debt instruments. The book values of these instruments are not materially different from their respective fair values.

NOTE 13: CONTINGENCIES

    The Company is a party to various legal proceedings, lawsuits and administrative actions, which are of an ordinary or routine nature. Due to the bankruptcies of several asbestos manufacturers and other primary defendants, the Company has been named as a defendant in an increasing number of asbestos personal injury lawsuits. The Company has also been named as a defendant in an increasing number of silicosis personal injury lawsuits. The plaintiffs in these suits allege exposure to asbestos or silica from multiple sources, and typically the Company is one of approximately 25 or more named defendants. In the Company's experience, the substantial majority of the plaintiffs are not impaired with a disease attributable to the alleged exposure.

    Predecessors to the Company manufactured, distributed and sold the products allegedly at issue in the pending asbestos and silicosis litigation lawsuits. The Company has potential responsibility for certain contingent liabilities with respect to these products, namely: (a) air compressors which used asbestos containing components manufactured and supplied by third parties; and (b) portable air compressors used in sandblasting operations as a component of sandblasting equipment manufactured and sold by others. The sandblasting equipment is alleged to have caused the silicosis disease plaintiffs claim in these cases.

    Neither the Company, nor its predecessors, ever mined, manufactured, mixed, produced or distributed asbestos fiber. The asbestos containing components used in the products at issue were completely encapsulated in a protective non-asbestos binder and enclosed within the subject products. Furthermore, the Company has never manufactured or distributed portable air compressors.

    The Company has entered into a series of cost sharing agreements with multiple insurance companies to secure coverage for asbestos and silicosis lawsuits. The Company also believes some of the potential liabilities regarding these lawsuits are covered by indemnity agreements with other parties. The Company's uninsured settlement payments for past asbestos and silicosis lawsuits have been immaterial.

    The Company believes that the pending, and future, asbestos and silicosis lawsuits will not, in the aggregate, have a material adverse effect on its consolidated financial position, results of operations or liquidity, based on: the Company's anticipated insurance and indemnification rights to address the risks of such matters; the limited potential asbestos exposure from the components described above; the Company's experience that the substantial majority of plaintiffs are not impaired with a disease attributable to alleged exposure to asbestos or silica; various potential defenses available to the Company with respect to such matters; and the Company's prior disposition of comparable matters. However, due to inherent uncertainties of litigation and because future developments could cause a different outcome, there can be no assurance that the resolution of pending or future lawsuits, whether by judgment, settlement or dismissal, will not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

    The Company has also been identified as a potentially responsible party with respect to several sites designated for environmental cleanup under various state and federal laws. The Company does

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

not own any of these sites. The Company does not believe that the future potential costs related to these sites will have a material adverse effect on its consolidated financial position, results of operations or liquidity.

NOTE 14: QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                     2003 QUARTER ENDED
                                                   ----------------------------------------------------------
                                                   MARCH 31,       JUNE 30,       SEPT. 30,       DEC. 31,(3)
                                                   ---------       --------       ---------       -----------
Revenues.....................................      $101,491        109,388         112,061          116,590
Gross margin (1).............................        30,717         33,237          33,863           33,960
Net income (2)...............................         3,520          5,346           5,277            6,500
Basic earnings per share.....................      $   0.22           0.33            0.33             0.40
Diluted earnings per share...................      $   0.22           0.33            0.32             0.40

                                                                     2002 QUARTER ENDED
                                                   ----------------------------------------------------------
                                                   MARCH 31,       JUNE 30,       SEPT. 30,       DEC. 31,(3)
                                                   ---------       --------       ---------       -----------
Revenues.....................................      $106,609        104,854         102,791          103,904
Gross margin (1).............................        32,007         33,565          32,530           30,425
Net income...................................         4,578          5,524           4,829            4,671
Basic earnings per share.....................      $   0.29           0.35            0.30             0.29
Diluted earnings per share...................      $   0.29           0.34            0.30             0.29

(1)     Gross margin equals revenues less cost of sales.

(2)     Includes $2,184 from an unrealized currency transaction gain and $1,946 in charges related to profitability improvement programs in the quarter ended December 31.

(3)     Includes an increase in net income in 2003 and 2002 of $249 and $268, respectively, related to LIFO inventory liquidations.

NOTE 15: SEGMENT INFORMATION

    The Company is organized based on the products and services it offers. Under this organizational structure, the Company has three operating divisions: Compressor, Blower and Pump. These divisions comprise two reportable segments, Compressed Air Products and Pump Products. The Compressor and Blower Divisions are aggregated into one reportable segment (Compressed Air Products) since the long-term financial performance of these businesses are affected by similar economic conditions, coupled with the similar nature of their products, manufacturing processes and other business characteristics.

    In the Compressed Air Products segment, the Company designs, manufactures, markets and services the following products and related aftermarket parts for industrial and commercial applications: rotary screw, reciprocating, sliding vane and centrifugal air compressors; and positive displacement and centrifugal blowers.

    The markets served are primarily in the United States, but a growing portion of revenue is from exports and expanding European operations.

    The Pump Products segment designs, manufactures, markets and services a diverse group of pumps, water jetting systems and related aftermarket products used in oil and natural gas production, well servicing and drilling and industrial cleaning and maintenance.

    The accounting policies of the segments are the same as those described in Note 1. The Company evaluates the performance of its segments based on income before interest expense, other income, net and income taxes. Certain assets attributable to corporate activity are not allocated to the segments.

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

Unallocated assets consist of cash and equivalents and deferred tax assets. Intersegment sales and transfers are not significant.

                                             REVENUES                        OPERATING EARNINGS(1)            IDENTIFIABLE ASSETS
                                ----------------------------------      -------------------------------      ---------------------
                                     YEAR ENDED DECEMBER 31,                YEAR ENDED DECEMBER 31,              DECEMBER 31,
                                ----------------------------------      -------------------------------      ---------------------
                                  2003         2002         2001         2003         2002        2001         2003         2002
                                --------      -------      -------      -------      ------      ------      --------      -------
Compressed Air Products.....    $369,023      350,036      308,028      $27,792      29,795      22,176      $375,376      368,761
Pump Products...............      70,507       68,122      111,742        4,093       5,193      16,100        72,528       68,240
                                --------      -------      -------      -------      ------      ------      --------      -------
    Total...................    $439,530      418,158      419,770       31,885      34,988      38,276       447,904      437,001
                                ========      =======      =======
Interest expense............                                             (4,748)     (6,365)     (6,796)
Other income, net...........                                              3,221         204       3,203
    Income before income                                                -------      ------      ------
      taxes.................                                            $30,358      28,827      34,683
General corporate...........                                            =======      ======      ======       141,829       41,729
                                                                                                             --------      -------
Total assets................                                                                                 $589,733      478,730
                                                                                                             ========      =======

(1)     As a result of adopting SFAS No. 142, periodic goodwill amortization ceased effective January 1, 2002
        (See Notes 1 and 5). For comparability purposes, operating earnings by segment for the year ended
        December 31, 2001 excluding goodwill amortization were as follows:

          Compressed Air Products.....................................      $25,796
          Pump Products...............................................       16,860
                                                                            -------
              Total...................................................      $42,656
                                                                            =======

                                                                        YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------
                                                                    2003          2002          2001
                                                                  --------       -------       -------
Income from reductions of inventory quantities resulting in
 liquidations of LIFO inventory layers, included in
 operating earnings above:
  Compressed Air Products...................................      $    316           161           459
  Pump Products.............................................            50           233            43
                                                                  --------       -------       -------
    Total...................................................      $    366           394           502
                                                                  ========       =======       =======
Depreciation and amortization, included in operating
 earnings above:
  Compressed Air Products...................................      $ 11,739        11,517        14,281
  Pump Products.............................................         2,827         2,622         3,286
                                                                  --------       -------       -------
    Total...................................................      $ 14,566        14,139        17,567
                                                                  ========       =======       =======
Capital expenditures:
  Compressed Air Products...................................      $  8,864         9,856         8,856
  Pump Products.............................................         3,086         3,785         2,668
                                                                  --------       -------       -------
    Total...................................................      $ 11,950        13,641        11,524
                                                                  ========       =======       =======
Revenues outside the United States were comprised of sales
 to unaffiliated companies in:
  Europe....................................................      $ 97,198        85,735        65,511
  Asia......................................................        39,963        25,999        14,048
  Canada....................................................        26,972        18,597        24,315
  Latin America.............................................        17,401        17,773        18,186
  Other.....................................................         4,404         5,518         5,844
                                                                  --------       -------       -------
    Total...................................................      $185,938       153,622       127,904
                                                                  ========       =======       =======

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                   2003          2002
                                                                  -------       ------
Property, plant and equipment by geographic area are as
 follows:
  United States.............................................      $58,581       61,372
  Europe....................................................       16,686       14,672
  Other.....................................................          161          118
                                                                  -------       ------
    Total...................................................      $75,428       76,162
                                                                  =======       ======

NOTE 16: SUBSEQUENT EVENT

    On January 2, 2004, the Company effectively acquired Syltone plc ("Syltone"), previously a publicly traded company listed on the London Stock Exchange. The purchase price of (pounds)61.2 million (approximately $109.2 million) including assumed bank debt (net of cash acquired) was paid in the form of cash ((pounds)43.1 million), new loan notes ((pounds)5.2 million) and the assumption of Syltone's existing bank debt, net of cash ((pounds)12.9 million). The cash portion of the purchase price was funded from the Company's existing revolving credit line and cash reserves. The loan notes are unsecured and bear interest payable every six months, in arrears, at a rate per annum of one-half of one percent below the British pound based London Interbank Offered Rate for six-month deposits. The loan notes are redeemable at par at the option of the loan noteholder, in whole or in part, on any interest payment date falling on or after December 31, 2004. If at any time the aggregate nominal amount of all loan notes outstanding is (pounds)0.5 million or less, the Company has the right to redeem all of the outstanding loan notes. Any loan notes outstanding on June 30, 2009 will be redeemed in full, together with interest on that day.

    Syltone, headquartered in Bradford, United Kingdom ("U.K."), is one of the world's largest manufacturers of equipment used for loading and unloading liquid and dry bulk products on commercial transportation vehicles. This equipment includes compressors, blowers and other ancillary products that are complementary to the Company's product line. Syltone is also one of the world's largest manufacturers of fluid transfer equipment (including loading arms, swivel joints, couplers and valves) used to load and unload ships, tank trucks and rail cars. Syltone generated revenues and operating profit (in accordance with accounting principles generally accepted in the U.K.) of (pounds)84.4 million and (pounds)6.3 million, respectively (approximately $151.1 million and $11.3 million, respectively as calculated using the December 31, 2003 exchange rate of $1.79/(pounds)) for the twelve months ended September 30, 2003. Syltone's largest markets are Europe and North America, which represent approximately 67% and 20% of its revenues, respectively. Of the total sales to Europe, approximately 38% are to the U.K., 18% to France, 11% to Germany and 33% to other European countries. Approximately 70% of Syltone's revenues are generated through transportation-related activities while the remaining 30% are derived from fluid transfer-related activities.

    This acquisition will be accounted for by the purchase method and accordingly, its results will be included in the Company's consolidated financial statements from the date of acquisition. The aggregate purchase price (including direct acquisition costs) has been allocated primarily to receivables ($34,400); inventory ($21,900); property, plant and equipment ($36,000); intangible assets ($80,000); accounts payable and accrued liabilities ($34,900); bank debt, net ($23,000); net deferred income tax liabilities ($3,600) and other long-term liabilities ($21,000), based on their estimated fair values at the date of acquisition. This allocation reflects the Company's preliminary estimates of the purchase price allocation and is subject to change upon completion of appraisals in 2004. Further, other assets and liabilities may be identified to which a portion of the purchase price will be allocated. A detailed analysis also has not yet been performed to identify and measure any adjustments that may be necessary to conform Syltone's accounting policies with the Company's accounting policies.

                            GARDNER DENVER, INC.

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR
                       AMOUNTS DESCRIBED IN MILLIONS)

    The following table summarizes the preliminary fair values of the intangible assets acquired in the Syltone acquisition:

Amortized intangible assets:
    Customer lists and relationships........................      $19,500
    Other...................................................        2,600
Unamortized intangible assets:
    Goodwill................................................       49,000
    Trademarks..............................................        8,900
                                                                  -------
        Total intangible assets.............................      $80,000
                                                                  =======

    The preliminary weighted average amortization period for customer lists and relationships and other amortized intangible assets is 20 years and 5 years, respectively.

    The total amount of goodwill that is expected to be deductible for tax purposes is not anticipated to be significant given the stock nature of the acquisition. The assignment of goodwill to reporting segments has not been finalized.

                      INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Syltone plc

We have audited the accompanying consolidated balance sheets of Syltone plc and subsidiaries as at 31 March 2003 and 31 March 2002, the related consolidated profit and loss accounts, cash flow statements, statements of total recognized gains and losses and reconciliations of movements in shareholders' funds for each of the years in the two year period ended 31 March 2003. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Syltone plc and subsidiaries as at 31 March 2003 and 31 March 2002 and the results of their operations and their cash flows for each of the years in the two year period ended 31 March 2003 in conformity with generally accepted accounting principles in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. The nature of the significant differences are summarized in Note 29 to the financial statements.

/s/ KPMG Audit Plc

Chartered Accountants                                    16 January 2004
Registered Auditor
Leeds
England

                                                             SYLTONE PLC

                                               CONSOLIDATED PROFIT AND LOSS ACCOUNTS
                                                    FOR THE YEAR ENDED 31 MARCH

                                                                              2003                                 2002
                                                                  -----------------------------       -----------------------------
                                                       NOTE       (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                                       ----       -----------       -----------       -----------       -----------
TURNOVER                                                  2                            78,798                              75,464
OPERATING COSTS                                           3                           (72,982)                            (70,777)
                                                                                      -------                            --------
OPERATING PROFIT                                          6
                                                                  -----------------------------------------------
    Before exceptional items                                         5,816                               5,327
    Reorganisation costs                                                --                                (640)
                                                                     -----                               -----
                                                                  -----------------------------------------------
PROFIT ON ORDINARY ACTIVITIES BEFORE INTEREST AND
  TAXATION                                                                              5,816                               4,687
Net interest payable and other similar charges            7                            (1,013)                             (1,179)
                                                                                      -------                            --------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION                                           4,803                               3,508
Taxation                                                  8                            (1,781)                             (1,494)
                                                                                      -------                            --------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION                                            3,022                               2,014
Minority interests--equity                                                                 --                                 (19)
                                                                                      -------                            --------
PROFIT ATTRIBUTABLE TO ORDINARY SHAREHOLDERS                                            3,022                               1,995
Ordinary dividends                                        9                            (1,835)                             (1,835)
                                                                                      -------                            --------
RETAINED PROFIT FOR THE YEAR                             23                             1,187                                 160
                                                                                      =======                            ========
EARNINGS PER SHARE                                       10                             12.10p                               7.99p
                                                                                      =======                            ========
DILUTED EARNINGS PER SHARE                               10                             12.06p                               7.96p
                                                                                      =======                            ========
DIVIDENDS PER SHARE                                       9                              7.35p                               7.35p
                                                                                      =======                            ========
The accounts are prepared on an unmodified historic cost basis.

The notes referred to form part of these accounts.

                                                   SYLTONE PLC

                                           CONSOLIDATED BALANCE SHEETS
                                                 AS AT 31 MARCH

                                                                                     2003          2002
                                                                   NOTE           (POUNDS)000   (POUNDS)000
                                                                   ----           -----------   -----------
FIXED ASSETS
Intangible assets                                                   11                2,587         2,753
Tangible assets                                                     12               17,259        18,080
Investments                                                         13                  604           606
                                                                                    -------       -------
                                                                                     20,450        21,439
CURRENT ASSETS
Stocks                                                              14               11,509        12,851
Debtors                                                             15               19,281        18,698
Cash at bank and in hand                                                              4,434         2,487
                                                                                    -------       -------
                                                                                     35,224        34,036
CREDITORS
Amounts falling due within one year:
Borrowings                                                          16               (2,409)       (3,027)
Other creditors                                                     18              (17,921)      (16,975)
                                                                                    -------       -------
                                                                                    (20,330)      (20,002)
                                                                                    -------       -------
NET CURRENT ASSETS                                                                   14,894        14,034
                                                                                    -------       -------
TOTAL ASSETS LESS CURRENT LIABILITIES                                                35,344        35,473
CREDITORS
Amounts falling due after more than one year
Borrowings                                                          16              (12,990)      (13,916)
Other creditors                                                     18                 (321)         (541)
                                                                                    -------       -------
                                                                                    (13,311)      (14,457)
PROVISIONS FOR LIABILITIES AND CHARGES                              19               (1,522)       (1,015)
DEFERRED INCOME: capital expenditure grants                                              (1)          (16)
                                                                                    -------       -------
NET ASSETS                                                                           20,510        19,985

CAPITAL AND RESERVES
Called up equity share capital                                      20                6,378         6,378
Share premium account                                               21                9,275         9,275
Merger reserve                                                      22                1,197         1,197
Profit and loss account                                             23                3,374         2,817
                                                                                    -------       -------
SHAREHOLDERS' FUNDS-EQUITY                                                           20,224        19,667
MINORITY INTERESTS-EQUITY                                                               286           318
                                                                                    -------       -------
                                                                                     20,510        19,985
                                                                                    =======       =======

The notes referred to form part of these accounts.

                                                            SYLTONE PLC

                                                 CONSOLIDATED CASH FLOW STATEMENTS
                                                    FOR THE YEAR ENDED 31 MARCH

                                                                            2003                               2002
                                                                -----------------------------      ----------------------------
                                                        NOTE    (POUNDS)000       (POUNDS)000      (POUNDS)000      (POUNDS)000
                                                        ----    -----------       -----------      -----------      -----------
CASH INFLOW FROM OPERATING ACTIVITIES                    24                          9,475                             6,217
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE:
Bank interest paid                                                (1,069)                             (1,564)
Bank interest received                                               193                                 406
Finance lease interest paid                                          (27)                                (25)
                                                                  ------            ------            ------          ------
                                                                                      (903)                           (1,183)
TAXATION:
United Kingdom corporation tax paid                                 (391)                               (478)
Overseas taxes paid                                                 (791)                             (1,100)
                                                                  ------            ------            ------          ------
                                                                                    (1,182)                           (1,578)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENTS:
Purchase of tangible assets                                       (1,271)                             (2,329)
Purchase of intangible assets                                       (117)                               (336)
Sale of fixed asset investment                                         2                                  --
Sale of tangible assets                                              205                                 207
                                                                  ------            ------            ------          ------
                                                                                    (1,181)                           (2,458)
ACQUISITIONS AND DISPOSALS:
Sale of subsidiary undertakings                          24          115                               2,886
Acquisition of minority holdings in subsidiaries                      --                                  (7)
                                                                  ------            ------            ------          ------
                                                                                       115                             2,879
EQUITY DIVIDENDS PAID:
Dividends paid to shareholders                                                      (1,835)                           (1,835)
                                                                                    ------                            ------
CASH INFLOW BEFORE FINANCING                                                         4,489                             2,042

FINANCING:
Repayments of medium and long term loans                          (1,405)                             (1,583)
Finance lease capital repayments                                    (228)                               (222)
                                                                  ------                              ------          ------
                                                                                    (1,633)                           (1,805)
                                                                                    ------                            ------
INCREASE IN CASH IN THE YEAR                                                         2,856                               237
                                                                                    ======                            ======


Additional cash flow information is given in note 24.

The notes referred to form part of these accounts.

                                                     SYLTONE PLC

                            CONSOLIDATED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES
                                            FOR THE YEAR ENDED 31 MARCH

                                                                                          2003              2002
                                                                                       (POUNDS)000       (POUNDS)000
                                                                                       -----------       -----------

Profit attributable to ordinary shareholders                                              3,022             1,995
Currency translation differences on foreign currency net investments                       (630)               84
                                                                                          -----             -----
Total recognised gains and losses relating to the year                                    2,392             2,079
                                                                                          =====             =====

                      RECONCILIATIONS OF MOVEMENTS IN CONSOLIDATED SHAREHOLDERS' FUNDS
                                       FOR THE YEAR ENDED 31 MARCH

                                                                                 2003              2002
                                                                              (POUNDS)000       (POUNDS)000
                                                                              -----------       -----------
Profit attributable to ordinary shareholders                                     3,022             1,995
Dividends                                                                       (1,835)           (1,835)
                                                                                ------            ------
Retained profit for the year                                                     1,187               160
Other recognised gains and losses as shown above                                  (630)               84
                                                                                ------            ------
Net addition to shareholders' funds                                                557               244
Opening shareholders' funds                                                     19,667            19,423
                                                                                ------            ------
Closing shareholders' funds                                                     20,224            19,667
                                                                                ======            ======

                                                    SYLTONE PLC

                                              COMPANY BALANCE SHEETS
                                                  AS AT 31 MARCH

                                                                                       2003              2002
                                                                  NOTE              (POUNDS)000       (POUNDS)000
                                                                  ----              -----------       -----------
FIXED ASSETS
Tangible assets                                                     12                  1,808             1,845
Investments                                                         13                  9,895             9,897
                                                                                      -------           -------
                                                                                       11,703            11,742
CURRENT ASSETS
Debtors                                                             15                 28,435            28,835
Cash at bank and in hand                                                                3,314             4,203
                                                                                      -------           -------
                                                                                       31,749            33,038
CREDITORS
Amounts falling due within one year:
Borrowings                                                          16                 (5,195)           (6,370)
Other creditors                                                     18                 (2,651)           (1,409)
                                                                                      -------           -------
                                                                                       (7,846)           (7,779)
                                                                                      -------           -------
NET CURRENT ASSETS                                                                     23,903            25,259
                                                                                      -------           -------
TOTAL ASSETS LESS CURRENT LIABILITIES                                                  35,606            37,001
CREDITORS
Amounts falling due after more than one year:
Borrowings                                                          16                (12,572)          (13,473)
Other creditors                                                     18                     --              (270)
                                                                                      -------           -------
                                                                                      (12,572)          (13,743)
                                                                                      -------           -------
PROVISIONS FOR LIABILITIES AND CHARGES                              19                   (569)             (373)
DEFERRED INCOME: capital expenditure grants                                                --               (11)
                                                                                      -------           -------
NET ASSETS                                                                             22,465            22,874
                                                                                      -------           -------
CAPITAL AND RESERVES
Called up equity share capital                                      20                  6,378             6,378
Share premium account                                               21                  9,275             9,275
Merger reserve                                                      22                  1,197             1,197
Profit and loss account                                             23                  5,615             6,024
                                                                                      -------           -------
SHAREHOLDERS' FUNDS-EQUITY                                                             22,465            22,874
                                                                                      =======           =======

The notes referred to form part of these accounts.

                              SYLTONE PLC

                                 NOTES
               (FORMING PART OF THE FINANCIAL STATEMENTS)

1  ACCOUNTING POLICIES

  BASIS OF ACCOUNTS

    The accounts are prepared under the historical cost convention, in accordance with applicable accounting standards. The following principal accounting policies have been applied consistently in dealing with items which are considered material in relation to the Group's accounts. The Group has adopted FRS 18 'Accounting policies' in these accounts.

  BASIS OF CONSOLIDATION

    The consolidated profit and loss account includes the results of undertakings acquired or disposed of during the year from the date of their acquisition or up to the date of their disposal. The consolidated balance sheet includes the assets and liabilities of the Company and its subsidiaries at the end of the financial year. In accordance with the requirements of Financial Reporting Standard No 2: Accounting for Subsidiary Undertakings, the accounts of companies, which due to local restrictions, cannot be owned by Syltone, but are nevertheless subject entirely to Syltone's control, are consolidated as if those companies are legally owned by Syltone.

    Under section 230(4) of the Companis Act 1985 the company is exempt from the requirement to present its own profit and loss account.

  FOREIGN CURRENCY

    Transactions in foreign currencies are recorded at the rate of exchange at the date of transaction or, if hedged forward, at the rate of exchange under the related forward currency contract.

    Assets, liabilities and trading results of overseas operations are translated into sterling at the rates of exchange ruling at the balance sheet date. Differences arising on the translation of the Group's net investment in overseas operations are dealt with as movements in reserves net of differences on related currency borrowings. All other differences are taken to the profit and loss account.

  FINANCIAL INSTRUMENTS

    The Group uses derivative financial instruments to manage its exposures to fluctuations in interest and foreign currency exchange rates. Receipts and payments on interest rate instruments are recognised on an accruals basis over the life of the instrument. Gains and losses on transactional foreign currency hedges are recognised in the profit and loss account on the maturity of the underlying transaction. Gains and losses on translational hedges of foreign currency denominated net investments are taken to reserves. Gains and losses on hedging instruments that are cancelled due to the termination of the underlying exposure are recognised in the profit and loss account at the time of termination.

  GOODWILL AND INTANGIBLE FIXED ASSETS

    Purchased goodwill (representing the excess of the fair value of the consideration given and associated costs over the fair value of the separable net assets acquired) arising on consolidation in respect of acquisitions before 1 April 1998, when Financial Reporting Standard No 10 was adopted, was written off to reserves in the year of acquisition. When a subsequent disposal occurs any related goodwill previously written off or credited to reserves is written back through the profit and loss account as part of the profit or loss on disposal.

    Purchased goodwill arising on consolidation in respect of acquisitions since 1 April 1998 is capitalised in the year of acquisition and amortised on a systematic basis over its estimated useful

                              SYLTONE PLC
economic life up to a maximum of 20 years. The carrying value of goodwill is reviewed as necessary for impairment and written down if impairment is identified.

    On the subsequent disposal of a business acquired since 1 April 1998, the profit or loss on disposal is calculated after charging the unamortised amount of any related goodwill.

    Intellectual property rights and patents are valued at cost on acquisition and are amortised in equal annual amounts over their estimated useful economic lives.

    The accounting policy for research and development is set out below.

  DEPRECIATION

    Except for freehold land, depreciation is provided on a straight line basis at rates which are calculated to write off the cost of each asset over its useful life in equal annual instalments.

    The useful lives of assets are:

       Freehold and long leasehold buildings      up to 50 years
       Short leasehold buildings                  over the residue of the lease
       Plant and equipment                        4 to 10 years
       Computers                                  3 to 7 years
       Motor vehicles                             4 years

  LEASED ASSETS

    Rentals payable under operating leases are charged to the profit and loss account as incurred. Assets obtained under finance leases are included in fixed assets and the related obligations to pay future rentals are included in creditors. Interest on finance leases is charged to the profit and loss account over the period of the lease.

  STOCKS

    Stocks are valued at the lower of cost and net realisable value. Cost includes an appropriate allocation of production overheads.

  LONG TERM CONTRACTS

    The amount of profit attributable to the stage of completion of a long term contract is recognised when the outcome of the contract can be foreseen with reasonable certainty. Turnover for such contracts is stated at the cost appropriate to their stage of completion plus attributable profits, less amounts recognised in previous years.
Provision is made for any losses as soon as they are foreseen.

    Contract work in progress is stated at costs incurred, less those transferred to the profit and loss account, after deducting foreseeable losses and payments on account not matched with turnover.

    Amounts recoverable on contracts are included in debtors and represent turnover recognised in excess of payments on account.

  DEVELOPMENT GRANTS

    Grants relating to fixed assets are treated as deferred credits and are transferred to revenue in equal amounts over the useful life of the asset. Grants relating to revenue costs are credited to the profit and loss account in the period in which costs are incurred.

  RESEARCH AND DEVELOPMENT

    Development costs are capitalised when a clear, commercially viable future for that development is confirmed and are amortised over the first three years following their commercial launch.

                              SYLTONE PLC

    All other expenditure on research and development is written off as incurred.

  TURNOVER

    Turnover represents the amounts (excluding value added tax) derived from the provision of goods and services to customers. Turnover is recognised at the point of despatch of goods. The only exception is Emco Wheaton GmbH where, on certain major contracts, turnover is recognised at the point of signing off completion certificates. This company also has long term contracts, which follow the accounting policy outlined above. Revenue from service contracts is recognised on an accruals basis.

  RENTAL INCOME

    Rental income receivable is recognised on an accruals basis.

  DEFERRED TAXATION

    The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. In accordance with Financial Reporting Standard No 19, deferred tax is provided, without discounting, in full. Full recognition is made of the deferred tax arising on any pension cost provision and asset made in accordance with Statement of Standard Accounting Practice No 24.

  PENSION COSTS

    The expected cost of pensions in respect of the Group's defined benefit pension schemes is charged to the profit and loss account so as to spread the cost of pensions over the service lives of employees. Variations from the regular cost are spread over the expected service lives of current employees in the schemes. Differences between the amounts charged in the profit and loss account and payments made to the schemes are carried forward as assets or liabilities in the balance sheet. Pension costs are assessed in accordance with the advice of independent and qualified actuaries.

    Regarding the Group's UK defined contribution pension scheme the amount charged to the profit and loss account represents the contributions payable to the scheme in respect of the accounting period. The assets of the scheme are held separately from those of the Group in an independently administered fund.

2  TURNOVER AND TRADING PROFIT

    Turnover arises wholly from the principal activities of the Group and is analysed by geographical destination as:

                                              2003              2002
                                           (POUNDS)000       (POUNDS)000
                                           -----------       -----------
United Kingdom                                21,556            24,207
France                                        10,777             8,305
Germany                                        6,773             5,756
Other European countries                      13,362            10,753
North America                                 15,340            14,952
Other                                         10,990            11,491
                                              ------            ------
                                              78,798            75,464
                                              ======            ======

    The profit of the Group arises wholly from the principal activities of the constituent companies.

    In the opinion of the Directors, disclosure in further detail of the analysis of turnover, profit and net assets would be seriously prejudicial to the interests of the Group.

                              SYLTONE PLC

3  OPERATING COSTS

                                                                                        2003              2002
                                                                         NOTE        (POUNDS)000       (POUNDS)000
                                                                        ------       -----------       -----------
Raw materials and consumables                                                           31,829            32,242
Change in stocks of finished goods and work in progress                                  1,476                (9)
Other external charges                                                                  10,923            10,965
Staff costs                                                               4, 5          26,201            24,946
Depreciation and other amounts written off tangible and intangible
  fixed assets                                                          11, 12           2,605             2,710
                                                                                        ------            ------
TRADING COSTS                                                                           73,034            70,854
Other operating income                                                                     (52)              (77)
                                                                                        ------            ------
OPERATING COSTS                                                              6          72,982            70,777
                                                                                        ======            ======

4  REMUNERATION OF DIRECTORS

    The remuneration of directors who have served during the year is set out below.

                                                           PERFORMANCE                         2003           2002
                                    SALARY AND FEES       RELATED BONUS       BENEFITS        TOTAL          TOTAL
                                       (POUNDS)             (POUNDS)          (POUNDS)       (POUNDS)       (POUNDS)
                                    ---------------       -------------       --------       --------       --------

PJ Andrews                              105,000                  --                --         105,000        100,000
TJ Murch                                114,330              32,590             7,019         153,939             --
A Hartley                                97,022              29,361            10,993         137,376         98,642
DL Speirs                                62,500               9,079                --          71,579        102,903
R Templeton                              21,166                  --                --          21,166         15,000
JC Barnsley                              20,415                  --                --          20,415             --
                                        -------              ------            ------        --------        -------
                                        420,433              71,030            18,012         509,475        316,545
                                        =======              ======            ======        ========        =======

5  STAFF COSTS

                                                                   2003         2002
                                                               (POUNDS)000   (POUNDS)000
                                                               -----------   -----------
Aggregate employment costs:
Wages and salaries..........................................      21,630       20,594
Social security costs.......................................       3,206        2,927
Other pension costs (see also note 26)......................       1,365        1,425
                                                                  ------       ------
                                                                  26,201       24,946
                                                                  ======       ======

                                                                  NUMBER       NUMBER
                                                                  ------       ------
Average numbers employed geographically:
United Kingdom                                                      377          392
France                                                              102          124
Germany                                                             160          149
Other European countries                                             72           78
North America                                                        97           99
Other                                                                32           33
                                                                    ---          ---
                                                                    840          875
                                                                    ===          ===

                              SYLTONE PLC

6  OPERATING PROFIT

                                                                               2003              2002
                                                                            (POUNDS)000       (POUNDS)000
                                                                            -----------       -----------
Operating profit is stated after charging/(crediting):
Research and development expenditure                                           1,786             1,565
Payments under operating leases:
  Plant and equipment                                                            349               136
  Other leases                                                                   746               882
Auditors' and their associates' remuneration - audit services                    203               204
                                             - further assurance services         35                86
                                             - tax advisory services             109                95
Property rentals receivable                                                      (52)              (66)
Asset disposal gains                                                             (55)              (66)
Reorganisation costs                                                              --               640

    The reorganisation costs incurred in the comparative period relate to the exceptional costs incurred in restructuring the Group following the July 2000 strategic review and primarily comprise redundancy and early retirement costs.

7  NET INTEREST PAYABLE AND SIMILAR CHARGES

                                                                     2003              2002
                                                                  (POUNDS)000       (POUNDS)000
                                                                  -----------       -----------
On bank loans and overdrafts                                         1,164             1,567
On finance leases                                                       27                25
                                                                     -----             -----
                                                                     1,191             1,592
Interest receivable                                                   (178)             (413)
                                                                     -----             -----
                                                                     1,013             1,179
                                                                     =====             =====

                              SYLTONE PLC

8  TAXATION ON PROFIT ON ORDINARY ACTIVITIES

                                                                   2003             2002
                                                               (POUNDS)000       (POUNDS)000
                                                               -----------       -----------
Current tax:
Corporation tax on profits of the period:
UK                                                                  403               509
Overseas                                                            737               587
Adjustments in respect of previous periods:
UK                                                                   33               (37)
Overseas                                                            (29)              (99)
Unrelieved ACT                                                       --               105
Double tax relief                                                    --              (134)
                                                                  -----             -----
Total current tax                                                 1,144               931
                                                                  -----             -----
Deferred tax:
Origination and reversal of timing differences
Prior year                                                           53               (24)
Current year                                                        584               587
                                                                  -----             -----
Total deferred tax                                                  637               563
                                                                  -----             -----
Tax on profit on ordinary activities                              1,781             1,494
                                                                  =====             =====

FACTORS AFFECTING THE CURRENT TAX CHARGE FOR THE PERIOD

                                                                   2003             2002
                                                               (POUNDS)000       (POUNDS)000
                                                               -----------       -----------
Profit on ordinary activities before tax                          4,803             3,508
                                                                  =====             =====
Profit on ordinary activities multiplied by standard rate
  of corporation tax (30%)                                        1,441             1,052
Effects of:
Expenses not deductible for tax purposes                             47                95
Losses not recognised                                                72               204
Deferred tax movement                                              (584)             (587)
Adjustment to tax charge in respect of previous periods              16              (136)
Overseas tax rates in excess of UK                                  152               198
Unrelieved ACT                                                       --               105
                                                                  -----             -----
Current tax charge for the period                                 1,144               931
                                                                  =====             =====

                              SYLTONE PLC

9  ORDINARY DIVIDENDS

                                                                     2003              2002
                                                                  (POUNDS)000       (POUNDS)000
                                                                  -----------       -----------
Interim paid for 2003-2.25p per share                                  562               562
Final proposed for 2003-5.10p per share                              1,273             1,273
                                                                     -----             -----
                                                                     1,835             1,835
                                                                     =====             =====

10  EARNINGS PER SHARE

    The calculation of earnings per share is based on the profit attributable to ordinary shareholders of (pounds)3,022,000 (2002:
(pounds)1,995,000) and on 24,969,464 (2002: 24,969,464) shares of 25p each, being the weighted average number of ordinary shares in issue during the year ended 31 March 2003, excluding those shares held in the Employee Benefit Trust upon which all dividend rights have been waived (see note 28).

    The diluted earnings per share is based on the same profit attributable to ordinary shareholders and on 25,065,343 (2002:
25,068,140) shares of 25p each. Of the 1,332,250 (2002: 1,056,642)
weighted average number of options outstanding under the various option schemes, 669,138 (2002: 229,783) are dilutive, resulting in 95,879 (2002: 98,676) shares of 25p each deemed issued for (pounds)nil consideration.

11  INTANGIBLE FIXED ASSETS

                                                         INTELLECTUAL
                                       GOODWILL ON         PROPERTY                           DEVELOPMENT
                                       ACQUISITION          RIGHTS            PATENTS            COSTS             TOTAL
                                       (POUNDS)000       (POUNDS)000        (POUNDS)000       (POUNDS)000       (POUNDS)000
                                       -----------       ------------       -----------       -----------       -----------
GROUP
COST
At start of year                          2,554              338                44                336              3,272
Additions                                    --               --                --                117                117
Exchange adjustments                         --               --                (1)                 4                  3
                                          -----              ---                --                ---              -----
At end of year                            2,554              338                43                457              3,392
                                          =====              ===                ==                ===              =====
AMORTISATION
At start of year                            330              138                 3                 48                519
Charge for year                             128               15                 2                140                285
Exchange adjustments                         --               --                --                  1                  1
                                          -----              ---                --                ---              -----
At end of year                              458              153                 5                189                805
                                          =====              ===                ==                ===              =====
NET BOOK VALUE
AT 31 MARCH 2003                          2,096              185                38                268              2,587
                                          -----              ---                --                ---              -----
At 31 March 2002                          2,224              200                41                288              2,753
                                          =====              ===                ==                ===              =====

                              SYLTONE PLC

12  TANGIBLE FIXED ASSETS

                                                                                 SHORT
                                                               LONG            LEASEHOLD          PLANT,
                                           FREEHOLD          LEASEHOLD         PROPERTY          EQUIPMENT
                                           PROPERTY          PROPERTY         ALTERATIONS       & VEHICLES           TOTAL
GROUP                                     (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
------------------------------------      -----------       -----------       -----------       -----------       -----------
COST
At start of year                            11,285              339              1,376            26,964             39,964
Additions                                       44               50                  6             1,270              1,370
Disposals                                       (5)              --                 (4)           (1,792)            (1,801)
Exchange adjustments                           399               --                  3               398                800
                                            ------              ---              -----            ------             ------
At end of year                              11,723              389              1,381            26,840             40,333
                                            ======              ===              =====            ======             ======
DEPRECIATION
At start of year                             1,867              120                235            19,662             21,884
Charge for year                                211                9                 62             2,038              2,320
Disposals                                       --               --                 (4)           (1,635)            (1,639)
Exchange adjustments                           157               --                  3               349                509
                                            ------              ---              -----            ------             ------
At end of year                               2,235              129                296            20,414             23,074
                                            ======              ===              =====            ======             ======
NET BOOK VALUE
AT 31 MARCH 2003                             9,488              260              1,085             6,426             17,259
                                            ======              ===              =====            ======             ======
At 31 March 2002                             9,418              219              1,141             7,302             18,080
                                            ======              ===              =====            ======             ======
COMPANY
COST
At start of year                                87              140                 --             2,115              2,342
Additions                                       --               50                 --               284                334
Disposals                                       --               --                 --              (110)              (110)
                                            ------              ---              -----            ------             ------
At end of year                                  87              190                 --             2,289              2,566
                                            ======              ===              =====            ======             ======
DEPRECIATION
At start of year                                --               69                 --               428                497
Charge for year                                 --                5                 --               329                334
Disposals                                       --               --                 --               (73)               (73)
                                            ------              ---              -----            ------             ------
At end of year                                  --               74                 --               684                758
                                            ======              ===              =====            ======             ======
NET BOOK VALUE
AT 31 MARCH 2003                                87              116                 --             1,605              1,808
                                            ======              ===              =====            ======             ======
At 31 March 2002                                87               71                 --             1,687              1,845
                                            ======              ===              =====            ======             ======

    At 31 March 2003 and 2002 no Group freehold property was rented to third parties.

                              SYLTONE PLC

    Plant, equipment, and vehicles include assets which are the subject of finance leases and are analysed as:

                                                                          GROUP                              COMPANY
                                                              -----------------------------       -----------------------------
                                                                 2003              2002              2003              2002
                                                              (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                                              -----------       -----------       -----------       -----------
Cost....................................................          510               487               453               453
Accumulated depreciation................................          (33)              (26)              (29)               (5)
                                                                  ---               ---               ---               ---
Net book value..........................................          477               461               424               448
                                                                  ---               ---               ---               ---
Depreciation in year....................................           27                14                24                 5
                                                                  ===               ===               ===               ===

    Capital expenditure commitments at the year end were:

                                                                          GROUP                              COMPANY
                                                              -----------------------------       -----------------------------
                                                                 2003              2002              2003              2002
                                                              (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                                              -----------       -----------       -----------       -----------
Contracted for but not provided.........................          242                24                --                --
                                                                  ===                ==                ==                ==

13  INVESTMENTS

                                             INVESTMENTS IN       OWN SHARES HELD
                                               SUBSIDIARY           IN EMPLOYEE            OTHER
                                              UNDERTAKINGS         BENEFIT TRUST        INVESTMENTS          TOTAL
                                              (POUNDS)000           (POUNDS)000         (POUNDS)000       (POUNDS)000
                                             --------------       ---------------       -----------       -----------
GROUP
At start of year                                    --                  604                   2                606
Disposals                                           --                   --                  (2)                (2)
                                                 -----                  ---                  --              -----
At end of year                                      --                  604                  --                604
                                                 =====                  ===                  ==              =====
COMPANY
At start of year                                 9,291                  604                   2              9,897
Disposals                                           --                   --                  (2)                (2)
                                                 -----                  ---                  --              -----
At end of year                                   9,291                  604                  --              9,895
                                                 =====                  ===                  ==              =====

    Investments are stated at cost. Investments in subsidiary undertakings are shown after deduction of provisions amounting to (pounds)68,000 (2002: (pounds)68,000).

    Ordinary shares in Syltone plc held in the Employee Benefit Trust have been included in the Group consolidated balance sheet as investments as required by Urgent Issues Task Force No. 13 (see note
28).

14  STOCKS

                                                                         GROUP                              COMPANY
                                                             -----------------------------       -----------------------------
                                                                2003              2002              2003              2002
                                                             (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                                             -----------       -----------       -----------       -----------
Raw materials and consumables                                   3,205              3,398              --               --
Work in progress                                                1,415              1,742              --               --
Finished goods for resale                                       6,889              7,711              --               --
                                                               ------             ------              --               --
                                                               11,509             12,851              --               --
                                                               ======             ======              ==               ==

                              SYLTONE PLC

15  DEBTORS

                                                                      GROUP                              COMPANY
                                                          -----------------------------       -----------------------------
                                                             2003              2002              2003              2002
                                                          (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                                          -----------       -----------       -----------       -----------
Amounts falling due within one year:
Trade debtors                                               15,905             15,871               69                 88
Other debtors                                                  308                446               67                145
Taxation recoverable                                           430                405                4                272
Prepayments and accrued income                               1,260              1,063              334                406
Amounts owed by subsidiary undertakings                         --                 --           26,399             26,840
                                                            ------             ------           ------             ------
                                                            17,903             17,785           26,873             27,751
Amounts falling due after one year:
Other debtors                                                   35                 56               34                 49
Deferred tax asset (note 19)                                    --                  7               --                 --
Pension prepayment (note 19)                                 1,343                850            1,528              1,035
                                                            ------             ------           ------             ------
                                                             1,378                913            1,562              1,084
                                                            ------             ------           ------             ------
                                                            19,281             18,698           28,435             28,835
                                                            ======             ======           ======             ======

16  BORROWINGS

    The maturity profiles of the Group's financial liabilities are detailed below.

                                                                      GROUP                              COMPANY
                                                          -----------------------------       -----------------------------
                                                             2003              2002              2003              2002
                                                          (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                                          -----------       -----------       -----------       -----------
Due on demand or within one year:
Bank overdrafts and loans--secured                           2,165              2,796            4,970              6,145
Finance leases--secured                                        244                231              225                225
                                                            ------             ------           ------             ------
                                                             2,409              3,027            5,195              6,370
                                                            ======             ======           ======             ======
Due after one year:
Bank overdrafts and loans--secured                          12,957             13,691           12,572             13,248
Finance leases--secured                                         33                225               --                225
                                                            ------             ------           ------             ------
                                                            12,990             13,916           12,572             13,473
                                                            ======             ======           ======             ======
Amounts due after one year are repayable:
Between one and two years                                    1,710              1,811            1,593              1,720
Between two and five years                                  11,163             11,950           10,979             11,753
More than five years                                           117                155               --                 --
                                                            ------             ------           ------             ------
                                                            12,990             13,916           12,572             13,473
                                                            ======             ======           ======             ======

                              SYLTONE PLC

                                                                          GROUP                              COMPANY
                                                              -----------------------------       -----------------------------
                                                                 2003              2002              2003              2002
                                                  NOTE        (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                                 ------       -----------       -----------       -----------       -----------

The principal bank loans included above are:

         CURRENCY                 AMOUNT
--------------------------      ----------
US Dollar                          118,556          (i)              75              126                 --                --
                                 2,919,000         (ii)           1,847            2,050              1,847             2,050
                                 2,481,830        (iii)           1,570            2,050              1,564             2,050
                                ----------                       ------           ------             ------            ------
                                 5,519,386                        3,492            4,226              3,411             4,100
                                ----------                       ------           ------             ------            ------
Euro                                                                 --               78                 --                --
                                   340,335         (iv)             235              229                 --                --
                                   234,060          (v)             162              169                 --                --
                                                                     --               22                 --                --
                                 4,099,125         (vi)           2,830            2,954              2,830             2,954
                                 3,432,938         (vi)           2,370            2,474              2,370             2,474
                                 4,018,750        (vii)           2,774            2,462              2,774             2,462
                                 1,615,500        (vii)           1,115              991              1,115               991
                                 2,412,000        (vii)           1,665            1,477              1,665             1,477
                                ----------                       ------           ------             ------            ------
                                16,152,708       (viii)          11,151           10,856             10,754            10,358
                                ----------                       ------           ------             ------            ------
TOTAL                                                            14,643           15,082             14,165            14,458
                                                                 ======           ======             ======            ======

Note:

(i) Repayable in equal monthly instalments to 2005. Interest is fixed at 2.00%.

(ii) Repayable 31 March 2005 with a fixed interest rate of 3.18% plus margin.

(iii) Repayable in equal quarterly instalments to 31 March 2007 with a fixed interest rate of 3.48% plus margin.

(iv) Repayable in equal quarterly instalments to 2013. Interest is fixed at 6.25% to 1 January 2006.

(v) Repayable in equal monthly instalments to February 2008. Interest is fixed at 4.27%.

(vi)   Repayable in equal quarterly instalments to 31 March 2007.

(vii)  Repayable 31 March 2005.

(viii) Included within the Euro loan total is EUR 7,089,000 amortising quarterly with a fixed interest rate at 4.075% plus margin to 31 March 2007, with the balance at Euro LIBOR.

    Securities comprise a pledge over the Company's shareholding in Syltone Industries plc and fixed and floating charges over certain of the Group's overseas assets together with certain intra-group guarantees.

    The undrawn committed borrowing facilities available to the Group in respect of which all conditions precedent had been met, were:

                                                                     2003              2002
                                                                  (POUNDS)000       (POUNDS)000
                                                                  -----------       -----------
Expiring in one year or less                                         7,260             5,965
Expiring in more than one year but not more than five years            500               500
                                                                     -----             -----
                                                                     7,760             6,465
                                                                     =====             =====

                              SYLTONE PLC

17  INTEREST RATE RISK PROFILE

    The following interest rate and currency profiles of the Group's financial (liabilities)/assets are after taking into account interest rate swaps entered into by the Group.

                                                                                                        WEIGHTED
                                                                                                        AVERAGE
                                                                                    WEIGHTED           PERIOD FOR
                                                      FLOATING       FIXED           AVERAGE            WHICH THE
                                         TOTAL         RATE           RATE        INTEREST RATE       RATE IS FIXED
                                      (POUNDS)000   (POUNDS)000    (POUNDS)000         %                  YEARS
                                        -------       --------       ------       -------------       -------------
2003
Financial liabilities:
Sterling..........................         (225)           --          (225)          4.12                1.00
US Dollar.........................       (3,492)           (6)       (3,486)          3.35                2.89
Euro currencies...................      (11,547)       (6,031)       (5,516)          4.17                3.78
Japanese Yen......................           --            --            --             --                  --
Other.............................         (135)         (135)           --             --                  --
                                        -------       -------        ------           ----                ----
                                        (15,399)       (6,172)       (9,227)          3.86                3.38
                                        -------       -------        ------           ----                ----
Financial assets:
Sterling..........................        3,726         3,726            --             --                  --
US Dollar.........................       (1,470)       (1,470)           --             --                  --
Euro currencies...................        1,243         1,243            --             --                  --
Japanese Yen......................         (371)         (371)           --             --                  --
Other.............................        1,306         1,306            --             --                  --
                                        -------       -------        ------           ----                ----
                                          4,434         4,434            --             --                  --
                                        -------       -------        ------           ----                ----
Net financial liabilities.........      (10,965)       (1,738)       (9,227)          3.86                3.38
                                        =======       =======        ======           ====                ====
2002
Financial liabilities:
Sterling..........................        2,549         2,999          (450)          4.12                2.00
US Dollar.........................       (4,730)       (2,557)       (2,173)          5.19                0.82
Euro currencies...................      (14,979)      (10,538)       (4,441)          4.85                0.92
Japanese Yen......................          375           817          (442)          1.70                0.56
Other.............................         (158)         (158)           --             --                  --
                                        -------       -------        ------           ----                ----
                                        (16,943)       (9,437)       (7,506)          4.72                0.94
                                        -------       -------        ------           ----                ----
Financial assets:
Sterling..........................           11            11            --             --                  --
US Dollar.........................          291           291            --             --                  --
Euro currencies...................        1,554         1,554            --             --                  --
Japanese Yen......................           65            65            --             --                  --
Other.............................          566           566            --             --                  --
                                        -------       -------        ------           ----                ----
                                          2,487         2,487            --             --                  --
                                        -------       -------        ------           ----                ----
Net financial liabilities.........      (14,456)       (6,950)       (7,506)          4.72                0.94
                                        =======       =======        ======           ====                ====

    The floating rate financial liabilities include bank loans typically based on the relevant currency 3 month LIBOR and overdrafts typically based on the relevant currency central bank base rates.

    The financial assets disclosure includes overdrafts which are part of a Group cash offset facility.

                              SYLTONE PLC

    As permitted by Financial Reporting Standard No. 13 short term debtors and creditors have been excluded from the disclosures other than the currency exposure given in note 25.

18  OTHER CREDITORS

                                                                        GROUP                              COMPANY
                                                            -----------------------------       -----------------------------
                                                               2003              2002              2003              2002
                                                            (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                                            -----------       -----------       -----------       -----------
Amounts falling due within one year:
Trade creditors                                                7,974              8,260              267               443
Taxation                                                         351                297               35                --
Social security                                                  646                556              236               233
Accruals                                                       3,520              3,083              648               566
Other creditors                                                3,582              3,506              656                73
Payments on account                                              575                 --               --                --
Proposed dividend                                              1,273              1,273              809                94
                                                              ------             ------            -----             -----
                                                              17,921             16,975            2,651             1,409
                                                              ======             ======            =====             =====
Amounts falling due after one year:
Accruals                                                          53                301               --               247
Other creditors                                                  268                240               --                23
                                                              ------             ------            -----             -----
                                                                 321                541               --               270
                                                              ======             ======            =====             =====

19  PROVISIONS FOR LIABILITIES AND CHARGES

                                                   GROUP                                    COMPANY
                                  ----------------------------------------  ----------------------------------------
                                                  DEFERRED                                  DEFERRED
                                    PENSION         TAX           TOTAL        PENSION        TAX           TOTAL
                                  (POUNDS)000   (POUNDS)000    (POUNDS)000  (POUNDS)000   (POUNDS)000    (POUNDS)000
                                  -----------   -----------    -----------  -----------   -----------    -----------
At start of year..............         165           (7)            158       (1,035)         373            (662)
Payments......................        (500)          --            (500)        (189)          --            (189)
Exchange adjustments..........         129          (62)             67           --           --              --
Charged/(credited) in year....        (183)         637             454         (304)         196            (108)
                                    ------          ---          ------       ------          ---          ------
At end of year................        (389)         568             179       (1,528)         569            (959)
                                    ======          ===          ======       ======          ===          ======
Analysed as:
Debtors falling due after one
  year (note 15)..............      (1,343)          --          (1,343)      (1,528)          --          (1,528)
Provisions for liabilities and
  charges.....................         954          568           1,522           --          569             569
                                    ------          ---          ------       ------          ---          ------
                                      (389)         568             179       (1,528)         569            (959)
                                    ======          ===          ======       ======          ===          ======

    The pension asset of (pounds)389,000 relates primarily to the prepayment on the two UK defined benefit pension schemes less the fully provided cost, as calculated under Statement of Standard Accounting Practice No. 24, of the unfunded element of the Emco Wheaton GmbH scheme (see also note 26).

                              SYLTONE PLC

    The deferred tax liability/(asset) comprises:

                                                                          GROUP                              COMPANY
                                                              -----------------------------       -----------------------------
                                                                  2003              2002              2003              2002
                                                              (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                                              -----------       -----------       -----------       -----------
Accelerated capital allowances                                    794               757                96                40
Pension costs                                                     368               219               473               333
Other timing differences                                         (594)             (983)               --                --
                                                                 ----              ----               ---               ---
                                                                  568                (7)              569               373
                                                                 ====              ====               ===               ===

20  EQUITY SHARE CAPITAL

   2002             2003                                                                   2003              2002
  NUMBER           NUMBER                                                              (POUNDS)000       (POUNDS)000
----------       ----------                                                            -----------       -----------
                                 Ordinary shares of 25p each
32,000,000       32,000,000        Authorised...................................          8,000             8,000
----------       ----------                                                               -----             -----
                                 Allotted, called up and fully paid
25,511,055       25,511,055        At start of year and end of year.............          6,378             6,378
==========       ==========                                                               =====             =====

SHARE OPTIONS                                                       2003            2002
EXECUTIVE SHARE OPTION AND EMPLOYEE SAYE SCHEMES                   NUMBER          NUMBER
------------------------------------------------                  ---------       --------
At start of year............................................        515,051        606,430
Adjustment to opening balance...............................        (23,072)        63,921
New uncovered options granted in year.......................        806,667             --
Uncovered options lapsed in year............................       (175,517)      (155,300)
                                                                  ---------       --------
At end of year..............................................      1,123,129        515,051
                                                                  =========       ========

    Options granted under these schemes are exercisable at various dates up to 26 September 2012 at prices ranging from 86.50p to 167.00p per share.

    Options granted under the Employee SAYE Scheme are included in the above figures where not covered by shares held in the Employee Benefit Trust (see note 28).

21  SHARE PREMIUM ACCOUNT

                                                                     GROUP            COMPANY
                                                                      2003              2003
                                                                  (POUNDS)000       (POUNDS)000
                                                                  -----------       -----------
At start and end of year....................................         9,275             9,275
                                                                     =====             =====

22  MERGER RESERVE

                                                                     GROUP            COMPANY
                                                                      2003              2003
                                                                  (POUNDS)000       (POUNDS)000
                                                                  -----------       -----------
At start and end of year....................................         1,197             1,197
                                                                     =====             =====

    The merger reserve arose as a result of the issue of shares to fund the 100% acquisition of equity in Priestman Equipment Limited, at 31 July 1999.

                              SYLTONE PLC

23  PROFIT AND LOSS ACCOUNT

                                                                     GROUP            COMPANY
                                                                     2003              2003
                                                                  (POUNDS)000       (POUNDS)000
                                                                  -----------       -----------
At start of year............................................         2,817             6,024
Retained profit/(loss) for the year.........................         1,187              (409)
Exchange movements..........................................          (630)               --
                                                                     -----             -----
At end of year..............................................         3,374             5,615
                                                                     =====             =====

    Included in Group reserves are non-distributable legal and capital reserves in certain overseas subsidiaries amounting to (pounds)172,000 (2002: (pounds)153,000).

    As permitted by section 230 Companies Act 1985, the profit and loss account of the Company is not produced herein. Of the consolidated profit attributable to ordinary shareholders for the financial year, (pounds)1,422,000 (2002: (pounds)605,000) has been dealt within the accounts of the parent company.

    At 31 March 2003, the cumulative goodwill written off to reserves on acquisitions made prior to 1 April 1998 amounted to (pounds)12,248,000 (2002: (pounds)12,248,000).

24  CONSOLIDATED CASH FLOW STATEMENT

                                                                                  2003              2002
                                                                               (POUNDS)000       (POUNDS)000
RECONCILIATION OF OPERATING PROFIT TO CASH FLOW FROM OPERATING ACTIVITIES      -----------       -----------
Operating profit..................................................                5,816             4,687
Depreciation and amortisation charges.............................                2,605             2,710
Provisions (decrease)/increase....................................                 (183)              158
Stock decrease....................................................                1,589               131
Debtors decrease..................................................                  560               991
Creditors decrease................................................                 (165)           (1,331)
Capital grants amortised..........................................                  (16)               (9)
Exchange (gains)/losses...........................................                 (176)               31
Asset disposal/(gains)............................................                  (55)              (66)
Pension payments..................................................                 (500)           (1,085)
                                                                                  -----            ------
Net cash inflow from operating activities.........................                9,475             6,217
                                                                                  =====            ======

ACQUISITIONS AND DISPOSALS

    The proceeds on the sale of subsidiary undertakings relate to the sale of subsidiary undertakings which were completed in the year ended 31 March 2001.

                              SYLTONE PLC

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET                  2003          2002
  BORROWINGS                                                    (POUNDS)000   (POUNDS)000
                                                                -----------   -----------
Increase in cash in year....................................        2,856           237
Cash outflow from net decrease in borrowings and repayment
  of finance leases.........................................        1,633         1,805
                                                                  -------       -------
Change in net borrowings resulting from cash flows..........        4,489         2,042
New finance leases..........................................          (56)         (656)
Termination of finance leases...............................            9            --
Exchange adjustments........................................         (951)          150
                                                                  -------       -------
Movement in net borrowings in year..........................        3,491         1,536
Net borrowings at start of year.............................      (14,456)      (15,992)
                                                                  -------       -------
Net borrowings at end of year...............................      (10,965)      (14,456)
                                                                  =======       =======

ANALYSIS OF NET BORROWINGS

                                            BALANCE AT                                              OTHER            BALANCE
                                              START           EXCHANGE            CASH            NON-CASH           AT END
                                             OF YEAR          MOVEMENT            FLOW             CHANGES           OF YEAR
                                           (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                           -----------       -----------       -----------       -----------       -----------
Cash at bank and in hand                       2,487              146             1,801               --               4,434
Overdrafts                                    (1,484)             (51)            1,055               --                (480)
Borrowings due within one year                (1,311)          (1,009)            1,405             (770)             (1,685)
Borrowings due after one year                (13,691)             (36)               --              770             (12,957)
Finance leases due within one year              (232)              (1)              228             (239)               (244)
Finance leases due after one year               (225)              --                --              192                 (33)
                                             -------           ------             -----             ----             -------
                                             (14,456)            (951)            4,489              (47)            (10,965)
                                             =======           ======             =====             ====             =======

25  FINANCIAL INSTRUMENTS

    Shown below are the Group's currency exposures. These exposures comprise the monetary assets and monetary liabilities of the Group that are not denominated in the functional currency of the subsidiary company or operating unit concerned. It is these exposures, which fluctuate throughout the

                              SYLTONE PLC
year, that give rise to the net currency gains and losses recognised in the profit and loss account. The amounts shown take into account the effect of hedging instruments used to manage these exposures.

                                                                     NET FOREIGN CURRENCY MONETARY ASSETS/(LIABILITIES)
                                                         --------------------------------------------------------------------------
                                                                                           EURO
                                                          STERLING       US DOLLAR      CURRENCIES         OTHER           TOTAL
FUNCTIONAL CURRENCY OF SUBSIDIARY OR OPERATING UNIT      (POUNDS)000    (POUNDS)000     (POUNDS)000     (POUNDS)000     (POUNDS)000
---------------------------------------------------      -----------    -----------     -----------     -----------     -----------
2003
Sterling                                                       --           (139)            397            (152)            106
US Dollar                                                      --             --            (162)             --            (162)
Euro currencies                                              (474)           (27)             --              --            (501)
Other                                                        (204)            94             113             (25)            (22)
                                                           ------         ------          ------          ------          ------
Total                                                        (678)           (72)            348            (177)           (579)
                                                           ======         ======          ======          ======          ======
2002
Sterling                                                       --         (4,103)         (3,414)          1,756          (5,761)
US Dollar                                                      --             --            (245)             --            (245)
Euro currencies                                              (777)            83              --              37            (657)
Other                                                        (581)          (298)             34              (6)           (851)
                                                           ------         ------          ------          ------          ------
Total                                                      (1,358)        (4,318)         (3,625)          1,787          (7,514)
                                                           ======         ======          ======          ======          ======

FAIR VALUES OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

    Set out below is a comparison by category of book and fair values of the Group's financial assets and liabilities as at the year end.

                                                                 2003                                2002
                                                     -----------------------------       -----------------------------
                                                     BOOK VALUE        FAIR VALUE        BOOK VALUE         FAIR VALUE
                                                     (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                                     -----------       -----------       -----------       -----------
Primary financial instruments held or issued to
  finance the Group's operations:
Short term financial liabilities and current
  portion of medium term borrowings                     (2,409)          (2,409)            (3,027)           (3,027)
Medium term borrowings                                 (12,990)         (12,990)           (13,916)          (13,916)
Financial assets                                         4,434            4,434              2,487             2,487
Derivative financial instruments held to manage
  the interest rate and currency profile:
Interest rate swaps                                         --             (294)                --              (157)
Forward foreign currency contracts                          --             (210)                --                12

    The fair values of the primary financial instruments have been taken as the book values.

    The fair values of the interest rate swaps have been determined by discounting the forecast future cash flows to net present values.

    The fair values of the forward foreign currency contracts have been taken from the spot rate of exchange at the year end.

    It should be remembered in the context of the above disclosures and calculations of "fair value" that it is Group policy only to use derivative financial instruments to cover underlying exposures that arise in the normal course of the Group's stated commercial activities. Accordingly, such instruments are held to maturity and no purely speculative trading is undertaken.

                              SYLTONE PLC

  GAINS AND LOSSES ON HEDGES

    Unrecognised gains/(losses) on instruments used for hedging, and the movements therein, are as follows:

                                                                                                                TOTAL NET
                                                                              GAINS           LOSSES          GAINS/(LOSSES)
                                                                           (POUNDS)000      (POUNDS)000        (POUNDS)000
                                                                           -----------      -----------       --------------
Unrecognised gains and losses on hedges on 1 April 2002.                        12                --                 12
Gains and losses arising in previous years that were recognised in
  the year                                                                     (12)               --                (12)
                                                                               ---              ----               ----
Gains and losses arising before 1 April 2002 that were not
  recognised in the year                                                        --                --                 --
Gains and losses arising in the year that were not recognised in the
  year                                                                           6              (216)              (210)
                                                                               ---              ----               ----
Unrecognised gains and losses on hedges at 31 March 2003                         6              (216)              (210)
                                                                               ===              ====               ====
Of which:
Gains and losses expected to be recognised in the next financial
  year                                                                           6              (216)              (210)
Gains and losses expected to be recognised after the next financial
  year                                                                          --                --                 --

    As permitted by Financial Reporting Standard No. 13 short term debtors and creditors have been excluded from the disclosures other than the currency exposure given above.

26  COMMITMENTS

  PENSIONS

    The Group operates a number of pension plans throughout the world devised in accordance with local conditions and practices. Materially, however, the Group operates three principal defined benefit schemes; two funded pension schemes in the UK provide benefits based on final pensionable earnings with the assets of the schemes held in separate trustee administered funds and a further partially funded pension scheme in Germany, the full SSAP 24 liability for which is held on the balance sheet of the subsidiary company Emco Wheaton GmbH. Over recent years separate payments have been made, as described below, to fully fund part of this scheme with the consequent reduction in the provision on the balance sheet to the level required to cover the remaining unfunded element.

    Contributions to the schemes are charged to the profit and loss account so as to spread the cost of pensions over employees' working lives with the Group. The contributions are determined by independent qualified actuaries on the basis of triennial valuations for the two UK schemes and of an annual valuation for the German scheme.

    The two UK defined benefit schemes were both closed to new members with effect from 1 January 2002. After this date new UK employees become eligible to join a new defined contribution pension scheme, the Group's contributions to which are charged to the profit and loss account as they are incurred.

  The Syltone Group Retirement Benefits Scheme

    The latest actuarial valuation of the scheme took place as at 30 June 2001. The projected unit method of funding was adopted. For the purposes of these accounts, the funding position was assessed as at 31 March 2001, the start of the financial year preceding the valuation. The main assumptions adopted in this assessment were that long-term investment returns would exceed pensionable earnings

                              SYLTONE PLC
increases by 3.35% per annum compound. It was assumed that pensions in payment would increase at a rate of 2.4% per annum compound. As at 31 March 2001, the market value of the assets of the scheme was (pounds)21,328,000 which was sufficient to cover approximately 81% of the benefits that have accrued to members; after allowing for expected future increases in pensionable earnings.

    As at 30 June 2001, that was a deficiency of (pounds)1,354,000 relative to accrued benefits with statutory revaluation when measured using the prescribed method and assumptions under the Minimum Funding Requirement (MFR). Part of this deficiency ((pounds)139,400) was made good on 9 April 2002 under the Debt on Employer legislation. The remainder will be made good by 5 June 2013 as part of the continuing contribution rate reflected by the Schedule of Contributions; certified by the Scheme Actuary on 6 June 2003.

    During the financial year, contributions made by the Group to this Scheme amounted to (pounds)1,347,000 (2002: (pounds)1,830,000).

  Emco Wheaton UK Limited 1976 Pension Scheme

    The latest actuarial assessment of the scheme took place as at 1 October 2000. The method of valuation and actuarial basis were broadly as for the Syltone scheme described above. At 1 October 2000 the value of the assets of the scheme was sufficient to cover approximately 175% of the benefits that had accrued to members, after allowing for expected future increases in pensionable earnings. The Emco Wheaton UK Limited 1976 Pension Scheme has enjoyed a contribution holiday throughout the financial year.

  Emco Wheaton GmbH Pension Scheme

    An actuarial valuation of the scheme took place as at 31 March 2003 using the same method of valuation as for the Syltone and Emco Wheaton UK schemes above. The main assumptions adopted differed slightly being, in the actuary's opinion, more in line with the German economic environment. Assumptions used were interest returns of 5.5% per annum, pensionable earnings to increase by 2.5% per annum and pensions in payment to increase at 1.5% per annum compound. On this basis the full SSAP 24 liability for this scheme was provided in the accounts of Emco Wheaton GmbH.

    A new pension scheme has been agreed with the Works Council at Emco Wheaton GmbH. This scheme, like the UK schemes, will be fully funded with the assets held in a separate fund. By 31 March 2002 payments had been made into the new scheme to transfer all pensioners and active members between the ages of 30 and 55. It is planned that the remaining active members under 30 will be transferred once they reach 30 and are eligible for the new scheme. As a consequence of German pension legislation active members over 55 years of age and deferred members must remain in the old scheme until retirement. When the last of the personnel satisfying this criterion retires the old unfunded scheme will be extinguished. It is planned that this gradual shift of the members from the old to the new scheme will enable Emco Wheaton GmbH's pension costs to remain constant.

    The Group pensions charge for the period in respect of these schemes and retirement indemnities in France was (pounds)975,000 (2002:
(pounds)1,064,000). This is inclusive of (pounds)141,000 (2002:
(pounds)136,000) in respect of the amortisation of experience surpluses that are being recognised over 15 years, the average expected remaining service lifetime of the active members. A prepayment of (pounds)1,343,000 (2002: (pounds)850,000) is included in the consolidated balance sheet; this being the excess of the actual contributions paid over the accumulated pension cost of the two UK defined benefit pension schemes. In respect of Group pension commitments outside the UK a provision of (pounds)954,471 (2002: (pounds)1,015,198) is included in the consolidated balance sheet, this being the excess of the accumulated pension cost over the actual contributions paid. Of this amount (euro)1,288,607 ((pounds)899,553) (2002: (euro)1,570,232
((pounds)961,975)) relates to the remaining unfunded element of the Emco Wheaton GmbH Pension Scheme.

    In respect of the Group's defined contribution pension scheme the pension cost charge for the period represents contributions payable by the Group to the scheme and amounted to (pounds)8,000 (2002:

                              SYLTONE PLC

(pounds)nil). There were no outstanding or prepaid contributions at either the beginning or end of the financial year.

                                                                            GROUP                              COMPANY
                                                                -----------------------------       -----------------------------
                                                                    2003              2002              2003              2002
                                                                (POUNDS)000       (POUNDS)000       (POUNDS)000       (POUNDS)000
                                                                -----------       -----------       -----------       -----------
OTHER COMMITMENTS
Operating lease payments for the year ending 31 March 2002
Property leases terminating:
  Within one year                                                   219               159                42               22
  In two to five years                                              210               319                --               49
  In more than five years                                           297               273                --               --
                                                                    ---               ---                --               --
                                                                    726               751                42               71
                                                                    ===               ===                ==               ==
Equipment rentals on leases terminating:
  Within one year                                                    54                39                --               --
  In two to five years                                              353               157                81               65
  In more than five years                                            14                12                --               --
                                                                    ---               ---                --               --
                                                                    421               208                81               65
                                                                    ===               ===                ==               ==

  GUARANTEES AND CONTINGENT LIABILITIES

    The Company guarantees certain subsidiary company borrowings, which at 31 March 2003 amounted to (pounds)167,000 (2002: (pounds)357,000).

    Certain subsidiary companies have entered into various contractual performance bonds and associated guarantees which at 31 March 2003 amounted to (pounds)1,120,000 (2002: (pounds)1,012,000).

    The Company has a contingent liability under a Value Added Tax Group Election for the Value Added Tax liabilities of certain UK subsidiary companies which at 31 March 2003 amounted to (pounds)268,000 (2002:
(pounds)514,000).

27  PENSION COST FRS 17 DISCLOSURE NOTE

    Whilst the Group continues to account for pension costs in accordance with SSAP 24, under the new pension accounting standard FRS 17 the following second year transitional disclosures are required.

    As detailed in note 26 above the Group operates three principal defined benefit schemes. The valuation of liabilities for the two UK schemes included below have been derived by projecting forward the position from the latest valuation to 31 March 2003. The latest valuation of the German Scheme is at 31 March 2003. The assumptions used by the actuaries are the best estimates chosen from a range of possible actuarial assumptions which, due to the timescales covered, may not necessarily be borne out in practice. The major assumptions used by the actuaries were:

                                                     2003       2002
                                                     ----       ----
Rate of increase in pensionable earnings             3.50%      3.75%
Rate of increase of pensions in payment              2.50%      2.75%
Rate of increase in deferred pensions                2.50%      2.75%
Discount rate                                        5.40%      6.25%
Inflation assumption                                 2.50%      2.75%

    The FRS 17 fair value of the schemes' assets is their market value at 31 March 2003. As the assets are not intended to be realised in the short term this fair value may be subject to significant change

                              SYLTONE PLC
before they are realised. The FRS 17 present value of the schemes' actuarial liabilities is derived from discounting cash flow projections over very long periods and is thus inherently uncertain.

    The assets in the scheme and the expected rate of return and the actuarial valuation of the schemes' liabilities were:

                                                     AT 31 MARCH 2003          AT 31 MARCH 2002
                                                       (POUNDS)000               (POUNDS)000
                                                     ----------------          ----------------
Equities                                       7.60%       13,121       8.25%       17,447
Gilts and Bonds                                4.70%        4,754       5.50%        5,129
With profits and insurance policies              --         7,101         --         5,745
                                               ----       -------       ----       -------
Fair value of the schemes' assets                          24,976                   28,321
Present value of the schemes' actuarial
  liabilities                                             (39,595)                 (33,408)
                                                          -------                  -------
Net deficit in the schemes                                (14,619)                  (5,087)
Related deferred tax asset                                  4,451                    1,591
                                                          -------                  -------
Net pension liability                                     (10,168)                  (3,496)
                                                          =======                  =======

    If FRS 17 had been fully adopted in the financial statements the pension costs for the defined benefit schemes would have been:

ANALYSIS OF THE AMOUNT CHARGED TO OPERATING PROFIT

                                                                   2003
                                                                (POUNDS)000
                                                                -----------
Service cost                                                         937
                                                                  ------
Total operating charge                                               937
                                                                  ======
ANALYSIS OF NET RETURN ON PENSION SCHEME
Expected return on pension scheme assets                           2,104
Interest on pension liabilities                                   (2,093)
                                                                  ------
Net return                                                            11
                                                                  ======

ANALYSIS OF AMOUNT RECOGNISED IN STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES (STRGL)

                                                                   2003
                                                                (POUNDS)000
                                                                -----------
Actual return less expected return on assets                       (5,960)
Experience gains and losses on liabilities                            136
Changes in assumptions                                             (4,274)
                                                                  -------
Net loss recognised                                               (10,098)
                                                                  =======

                              SYLTONE PLC

MOVEMENT IN DEFICIT DURING THE YEAR

                                                                   2003
                                                                (POUNDS)000
                                                                -----------
Deficit in scheme at beginning of year                             5,087
Movement in year:
Exchange adjustments                                                 165
Current service cost                                                 937
Contributions                                                     (1,657)
Net interest cost                                                    (11)
Actuarial loss                                                    10,098
                                                                  ------
Deficit in scheme at end of year                                  14,619
                                                                  ======

HISTORY OF EXPERIENCE GAINS AND LOSSES

                                                                                    2003
                                                                                 (POUNDS)000
                                                                                 -----------
Difference between expected and actual return on scheme assets:
Amount                                                                             (5,960)
Percentage of scheme assets                                                           (24)%
Experience gains and losses on scheme liabilities:
Amount                                                                                136
Percentage of scheme liabilities                                                        0%
Total amount recognised in statement of total recognised gains and losses:
Amount                                                                            (10,098)
Percentage of scheme liabilities                                                      (26)%

28  EMPLOYEE BENEFIT TRUST AND LONG TERM SHARE INCENTIVE PLANT TRUST

    During the year the Company contributed (pounds)8,100 (2002:
(pounds)8,100) towards the operating costs of the Employee Benefit Trust. The Trust has waived all rights to participate by way of its holding in the ordinary shares of Syltone plc, in any dividend that may be declared by the Company. The dividend waived in the current year amounts to (pounds)40,000 (2002: (pounds)40,000).

    During 1999 and 2000 shares in respect of the Long Term Share
Incentive Plan (LTIP) were transferred to the Trustees of the Plan. Dividends are paid to the beneficial owners of those shares.

                              SYLTONE PLC

    The outstanding options to purchase shares from the Trustees of the Employee Benefit Trust and the maximum number of shares which can be awarded under the LTIP are:

                                                               2003                             2002
                                                     -------------------------       --------------------------
                                                                      MAXIMUM                         MAXIMUM
                                                     NUMBER OF        NUMBER         NUMBER OF         NUMBER
                                                     EMPLOYEES       OF SHARES       EMPLOYEES       OF SHARES
                                                     ---------       ---------       ---------       ----------
Fourth grant-February 1997 at 159.17p
  per share                                             --                 --           55             62,440
                                                        --            -------           --            -------
Fifth grant-February 1998 at 125.50p per share          56             73,915           58             75,453
                                                        --            -------           --            -------
1999 LTIP                                               --                 --            3            151,650
                                                        --            -------           --            -------
2000 LTIP                                                5            232,550            7            413,610
                                                        --            -------           --            -------
Total outstanding at 31 March 2003                                    306,465                         703,153
                                                                      =======                         =======

    At 31 March 2003 the Trustees of the Employee Benefit Trust held 541,591 (2002: 541,591) ordinary shares in Syltone plc. As required by Urgent Issue Task Force No. 13 these shares are included as investments in the Group consolidated balance sheet as at 31 March 2003 at a cost of (pounds)604,000 (2002: (pounds)604,000) and the Trust's borrowings, which are guaranteed by the Company, of (pounds)nil (2002: (pounds)nil) and cash in hand (pounds)nil (2002: (pounds)nil) have been included in the Group's borrowings due within one year and cash at bank and in hand respectively.

29  SIGNIFICANT DIFFERENCES BETWEEN UK AND US GAAP

    The financial statements are prepared in accordance with UK GAAP, which differ in certain significant respects from those generally accepted in the United States of America ("US GAAP"). The significant differences applicable to the Group are described below:

  GOODWILL

    Under UK GAAP, purchased goodwill (representing the excess of the fair value of the consideration given and associated costs over the fair value of the separable net assets acquired) arising on consolidation in respect of acquisitions before 1 April 1998, when Financial Reporting Standard No 10 was adopted, was written off to reserves in the year of acquisition. When a subsequent disposal occurs any related goodwill previously written off or credited to reserves is written back through the profit and loss account as part of the profit or loss on disposal.

    Purchased goodwill arising on consolidation in respect of acquisitions since 1 April 1998 is capitalised in the year of acquisition and amortised on a systematic basis over its estimated useful economic life up to a maximum of 20 years. The carrying value of goodwill is reviewed as necessary for impairment and written down if impairment is identified.

    Under US GAAP, through 31 March 2002, goodwill arising in respect of acquisitions initiated before 30 June 2001 was capitalised and amortised over its estimated useful life of 20 years. Upon full adoption of SFAS 142 'Goodwill and Other Intangible Assets' on 1 April 2002 goodwill ceased to be amortised. Goodwill arising in respect of acquisitions initiated after 30 June 2001 is not amortised.

    In accordance with SFAS 142 goodwill is no longer amortised, but is tested for impairment at least annually at the reporting unit level by applying a two-step fair-value-based test.

  RESEARCH AND DEVELOPMENT COSTS

    Under UK GAAP research and development costs are capitalised when a clear, commercially viable future for that development is confirmed and are, under the Group's accounting policy

                              SYLTONE PLC
amortised over the first three years following their commercial launch. All other expenditure on research and development is written off as incurred.

    Under US GAAP, such costs are written off to the profit and loss account when incurred.

  PENSIONS AND OTHER POST EMPLOYMENT BENEFITS

    There are differences in the method of valuation required under UK and US GAAP for valuing assets and liabilities of defined benefit pension plans. US GAAP is generally more prescriptive in respect of actuarial assumptions and the allocation of costs to accounting periods. In addition, under US GAAP, a minimum pension liability is recognised in certain circumstances when there is a deficit of plan assets relative to the accumulated benefits obligation.

  DERIVATIVE INSTRUMENTS

    The Group uses derivative financial instruments to manage its exposures to fluctuations in interest and foreign currency exchange rates. Under UK GAAP, gains and losses on transactional foreign currency hedges are recognised in the profit and loss account on the maturity of the underlying transaction. Gains and losses on translational hedges of foreign currency denominated net investments are taken to reserves. Under US GAAP, all derivatives are carried at fair value at the balance sheet date. Gains and losses arising from changes in the fair value of derivatives, which do not qualify for US GAAP hedge accounting treatment, are taken to the profit and loss account.

  ORDINARY DIVIDENDS

    Under UK GAAP, proposed dividends on ordinary shares, as recommended by the directors, are deducted from shareholders' equity and shown as a liability in the balance sheet at the end of the period to which they relate. Under US GAAP, such dividends are only deducted from shareholders' equity at the date of declaration of the dividend.

  DEFERRED TAXATION

    Under UK GAAP, the charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Deferred taxes are provided in full, without discounting. In accordance with US GAAP, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. To the extent the likelihood of realising a deferred tax asset is not considered to be more likely than not, a valuation allowance is provided.

    Under UK GAAP deferred taxes are provided based on tax rates and laws that have been enacted, or substantively enacted. Under US GAAP, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in income in the period that includes the enactment date.

  FOREIGN CURRENCY TRANSLATION

    Under UK GAAP, trading results of overseas operations are translated into sterling at the rates of exchange ruling at the balance sheet date.

    Under US GAAP, trading results of overseas operations are translated into sterling at the rates of exchange ruling at a weighted average rate.

                              SYLTONE PLC

  EMPLOYEE TRUST

    Under UK GAAP, shares of the Company held by the Employee Trust are accounted for as fixed asset investments. Under US GAAP, shares of the Company are accounted for as treasury stock within shareholders' equity.

  STOCK BASED COMPENSATION

    The Group has issued share options which were granted at fair value (market value) which are exercisable if certain performance criteria are achieved. Under UK GAAP, such options are accounted for using the intrinsic value method, with the difference between the fair value of shares at grant date and the exercise price charged to the profit and loss over the period until the shares first vest. Grants under the Company's SAYE schemes are exempt from this accounting methodology.

    Under US GAAP, share options which are exerciseable if certain performance criteria are achieved are accounted for as variable awards and compensation cost is calculated at the end of each reporting period by reference to the market price of the shares that are considered likely to vest and recognised over the vesting period.

                                               SYLTONE PLC

                          CONSOLIDATED PROFIT AND LOSS ACCOUNTS (UNAUDITED)
                             FOR THE SIX MONTH PERIOD ENDED 30 SEPTEMBER

                                                                      HALF YEAR TO       HALF YEAR TO
                                                                      30 SEPTEMBER       30 SEPTEMBER
                                                                          2003               2002
                                                           NOTE       (POUNDS)'000       (POUNDS)'000
                                                           ----       ------------       ------------
TURNOVER.................................................   3
UK.......................................................                10,712             10,770
Overseas.................................................                31,957             26,346
                                                                         ------             ------
                                                                         42,669             37,116
                                                                         ======             ======
OPERATING PROFIT.........................................                 2,403              1,871
Interest-net.............................................                  (355)              (536)
                                                                         ------             ------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION............                 2,048              1,335
Taxation-UK..............................................                  (327)              (124)
       -Overseas.........................................                  (431)              (398)
                                                                         ------             ------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION.............                 1,290                813
Minority interests-Equity................................                    --                 (4)
                                                                         ------             ------
PROFIT ATTRIBUTABLE TO ORDINARY SHAREHOLDERS.............                 1,290                809
Ordinary dividend paid and proposed......................                    (9)              (562)
                                                                         ------             ------
RETAINED PROFIT FOR THE FINANCIAL PERIOD.................                 1,281                247
                                                                         ======             ======
EARNINGS PER SHARE.......................................   4              5.16p              3.24p
DILUTED EARNINGS PER SHARE...............................   4              5.10p              3.22p
Interim dividend per share...............................                  0.00p              2.25p

                                                                      (POUNDS)'000       (POUNDS)'000
                                                                      ------------       ------------
Depreciation.............................................                 1,115              1,225
Fixed assets acquired....................................                   981                466
Research & development expenditure.......................                   826                764

                                              SYLTONE PLC

                               CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                            AT 30 SEPTEMBER

                                                                            AT 30              AT 30
                                                                          SEPTEMBER          SEPTEMBER
                                                                             2003               2002
                                                              NOTE       (POUNDS)'000       (POUNDS)'000
                                                              ----       ------------       ------------
FIXED ASSETS
Intangible assets...........................................                 3,161              2,613
Tangible assets.............................................                17,043             17,019
Investments.................................................                   403                604
                                                                           -------            -------
                                                                            20,607             20,236
CURRENT ASSETS
Stock.......................................................   5            12,161             11,832
Debtors.....................................................   6            19,046             18,248
Cash at bank and in hand....................................                 4,674              2,901
                                                                           -------            -------
                                                                            35,881             32,981
                                                                           -------            -------
CREDITORS: amounts falling due within one year..............   7
Borrowings..................................................                (2,903)            (2,885)
Other creditors.............................................               (17,924)           (16,502)
                                                                           -------            -------
                                                                           (20,827)           (19,387)
NET CURRENT ASSETS..........................................                15,054             13,594
                                                                           -------            -------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................                35,661             33,830
                                                                           -------            -------
CREDITORS: amounts falling due after more than one year
    -borrowings.............................................               (12,241)           (12,987)
    -other creditors........................................                  (269)              (262)
PROVISIONS FOR LIABILITIES AND CHARGES......................                (1,593)              (955)
DEFERRED INCOME--CAPITAL EXPENDITURE GRANTS.................                    --                (16)
                                                                           -------            -------
NET ASSETS..................................................                21,558             19,610
                                                                           =======            =======

SHAREHOLDERS' FUNDS--EQUITY.................................                21,588             19,318
MINORITY INTERESTS--EQUITY..................................                    --                292
                                                                           -------            -------
                                                                            21,588             19,610
                                                                           =======            =======

                                             SYLTONE PLC

                           CONSOLIDATED CASH FLOW STATEMENTS (UNAUDITED)
                            FOR THE SIX MONTH PERIOD ENDED 30 SEPTEMBER

                                                                   HALF YEAR TO       HALF YEAR TO
                                                                   30 SEPTEMBER       30 SEPTEMBER
                                                                       2003               2002
                                                                   (POUNDS)'000       (POUNDS)'000
                                                                   ------------       ------------
CASH FLOW FROM OPERATING ACTIVITIES.........................           3,610             2,778
RETURN ON INVESTMENTS AND SERVICING OF FINANCE..............            (393)             (405)

TAXATION....................................................            (612)             (415)

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT................            (685)             (546)
Acquisitions and disposals..................................          (1,286)               73

Equity dividends paid.......................................              --                --
                                                                      ------             -----

CASH INFLOW BEFORE MANAGEMENT OF LIQUID RESOURCES AND
  FINANCING.................................................             634             1,485

FINANCING...................................................            (977)             (592)
                                                                      ------             -----

(Decrease)/Increase in cash in the period...................            (343)              893
                                                                      ======             =====

                                          SYLTONE PLC

                 RECONCILIATIONS OF MOVEMENTS IN CONSOLIDATED SHAREHOLDER'S FUNDS
                                          (UNAUDITED)
                        FOR THE SIX MONTH PERIOD ENDED 30 SEPTEMBER

                                                                      2003               2002
                                                                  (POUNDS)'000       (POUNDS)'000
                                                                  ------------       ------------
Consolidated shareholder's funds at 31 March................         20,224             19,667

(Loss)/profit for the period................................          1,281                247

Currency translation differences on foreign currency net
  investments...............................................             53               (596)
                                                                     ------             ------
CONSOLIDATED SHAREHOLDER'S FUNDS AT 30 SEPTEMBER............         21,558             19,318
                                                                     ======             ======

                              SYLTONE PLC

                           NOTES (UNAUDITED)
               (FORMING PART OF THE FINANCIAL STATEMENTS)

1  BASIS OF PREPARATION

    These condensed consolidated interim financial statements are unaudited; however, in the opinion of the management of the company, all adjustments necessary for a fair presentation have been made. Operating results for the six month period ended September 30, 2003 are not necessarily indicative of the results expected for the full year.

    The unaudited condensed interim financial statements have been prepared in accordance with the basis of preparation of the Company's consolidated financial statements for the year ended March 31, 2003 and should be read in conjunction with such consolidated financial statements for the year ended March 31, 2003.

2  ACCOUNTING POLICIES AND NEW ACCOUNTING PRONOUNCEMENT

    The accounting policies adopted by the Company have not changed since the Company's financial statements for the year ended March 31, 2003.

3  SEGMENTAL ANALYSIS

                                                                   HALF YEAR TO       HALF YEAR TO
                                                                   30 SEPTEMBER       30 SEPTEMBER
                                                                       2003               2002
                                                                   (POUNDS)'000       (POUNDS)'000
                                                                   ------------       ------------
UK..........................................................          10,712             10,770
France......................................................           5,216              4,774
Germany.....................................................           3,203              3,252
Other European..............................................           9,436              4,910
North America...............................................           7,990              7,291
Other.......................................................           6,112              6,119
                                                                      ------             ------
Total.......................................................          42,669             37,116
                                                                      ======             ======

4 EARNINGS PER SHARE

    The calculation of earnings per share is based on the profit attributable to ordinary shareholders of (pounds)1,290,334 and on 25,025,881 shares of 25p each, being the weighted average number of ordinary shares in issue during the half year ended 30 September 2003, excluding those shares held in the Employee Benefit Trust upon which all dividend rights have been waived.

    The diluted earnings per share is based on the same profit attributable to ordinary shareholders and on 25,287,049 shares of 25p each. Of the 1,846,447 weighted average number of options outstanding under the various option schemes 1,269,094 are dilutive, resulting in 261,167 shares of 25p each deemed issued for nil consideration.

                              SYLTONE PLC
                           NOTES (CONTINUED)

5  STOCK

                                                                      2003               2002
                                                                  (POUNDS)'000       (POUNDS)'000
                                                                  ------------       ------------
Work in progress............................................          1,745              1,626
Raw materials and consumables...............................          3,362              3,341
Finished goods..............................................          7,054              6,865
                                                                     ------             ------
                                                                     12,161             11,832
                                                                     ======             ======

6  DEBTORS

                                                                      2003               2002
                                                                  (POUNDS)'000       (POUNDS)'000
                                                                  ------------       ------------
Amounts falling due within one year:
Trade debtors...............................................         15,221             15,194
Other debtors...............................................          2,262              1,720
Prepayments and accrued income..............................          1,563              1,334
                                                                     ------             ------
                                                                     19,046             18,248
                                                                     ======             ======

7  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                          2003                                  2002
                                                             -------------------------------       -------------------------------
                                                             (POUNDS)'000       (POUNDS)'000       (POUNDS)'000       (POUNDS)'000
                                                             ------------       ------------       ------------       ------------
Borrowings                                                                         2,903                                  2,885
Trade creditors                                                                    8,616                                  7,007
Other creditors including taxation and social security:
  Corporation tax                                                  329                                   119
  Other taxation and social security                               590                                   568
  Other creditors                                                3,325                                 3,547
                                                                 -----                                 -----
                                                                                   4,244                                  4,234
Accruals and deferred income                                                       3,782                                  3,426
Proposed dividend                                                                  1,282                                  1,835
                                                                                  ------                                 ------
                                                                                  20,827                                 19,387
                                                                                  ======                                 ======

8  SIGNIFICANT DIFFERENCE BETWEEN UK AND US GAAP

    The unaudited condensed interim financial statements are prepared in accordance with UK GAAP, which differ in certain significant respects from those generally accepted in the United States of America (US GAAP). Reference can be made to the 31 March 2003 financial statements to gain an understanding of these differences.

                            [GARDNER DENVER LOGO]

                                $150,000,000

                            GARDNER DENVER, INC.

                               DEBT SECURITIES
                               PREFERRED STOCK
                                COMMON STOCK
                                  WARRANTS

                        -----------------------------


     This prospectus describes securities which we may offer and sell at various times. A more detailed description of the securities is contained in this prospectus under "Description of Debt Securities," "Description of our Capital Stock," and "Description of Warrants and Warrant Units."

     o The securities may be our senior and senior subordinated debt securities, shares of our preferred or common stock or warrants or warrant units.

     o The securities to be issued under this prospectus may be offered as separate series or issuances at an aggregate initial public offering price not to exceed $150,000,000 (or the equivalent amount in other currencies).

     We will determine the terms of each series of securities (including, as applicable, the specific designation, aggregate principal amount, interest rates, dividend rates, maturity, redemption provisions, ranking and other terms) at the time of sale, and we will describe those terms in a prospectus supplement which we will deliver together with this prospectus at the time of the sale.

     Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol "GDI." Each prospectus supplement offering any other securities will state whether those securities are listed or will be listed on any national securities exchange.

     We may offer the securities in amounts, at prices and on terms determined at the time of the offering. We may sell securities directly to you or through underwriters, dealers or agents. More information about the way we will distribute the securities is under the heading "Plan of Distribution." Information about the underwriters, dealers or agents who will participate in any particular sale of securities will be in the prospectus supplement relating to that series of securities.

     INVESTING IN THE SECURITIES INVOLVES RISKS. BEFORE PURCHASING THE SECURITIES, SEE THE INFORMATION UNDER "RISK FACTORS" IN THE PROSPECTUS SUPPLEMENT PROVIDED IN CONNECTION WITH THE OFFER AND SALE OF ANY SECURITIES.

                       -------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       -------------------------------



             THE DATE OF THIS PROSPECTUS IS SEPTEMBER 29, 2003.

     We have not authorized anyone to give any information or to make any representations concerning the offering of the securities except that which is in this prospectus or in the prospectus supplement which is delivered with this prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities which are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

                              TABLE OF CONTENTS

  Where You Can Find More Information..............i
  Forward-Looking Statements......................ii
  Information About Gardner Denver.................1
  Use of Proceeds..................................1
  Ratio of Earnings to Fixed Charges...............2
  Description of Debt Securities...................2
  Description of our Capital Stock.................9
  Description of Warrants and Warrant Units.......14
  Plan of Distribution............................15
  Legal Opinion...................................16
  Experts.........................................16


                     WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Internet website at http://www.sec.gov. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

     This prospectus is part of a registration statement we filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (File No. 001-13215) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than those made pursuant to Item 9 or Item 12 of Form 8-K or other information "furnished" to the SEC) after September 24, 2003, the date we first filed the registration statement to which this prospectus relates, until we sell all of the securities:

     o   Our Annual Report on Form 10-K for the year ended December 31,
         2002.

     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003.

     o   Our Current Report on Form 8-K dated September 17, 2003.

     o The description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A1 dated August 25, 1997.

     o The description of our common stock contained in our registration statement on Form 8-A dated July 25, 1997.

     You may receive a copy of any of these filings, at no cost, by writing or calling the Investor Relations Department, Gardner Denver, Inc., 1800 Gardner Expressway, Quincy, Illinois 62301, telephone 217-222-5400. You can also find information about the Company at our Internet website at http://www.gardnerdenver.com.

     We have filed with the SEC a registration statement to register the securities under the Securities Act of 1933. This prospectus omits certain information contained in the registration statement, as permitted by SEC rules. You may obtain copies of the registration statement, including exhibits, as noted in the first paragraph above.



                                     i


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

                         FORWARD-LOOKING STATEMENTS

         Certain statements that we include in a prospectus supplement, as well as certain information incorporated by reference which is referred to under the heading "Where You Can Find More Information," constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and are made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature and are subject to uncertainties. Our Quarterly Report for the Quarter ended June 30, 2003, which is incorporated herein by reference, describes certain factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements.




                                     ii

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



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

                      INFORMATION ABOUT GARDNER DENVER

     We are one of the leading manufacturers of stationary air compressors and blowers for industrial applications and of pumps used in oil and natural gas production, well-servicing and drilling and water jetting systems. In 2002, we had revenues of approximately $418 million, of which approximately 84% were derived from sales of compressed air products while approximately 16% were from sales of pump products.

     Approximately 63% of our total revenues in 2002 were derived from sales in the United States and approximately 37% were from sales to customers in various countries outside the United States. Of the total non-U.S. sales, 56% were to Europe, 17% to Asia, 12% to Canada, 12% to Latin America and 3% to other regions. Over the last eight years, we completed 15 acquisitions, growing our revenues from approximately $176 million, at the time of our spin-off from Cooper Industries, Inc., to approximately $418 million in 2002.

     Through our Compressed Air Products segment, we design, manufacture, market and service rotary screw, reciprocating, sliding vane and centrifugal compressors, and positive displacement and centrifugal blowers. Stationary air compressors are used in manufacturing, process applications and materials handling, and to power air tools and equipment. Blowers are used primarily in pneumatic conveying, wastewater aeration and engineered vacuum systems.

     Through our Pump Products segment we design, manufacture, market and service a diverse group of pumps, water jetting systems and related aftermarket parts used in oil and natural gas production, well servicing and drilling and industrial cleaning and maintenance.

     We have 19 manufacturing facilities that utilize advanced manufacturing, quality assurance and testing equipment geared to specific products being manufactured. Most of the facilities utilize computer aided numerical control tools and manufacturing techniques that concentrate the equipment necessary to produce similar products in one area of the plant (cell manufacturing).

    We sell our products through independent distributors and sales representatives and directly to original equipment manufacturer's (OEM's), engineering firms and end users. A direct sales force is used to service OEM and engineering firm accounts because these typically require more technical assistance, shipment scheduling and product service.

    Our executive offices are located at 1800 Gardner Expressway, Quincy, Illinois 62301 and our telephone number is 217-222-5400.

    You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                               USE OF PROCEEDS

     Except as we may indicate otherwise in the prospectus supplement which accompanies this prospectus, we intend to use the proceeds of the securities for acquisitions, capital expenditures, repayment of borrowings, working capital and other general corporate purposes. Before we use the proceeds for these purposes, we may invest them in short-term investments. If we decide to use the proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the related prospectus supplement.

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

                     RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of our earnings to fixed charges for the periods indicated. We have computed these ratios by dividing earnings available for fixed charges (income before income taxes plus fixed charges) by fixed charges (interest expense plus that portion of rental expenses deemed to represent interest).

                                        FOR THE NINE MONTHS                      FOR THE YEAR ENDED
                                               ENDED          ------------------------------------------------------
                                         SEPTEMBER 30, 2003      2002      2001       2000      1999       1998
                                       -----------------------------------------------------------------------------
Ratio of earnings to fixed charges              5.8              4.9        5.5       4.5        5.3       11.5

                       DESCRIPTION OF DEBT SECURITIES

     This section describes some of the general terms of the debt securities. The prospectus supplement describes the particular terms of any debt securities we are offering. The prospectus supplement also indicates the extent, if any, to which these general provisions may not apply to the debt securities being offered. The debt securities will be either senior debt securities or senior subordinated debt securities. If you would like more information on these provisions, you may review the indentures which appear as exhibits to the registration statement we have filed with the SEC. See "Where You Can Find More Information."

     We will issue the senior debt securities and the senior subordinated debt securities under two separate indentures between us and BNY Midwest Trust Company, as trustee. We are summarizing certain important provisions of the debt securities and these indentures. This is not a complete description of the important terms. You should refer to the specific terms of each indenture for a complete statement of the terms of the indentures and the debt securities issuable thereunder. When we use capitalized terms which we do not define here, those terms have the meanings given in the indentures.

GENERAL

     The indentures do not limit the amount of debt securities that we may issue under the indentures, nor do they limit other debt that we may issue. The debt securities will be our unsecured general obligations. The senior debt securities will rank pari passu with all of our other unsecured and unsubordinated obligations. The senior subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in the related prospectus supplement. None of our subsidiaries will have any obligation to guarantee or otherwise pay amounts due under the securities. We may issue senior debt securities and senior subordinated debt securities at various times in different series, each of which may have different terms. If we so indicate in the prospectus supplement for any series, we may treat a subsequent offering of debt securities as a part of the same series as that series.

     The prospectus supplement relating to the particular series of debt securities we are offering includes the following information concerning those debt securities:

     o   The title of the debt securities.

     o The total principal amount of the series of debt securities, and whether we may treat a subsequent offering of debt securities as a part of the same series as that series.

     o Whether the debt securities are senior debt securities or senior subordinated debt securities and the terms of subordination, if applicable.

     o The date on which the principal and interest will be paid, any rights we may have to extend the maturity of the debt securities and any rights the holders may have to require payment of the debt securities at any time.

     o The interest rate on the debt securities. We may specify a fixed rate or a variable rate, or a rate to be determined under procedures we will describe in the prospectus supplement, and the interest rate may be subject to adjustment.

     o The date or dates from which interest will accrete or accrue, the dates on which we will pay interest on the debt securities and the regular record dates for determining the holders who are entitled to receive the interest payments.

     o Where payments on the debt securities will be made, if it is other than the office mentioned under "Payments on Debt Securities; Transfers" below.

     o If applicable, the prices at which we may redeem all or a part of the debt securities and the time periods during which we may make the redemptions at our option or at your option. The redemptions may be made under a sinking fund or otherwise.

     o Any obligation we may have to redeem, purchase or repay any of the debt securities under a sinking fund or otherwise or at the option of the holder, and the prices, time periods and other terms which would apply.

     o The terms, if any, on which the debt securities may be convertible into or exchangeable for common stock or other of our securities. Such conversion may be mandatory, at the option of the holder, or at our option, and the number any type of our securities to be received by the holders on such conversion may be subject to adjustment.

     o Any additional or different events of default or covenants that will apply to the debt securities.

     o The amounts we would be required to pay if the maturity of the debt securities is accelerated, if it is less than the principal amount.

     o If we will make payments on the debt securities in any currency other than U.S. dollars, the currencies in which we will make the payments.

     o If applicable, the terms under which we or a holder may elect that payments on the debt securities be made in a currency other than U.S. dollars.

     o If amounts payable on the debt securities may be determined by a currency or other index, information on how the payments will be determined.

     o The amount of discount or premium with which such debt securities will be issued.

     o   Any other special terms that may apply to the debt securities.

PAYMENTS ON DEBT SECURITIES; TRANSFERS

     We will make payments on the debt securities to the persons in whose names the securities are registered at the close of business on the record date for the interest payments. As explained under "Book-Entry Debt Securities" below, the Depository Trust Company or its nominee will be the initial registered holder unless the prospectus supplement provides otherwise.

     Unless we indicate otherwise in the prospectus supplement, we will make payments on the debt securities at the trustee's office, which is now located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois. Transfers of debt securities can be made at the same offices.

FORM AND DENOMINATIONS

     Unless we otherwise indicate in the prospectus supplement:

     o We will issue the debt securities of each series only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

     o We will not charge any fee to register any transfer or exchange of the debt securities, except for taxes or other governmental charges, if any.

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

CERTAIN RESTRICTIONS

   Creation of Secured Indebtedness

     Under the senior indenture, we and our Restricted Subsidiaries (defined below) may not create, assume, guarantee or permit to exist any indebtedness for borrowed money which is secured by a pledge of, or a mortgage or lien on, any Principal Plants (defined below) or on any of our Restricted Subsidiaries' capital stock, unless we also provide equal and ratable security for the senior debt securities. A "Restricted Subsidiary" is a subsidiary which owns or operates a Principal Plant, unless it is incorporated or has its principal place of business outside the United States, and any other subsidiary which we elect to treat as a Restricted Subsidiary. A "Principal Plant" is any of our production facilities, but does not include a facility which our Board of Directors determines shall not be treated as a Principal Plant, as long as all such plants which are determined not to be Principal Plants, taken together, are not of material importance to our and our subsidiaries total business. Our Board of Directors may change any such designation of a facility as a Principal Plant or as excluded from the category of Principal Plant at varying times, subject to the limit described in the preceding sentence.

     The restriction described in the preceding paragraph does not apply to:

     o purchase money liens, including liens for indebtedness incurred in connection with the acquisition or construction of a Principal Plant (so long as we incur the indebtedness within 180 days after the acquisition or completion of construction of such Principal Plant),

     o   liens existing on property when we acquire it,

     o liens on property of a Restricted Subsidiary when it becomes a Restricted Subsidiary,

     o liens to secure the cost of development or construction of property, or improvements of property, and which are released or satisfied within 180 days after completion of the development or construction,

     o liens in connection with the acquisition or construction of Principal Plants or additions thereto financed by tax-exempt securities,

     o liens securing indebtedness to us or a wholly-owned Restricted Subsidiary by a Restricted Subsidiary,

     o   liens existing at the date of the senior indenture,

     o liens on property of a corporation existing at the time such corporation is merged with or consolidated with us or a Restricted Subsidiary, or at the time we or a Restricted Subsidiary acquires all or substantially all of the properties of such corporation,

     o liens in favor of the United States government or any U.S. state government incurred in connection with financing the acquisition or construction of properties pursuant to a statute or a contract with any such governmental body, or

     o extensions, renewals or replacements of the liens referred to above.

There is an additional exception described below under "Basket Amount."

   Sale-Leaseback Financings

     Under the senior indenture, neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving a Principal Plant, except a sale by us to a Restricted Subsidiary or a sale by a Restricted Subsidiary to us or another Restricted Subsidiary or a lease not exceeding three years, by the end of which we intend to discontinue use of the property, unless:

     o the net proceeds of the sale are at least equal to the fair market value of the property, and

     o within 180 days of the transfer we repay Funded Debt (defined below) and/or make expenditures for the expansion, construction or acquisition of a Principal Plant at least equal to the net proceeds of the sale.

         There is an additional exception described below under "Basket
Amount."

   Basket Amount

     In addition to the exceptions described above under "Creation of Secured Indebtedness" and "Sale-Leaseback Financings," the senior indenture allows additional secured indebtedness and additional sale-leaseback financings as long as the total of the additional indebtedness and the fair market value of the property transferred in the additional sale-leaseback financings when added to the permitted Funded Debt described below, does not exceed 10% of our consolidated total assets.

   Limitation on Funded Debt of Restricted Subsidiaries

     Under the senior indenture, we may not permit any Restricted Subsidiary to create, assume or incur any Funded Debt other than:

     o Funded Debt secured by a mortgage, pledge or lien which is permitted under the provisions described above under "Creation of Secured Indebtedness,"

     o   Funded Debt owed to us or any wholly-owned Restricted Subsidiary,

     o Funded Debt of a corporation existing at the time it becomes a Restricted Subsidiary,

     o Funded Debt created in connection with, or with a view to, compliance with the requirements of any program, law, statute or regulation of any federal, state or local governmental authority and applicable to the Restricted Subsidiary and providing financial or tax benefits to the Restricted Subsidiary which are not available directly to us, or not available on as favorable terms,

     o   guarantees existing at the date of the senior indenture, and

     o other Funded Debt which, when added to outstanding secured debt and sale-leaseback financings permitted under the provision described under "Basket Amount" above, does not exceed 10% of our consolidated total assets.

     "Funded Debt" means indebtedness for money borrowed and indebtedness represented by notes, debentures and other similar evidences of indebtedness, including purchase money indebtedness, having a maturity of more than twelve months from the date of determination or having a maturity of less than twelve months but by its terms being renewable or extendible beyond twelve months at our option, subject only to conditions which we are then capable of fulfilling, and guarantees of similar indebtedness of others, except that Funded Debt does not include:

     o   Any indebtedness of a person held in treasury by that person,

     o Any indebtedness with respect to which sufficient money has been deposited or set aside in trust to pay the indebtedness, or

     o Certain contingent obligations in respect of indebtedness of other persons, such as keep-well, maintenance of working capital or earnings or similar agreements.

   Merger

     We may not consolidate with or merge into any other corporation or transfer or lease our properties and assets substantially as an entirety unless certain conditions are met, including the assumption of the securities by any successor corporation.

MODIFICATION OR AMENDMENT OF THE INDENTURE

     We may modify and amend either indenture if the holders of a majority in principal amount of the applicable outstanding debt securities give their consent, except that no supplemental indenture may reduce the principal amount of or interest or premium payable on any debt security, change the maturity date or dates of principal, the interest payment dates or other terms of payment, or reduce the percentage of holders necessary to approve a modification or amendment of the indenture, without the consent of each holder of such outstanding debt securities affected by the supplemental indenture.

     We and the Trustee may amend an indenture without the holders' consent for certain specified purposes, including any change which is not otherwise inconsistent with the indenture and which does not materially adversely affect the holders' interests.

DEFEASANCE

     The indentures include provisions allowing defeasance of the debt securities of any series. In order to defease debt securities, we would deposit with the trustee or another trustee money or securities which are direct obligations of or guaranteed by the United States of America sufficient to make all payments on those debt securities. If we make a defeasance deposit with respect to your debt securities, we may elect either:

     o to be discharged from all our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

     o to be released from the restrictions described above relating to liens, sale-leaseback transactions, Funded Debt of Restricted Subsidiaries and certain other restrictions and obligations contained in the indentures (specifically not including, however, our obligation to pay the principal of or interest on any debt securities).

     To establish the trust, we must deliver to the Trustee an opinion of our counsel that the holders of the debt securities will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     An event of default in respect of any series of debt securities means:

     o   default for 30 days in any payment of interest;

     o   default in payment of principal or premium when due;

     o default in payment of any sinking fund amount in accordance with the terms of such debt security;

     o default in performance of or breach of any covenant in the indenture which applies to the series which continues for 60 days after notice to us by the Trustee or by the holders of 25% in principal amount of the outstanding debt securities of the affected series;

     o default in our payment of indebtedness which we have incurred or guaranteed exceeding $30 million or acceleration of the maturity such indebtedness exceeding $30 million;

     o   certain events of bankruptcy, insolvency and reorganization; and

     o any other events which are designated as Events of Default in respect of that series.

     If an event of default occurs and is continuing (other than with respect to certain events of bankruptcy, insolvency or similar Event of Default) in respect of one or more series of debt securities, either the Trustee or the holders of 25% in principal amount of the outstanding debt securities of such series may declare the principal of and accrued interest, if any, on all securities of that series to be due

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

and payable. If a bankruptcy, insolvency or similar Event of Default occurs with respect to us, all outstanding debt securities will be due and payable without notice or any other action on the part of the trustee or any holder.

     Within 60 days after a default in respect of any series of debt securities, the Trustee must give to the holders of the debt securities of that series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the Trustee may withhold the notice if it in good faith determines that it is in the interest of the holders. The term "default" means, for this purpose, the occurrence of any event that, upon notice or lapse of time, would be an Event of Default.

     Before the Trustee is required to exercise rights under the indentures at the request of holders, it is entitled to be indemnified by the holders, subject to its duty, during an Event of Default, to act with the required standard of care.

     Subject to the Trustee's duty during a default to act with the required standard of care, the Trustee has the right to be indemnified by the holders of debt securities issued under the indentures before proceeding to exercise any right or power under the indenture at the request of the holders. The holders of a majority in principal amount of the outstanding securities of any series (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee in respect of the securities of that series.

     The holders of a majority in principal amount of the outstanding securities of any series affected by a default (voting as a single class) may, on behalf of the holders of all such securities, waive the default except a default in payment of the principal of or premium, if any, or interest on any security. The holders of a majority in principal amount of outstanding securities of all series entitled to the benefits thereof (voting as a single class) may waive compliance with certain covenants under the indenture. We will furnish to the Trustee, annually, a statement as to the fulfillment by us of our obligations under the indentures.

REGARDING THE TRUSTEE

     BNY Midwest Trust Company is the Trustee under both of the indentures. Its affiliate, the Bank of New York, is a party to our credit agreement under which it has committed to lend us up to $18.75 million, and it may provide other banking services to us. In addition, the Bank of New York is a lender on a term loan of approximately $5.86 million to us pursuant to the Amended and Restated Credit Agreement, dated as of March 6, 2002, among us, Bank One, NA, U.S. Bank National Association, the Bank of New York and other parties.

 GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York.

BOOK-ENTRY DEBT SECURITIES

     The prospectus supplement will indicate whether we are issuing the related debt securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with the Depository Trust Company, New York, New York, and will evidence all of the debt securities of that series. This means that we will not issue certificates to each holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who own the debt securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial

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

interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of debt securities under the applicable Indenture.

     We will make payments on each series of book-entry debt securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither we nor the Trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to the beneficial ownership interests.

     DTC has informed us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of the participants.

     A global security representing a series will be exchanged for certificated debt securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as Depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we don't appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue debt securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of the series equal in principal amount to that beneficial interest and to have those debt securities registered in its name. We would issue the certificates for the debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

     DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934 Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

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

                      DESCRIPTION OF OUR CAPITAL STOCK

     Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.0l per share, of which we have designated 500,000 shares as Series A Junior Participating Preferred Stock in connection with our shareholder rights plan discussed below. See "Rights Agreement - Series A Junior Participating Preferred Stock." As of September 19, 2003, there were 16,090,289 shares of common stock outstanding, and no shares of preferred stock were outstanding.

     The following summary is not complete and is qualified by reference to the applicable provisions of Delaware law and our certificate of incorporation, by-laws and the rights agreement dated as of January 18, 1995, between Gardner Denver, Inc., formerly known as Gardner Denver Machinery Inc., and National City Bank, successor to First Chicago Trust Company of New York, as rights agent. This is not a complete description of the important terms of Delaware law, our certificate of incorporation, by-laws or the rights agreement. If you would like more information on the provisions of our certificate of incorporation, by-laws or the rights agreement, you may review our certificate of incorporation, our by-laws and our rights agreement, each of which is incorporated by reference as an exhibit to the registration statement we have filed with the SEC. See "Where You Can Find More Information."

COMMON STOCK

     The holders of our common stock are entitled to one vote for each share they own on all matters voted on by our stockholders. The common stock does not have cumulative voting rights. Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by our Board of Directors, the holders of common stock will be entitled to such dividends as may be declared by our Board, and upon liquidation will be entitled to receive their pro rata portion of our assets available for distribution to the holders of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. Holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. The transfer agent and registrar for our common stock is National City Bank.

PREFERRED STOCK

     Our Board of Directors has the authority to issue the preferred stock in one or more series and to fix certain of the rights, preferences, privileges and restrictions applicable to such series, including the annual dividend rate, the time of payment for dividends, whether such dividends shall be cumulative or non-cumulative, and the date or dates from which any cumulative dividends will begin to accrue, redemption terms (including sinking fund provisions), redemption price or prices, liquidation preferences, the extent of the voting powers, if any, and conversion rights. In connection with the adoption of a shareholder rights plan, we have designated 500,000 shares of preferred stock as Series A Junior Participating Preferred Stock. See "Rights Agreement - Series A Junior Participating Preferred Stock." The prospectus supplement will describe the specific terms of any preferred stock we are offering.

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

CERTAIN PROVISIONS OF DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

   General.

     Delaware law, our certificate of incorporation and our by-laws contain provisions that could make it more difficult for someone to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise.

   Classified Board of Directors; Removal of Directors.

     Our by-laws provide that we shall have at least three and not more than nine directors, with the exact numbers of directors to be determined from time to time by a majority of our entire Board of Directors. We now have seven directors. The directors are divided into three classes, as nearly equal in number as is possible, serving staggered three-year terms. With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, is generally required to effect a change in a majority of the Board's members. As a result, the classification of the Board may discourage proxy contests for the election of directors, unsolicited tender offers or purchases of a substantial block of the common stock because it could prevent an acquiror from obtaining control of the Board of Directors in a relatively short period of time. In addition, pursuant to Delaware law and our certificate of incorporation, a director or the entire board of directors may be removed only for cause and only by the affirmative vote of holders of at least a majority of the outstanding shares of common stock entitled to vote. As a result, a classified Board of Directors delays stockholders who disagree with the policies of the Board of Directors from replacing directors, unless they can demonstrate that the directors should be removed for cause and obtain the requisite vote.

   Filling Vacancies on the Board.

     Our by-laws provide that, subject to the rights of holders of any shares of preferred stock, vacancies on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by the sole remaining director. Accordingly, the Board could temporarily prevent any stockholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees.

   No Stockholder Action by Written Consent; Special Meetings.

     Stockholder action can be taken only at an annual or special meeting of stockholders. Stockholder action by written consent in lieu of a meeting is prohibited. The special meetings of stockholders may be called only by the President or Secretary upon the request of a majority of the entire Board of Directors or upon the request, in writing, of stockholders owning a majority of the issued capital stock entitled to vote at such meeting. Business conducted at any special meeting is limited to the purposes specified in the written notice of the meeting. The provision prohibiting stockholder action by written consent may delay consideration of a stockholder proposal until the next annual meeting (unless a special meeting is called). These provisions prevent the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders entitled to vote on a proposed action the opportunity to participate.

   Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals.

     Our by-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for directors and with regard to business to be brought before an annual or special meeting of stockholders. The nomination procedure provides that, subject to any rights of holders of preferred stock, only persons who are nominated by or at the direction of the Board of Directors or by a stockholder who has given timely written notice to the Secretary prior to the meeting at which directors are to be elected will be eligible for election as directors. The business procedure provides that at an annual or special meeting only such business may be conducted as has been

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

specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has given timely written notice to our Secretary of such stockholder's intention to bring such business before the meeting. If the officer presiding at a meeting determines that a person was not nominated in accordance with the nomination procedure, the nomination shall be disregarded. If the presiding officer determines that business was not brought before the meeting in accordance with the business procedure, the business will not be transacted. Although the by-laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

   Delaware Anti-Takeover Law.

     We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder unless:

     o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     In general, Section 203 defines "business combination" to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

   Amendment of Certain Certificate of Incorporation and By-Law Provisions.

     Under Delaware law, stockholders have the right to adopt, amend or repeal the by-laws of a corporation. In addition, if the certificate of incorporation so provides, the by-laws may be amended by the Board of Directors. Our certificate of incorporation provides that our by-laws may be amended by the affirmative vote of the Board of Directors.

     The by-laws provide that the stockholders may amend the by-laws by an affirmative vote of the majority entitled to vote, provided, however, the affirmative vote of the holders of at least 80% of our outstanding shares entitled to vote is required to amend provisions relating to special meetings, number, election and term of the Board of Directors, and amending the by-laws. Provisions set forth in our

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

certificate of incorporation relating to the removal of directors and the prohibition of stockholder action without a meeting may be amended only by the affirmative vote of the holders of at least 80% of our outstanding shares.

RIGHTS AGREEMENT

     Under our shareholder rights plan, we authorized the issuance of one preferred stock purchase right for each outstanding share of common stock. The rights agreement between the Company and National City Bank, successor to First Chicago Trust Company of New York, as rights agent, contains the terms of the shareholder rights plan. The summary description of the rights agreement and the Series A Junior Preferred Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the rights agreement and the certificate of designation for the Series A Junior Preferred Stock, which are incorporated by reference into this registration statement.

   Exercisability of Rights.

     Under the Rights Agreement, each share of our common stock carries with it an associated right. When exercisable, each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.0l, at a purchase price of $60 per one-one hundredth of a share, subject to certain adjustments. For a description of the terms of the Series A Junior Participating Preferred Stock. See "- Series A Junior Participating Preferred Stock."

     The rights will not become exercisable until the earlier of: (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of common stock (the "Stock Acquisition Date"), or (ii) 10 business days (or such later date as the Board of Directors shall determine) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of common stock (the "Tender Offer Date") (the earlier of the dates described in (i) and (ii) is referred to as a "Distribution Date"). The rights will expire at the close of business on January 31, 2005, unless earlier redeemed by us as described below.

     Until a right is exercised, the holder of the right will have no rights as a stockholder, including the right to vote or to receive dividends.

   "Flip In" Feature.

     In the event (i) we are the surviving corporation in a merger or other business combination with an Acquiring Person (or any associate or affiliate thereof) and its common stock remains outstanding and unchanged, (ii) any person becomes the beneficial owner of 20% or more of the then outstanding shares of our common stock (except pursuant to (A) certain consolidations or mergers involving us or sales or transfers of the combined assets or earning power of us and our subsidiaries or (B) an offer for all of the outstanding shares of common stock at a price and upon terms and conditions determined by a majority of the Continuing Directors (as defined below) to be in our and our stockholders best interest), or (iii) there occurs a reclassification of securities, a recapitalization or any of certain business combinations or other transactions (other than certain consolidations and mergers involving us and sales or transfers of the combined assets or earning power of us and our subsidiaries) involving us or any of our subsidiaries which has the effect of increasing by more than 1% the proportionate share of any class of our outstanding equity securities or any of our subsidiaries beneficially owned by an Acquiring Person (or any associate or affiliate there), each holder of a right (other than an Acquiring Person, certain related parties and transferees) will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities) having a value equal to two times the exercise price of the right. Following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any Acquiring Person will be null and void. For purposes of the rights agreement, the term "Continuing

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

Director" means any member of our Board of Directors who was a member of our Board of Directors prior to the date of the rights agreement and any person who is subsequently elected to our Board of Directors if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

   "Flip Over" Feature

     If at any time following the Stock Acquisition Date:

     o We are acquired in a merger or business combination transaction in which we are not the surviving corporation;

     o We are the surviving corporation in a consolidation or merger pursuant to which all or part of the outstanding shares of common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

     o more than 50% of the combined assets or earning power of our and our subsidiaries is sold or transferred (in each case other than certain consolidations with, mergers with and into, or sales of assets or earning power by or to our subsidiaries as specified in the rights agreement), each holder of a right shall thereafter have the right to receive, upon exercise thereof, common stock of the acquiring company having a value equal to two times the exercise price of the right.

     In order to prevent dilution, the purchase price payable, the number and kind of shares covered by each right and the number of rights outstanding are subject to adjustment from time to time in accordance with the terms of the rights agreement.

   Redemption of Rights

     Generally, at any time until 10 business days following the Stock Acquisition Date, we may redeem the rights in whole, but not in part, at a price of $.0l per right (payable in cash, shares of common stock or other consideration deemed appropriate by the Board of Directors). Immediately upon the action of the Board of Directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.0l redemption price.

   Series A Junior Participating Preferred Stock

     Each share of Series A Junior Participating Preferred Stock purchased upon exercise of the rights will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $2.50 per share, and
(ii) 100 times the dividend, if any, declared per share of common stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment equal to 100 times the par value per share plus an amount equal to accrued and unpaid dividends and distributions to the date of such payment. Each share of Series A Junior Participating Preferred Stock will have 100 votes and, except as otherwise provided in the certificate of incorporation or applicable law, will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount per share of common stock received in such merger, consolidation or other transaction. These rights are protected by customary anti-dilution provisions. The shares of Series A Junior Participating Preferred Stock will, if issued, be junior to any other series of preferred stock authorized and issued by us, unless the terms of the series provide otherwise. Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of one one-hundredth of a share of Series A Junior Participating Preferred Stock purchasable upon the exercise of each right should approximate the value of one share of common stock.

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

INDEMNIFICATION AGREEMENTS AND INSURANCE

     We maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was our director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against certain claims asserted against him or her and liabilities incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power or the obligation to indemnify him against such liability under the provisions of our certificate of incorporation and by-laws.

     We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify the officers and directors to the fullest extent permitted by law and to advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover executive officers and directors under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our certificate of incorporation and by-laws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides. Such unilateral action is possible with respect to the relevant provisions of the by-laws, at least as to prospective elimination of such rights.

                  DESCRIPTION OF WARRANTS AND WARRANT UNITS

     We may issue warrants, including warrants to purchase debt securities, common stock or preferred stock or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as detailed in the prospectus supplement relating to warrants being offered.

     A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. Such terms will include:

     o   the title of the warrants,

     o   the aggregate number of the warrants,

     o   the price or prices at which the warrants will be issued,

     o the currencies in which the price or prices of the warrants may be payable,

     o the designation, amount, and terms of the debt securities, common stock or preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted,

     o the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security,

     o if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable,

     o the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased,

     o the date on which the right to exercise the warrants shall commence and the date on which the right shall expire,

     o the minimum or maximum amount of the warrants that may be exercised at any one time,

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

     o any terms relating to the modification of the warrants, including adjustments in the exercise price,

     o   information with respect to book-entry procedures, if any,

     o   a discussion of any material federal income tax considerations, and

     o any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

     The applicable prospectus supplement will describe the specific terms of any warrant units.

     The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of the warrants or warrant units and will be available as described in the heading "Where You Can Find More Information" above.

                            PLAN OF DISTRIBUTION

     We may sell the securities to or through one or more underwriters or dealers, and also may sell the securities directly to other purchasers or through agents. These firms may also act as our agents in the sale of the securities. Only underwriters named in the prospectus supplement will be considered as underwriters of the securities offered by the prospectus supplement.

     We may distribute the securities at different times in one or more transactions. We may sell the securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of the securities may be considered underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriter or agent, and we will describe any compensation, in the prospectus supplement.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act of 1933.

     We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase the securities from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of securities, we will indicate that in the prospectus supplement.

     In connection with an offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the securities for their own account. In addition, underwriters may bid for, and purchase, securities in the open market to cover short positions or to stabilize the price of the securities. Finally, underwriters may reclaim selling concessions allowed for distributing the securities in the offering if the underwriters repurchase previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

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

     Each series of securities (other than our common stock) offered will be a new issue of securities and will have no established trading market. The securities (other than our common stock) may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities offered (other than with respect to our common stock).

                                LEGAL OPINION

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, will opine upon the legality of the securities.


                                   EXPERTS

     The consolidated financial statements and schedule of Gardner Denver, Inc. as of December 31, 2002 and for the year ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to the adoption of Statement of Accounting Financial Standards No. 142, "Goodwill and Other Intangible Assets," in the year ending December 31, 2002.

     Arthur Andersen LLP, our former independent auditors, have audited the consolidated financial statements and schedule of Gardner Denver, Inc. as of December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000, as set forth in their report. We have incorporated by reference our consolidated financial statements and schedule in this prospectus and elsewhere in the registration statement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 in reliance on Arthur Andersen LLP's report.

     On August 31, 2002, Arthur Andersen ceased practicing before the SEC. We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it as an expert and as having audited such consolidated financial statements, and including its audit report in this prospectus. The cessation of Arthur Andersen's practice and the absence of such written consent from Arthur Andersen may limit your ability to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     On June 26, 2002, our Board of Directors, based on a recommendation of the Audit and Finance Committee, dismissed Arthur Andersen LLP as our independent public accountants and approved the selection of KPMG LLP to serve as our independent public accountants for the year ending December 31, 2002.

     Arthur Andersen LLP's reports on our financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits for the fiscal years ended December 31, 2001 and 2000 and through June 26, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference thereto in its report on our financial statements for such years. Also, during those years, there have been no "reportable events," as such term is used in Item 304(a)(1)(v) of Regulation S-K.




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

=============================================================================

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and accompanying prospectus is current only as of its date.

                   TABLE OF CONTENTS

                                                  Page
                                                  ----

                 PROSPECTUS SUPPLEMENT
Forward-Looking Statements.......................S-ii
Market and Industry Data .......................S-iii
Prospectus Supplement Summary.....................S-1
Risk Factors.....................................S-10
Use of Proceeds..................................S-15
Price Range of Common Stock......................S-16
Dividend Policy..................................S-16
Capitalization...................................S-17
Unaudited Pro Forma Consolidated Financial
 Statements......................................S-18
Selected Consolidated Financial Information......S-25
Management's Discussion and Analysis of
 Financial Condition and Results of Operations...S-27
Our Industry.....................................S-39
Our Business.....................................S-40
Management.......................................S-46
Description of Capital Stock.....................S-48
Underwriting.....................................S-49
Legal Matters....................................S-52
Experts..........................................S-52
Index to Consolidated Financial Statements........F-1

                   PROSPECTUS

Where You Can Find More Information.................i
Forward-Looking Statements.........................ii
Information about Gardner Denver....................1
Use of Proceeds.....................................1
Ratio of Earnings to Fixed Charges..................2
Description of Debt Securities......................2
Description of Our Capital Stock....................9
Description of Warrants and Warrant Units..........14
Plan of Distribution...............................15
Legal Opinion......................................16
Experts............................................16

============================================================================



============================================================================


                              3,000,000 SHARES

                            [GARDNER DENVER LOGO]

                                COMMON STOCK

             ----------------------------------------------
                         PROSPECTUS SUPPLEMENT
             ----------------------------------------------






                                            , 2004

                          BEAR, STEARNS & CO. INC.

                            ROBERT W. BAIRD & CO.

                          MCDONALD INVESTMENTS INC.

                          MORGAN JOSEPH & CO. INC.



============================================================================

                                  APPENDIX

     Page S-1 and S-6 contain pie charts. The information contained in the graph is presented in a tabular format immediately following the graph.